UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

NCO Group, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value of NCO Group, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

(i) 32,403,082 shares of Common Stock outstanding as of August 9, 2006; (ii) 3,422,259 shares of Common Stock issuable pursuant to outstanding options as of August 9, 2006 with exercise prices below $27.50; (iii) 279,373 shares of Common Stock issuable upon the vesting of outstanding restricted stock units as of August 9, 2006; and (iv) 126,366 shares of Common Stock issuable pursuant to outstanding warrants as of August 9, 2006 with exercise prices below $27.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) the product of 32,403,082 shares of Common Stock that are proposed to be acquired in the merger multiplied by the merger consideration of $27.50 per share, plus (b) $22,234,158.97, the amount expected to be paid to holders of outstanding stock options to purchase shares of Common Stock with an exercise price of less than $27.50 per share, plus (c) $7,682,757.50, the amount expected to be paid to holders of 279,373 outstanding restricted stock units, plus (d) $1,123,393.74, the amount expected to be paid to holders of outstanding warrants to purchase shares of Common Stock with an exercise price of less than $27.50 per share.

(4)	Proposed maximum aggregate value of transaction:

$922,125,065.21

(5)	Total fee paid:

$98,668.00

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NCO GROUP, INC. 507 Prudential Road Horsham, Pennsylvania 19044

To the Shareholders of NCO Group, Inc.:

You are cordially invited to attend a special meeting of shareholders of NCO Group, Inc. (“NCO” or the “Company”), to be held on November 9, 2006 at 10:00 a.m., prevailing time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2006, by and among NCO, Collect Holdings, Inc. (“Parent”) and Collect Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”). The merger agreement provides that Acquisition will merge with and into NCO with NCO continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent.

If the merger is completed, each NCO shareholder (other than the management participants, as defined below, with respect to their rollover shares, as defined below) will be entitled to receive $27.50 in cash, without interest, for each share of NCO common stock owned as of the effective time of the merger and NCO’s shares will no longer be listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market). In addition, if the merger is completed, NCO will continue its operations as a privately held company controlled by One Equity Partners II, L.P., a private equity firm and its affiliates, with participation by Michael J. Barrist, NCO’s chairman and chief executive officer, and those of Mr. Barrist’s family members and trusts formed for his or their benefit and other members of NCO’s current senior management, in each case, who are invited to and elect to invest in Parent. We refer to the current members of NCO’s senior management who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchase equity securities of Parent in connection with the consummation of the merger, including Michael J. Barrist and those of his family members and trusts who contribute a portion of their shares of NCO common stock, as “management participants.” We refer to the shares of NCO common stock which will be contributed to Parent by the management participants in exchange for equity securities of Parent as “rollover shares.”

A special committee of NCO’s board of directors unanimously approved the merger agreement and determined the merger advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders. The special committee consists entirely of directors who are not officers or employees of NCO, and who will not have an economic interest in NCO following the merger. NCO’s board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests), acting upon the recommendation of the special committee, has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of NCO and NCO’s unaffiliated shareholders. The board of directors recommends that NCO’s shareholders vote “FOR” the adoption of the merger agreement. Only shareholders of record at the close of business on October 13, 2006 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about NCO from documents NCO has filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by each of (i) a majority of the votes cast by all shareholders entitled to vote, (ii) a majority of the votes cast by all shareholders entitled to vote (other than management participants), voting as a separate class, and (iii) a majority of the votes cast by all management participants, voting as a separate class. Mr. Barrist has agreed to vote “FOR” the adoption of the merger agreement. If other current members of senior management or any Barrist family members or trusts become management participants, their rollover agreements will require them to agree to vote “FOR” the adoption of the merger agreement.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

By Order of the Board of Directors,

Joshua Gindin, Esq.
Corporate Secretary

Horsham, Pennsylvania
October 20, 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement, or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

THE PROXY STATEMENT IS DATED OCTOBER 20, 2006
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER 20, 2006.

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NCO GROUP, INC. 507 Prudential Road Horsham, Pennsylvania 19044 (215) 441-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 9, 2006

Dear Shareholder:

A special meeting of shareholders of NCO Group, Inc., a Pennsylvania corporation (“NCO” or the “Company”), will be held on November 9, 2006, at 10:00 a.m., prevailing time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2006 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Collect Holdings, Inc. (“Parent”) and Collect Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”), pursuant to which, upon the merger becoming effective, each outstanding share of common stock, no par value per share, of NCO, other than shares held in the treasury of the Company or owned by Parent (including shares contributed to Parent in exchange for equity securities of Parent by management participants, as defined below) or Acquisition, will be converted into the right to receive $27.50 in cash, without interest;

2.
To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only NCO shareholders of record on October 13, 2006, the record date of the special meeting, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

Michael J. Barrist, NCO’s chairman and chief executive officer, has entered into a rollover agreement with Parent pursuant to which he will contribute a portion of his shares of NCO common stock to Parent in exchange for equity securities of Parent. Mr. Barrist’s rollover agreement provides that, at Mr. Barrist’s sole discretion, Mr. Barrist may invite his family members and trusts formed for his or their benefit to become parties to his rollover agreement with Parent and pursuant thereto such family members and trusts would agree to contribute a portion of their shares of NCO common stock, in lieu of a portion of Mr. Barrist’s shares, to Parent in exchange for equity securities of Parent. Other current members of NCO senior management are expected to be provided an opportunity to invest in Parent. Such members of current senior management who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchase equity securities of Parent in connection with the consummation of the merger, including Mr. Barrist and those of his family members and trusts who contribute a portion of their shares of NCO common stock, are referred to as “management participants.”

Your vote is very important, regardless of the number of shares of NCO common stock you own. The merger cannot be completed unless the merger agreement is adopted by each of (i) a majority of the votes cast by all shareholders entitled to vote, (ii) a majority of the votes cast by all shareholders entitled to vote (other than management participants), voting as a separate class, and (iii) a majority of the votes cast by all management participants, voting as a separate class. Mr. Barrist has agreed to vote “FOR” the adoption of the merger agreement. If other current members of senior management or any Barrist family members or trusts become management participants, their rollover agreements will require them to agree to vote “FOR” the adoption of the merger agreement. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Whether or not you expect to attend the special meeting, please sign and return your proxy promptly. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. Holders of NCO common stock have no dissenters’ rights under Pennsylvania law in connection with the merger.

If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Special Meeting.

By Order of the Board of Directors,

Joshua Gindin, Esq.
Corporate Secretary

October 20, 2006

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have provided to each shareholder a copy of the documents incorporated by reference along with this proxy statement. You also may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 99.

In this proxy statement, the terms “we,” “us,” “our,” “NCO” and the “Company” refer to NCO Group, Inc. and, where appropriate, its subsidiaries. In this proxy statement we refer to Collect Holdings, Inc. as “Parent,” Collect Acquisition Corp. as “Acquisition” and One Equity Partners II, L.P. as “OEP.” For purposes of this proxy statement, we refer to the current members of NCO’s senior management who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchase equity securities of Parent in connection with the consummation of the merger, including Michael J. Barrist and those of his family members and trusts who contribute a portion of their shares of NCO common stock, as “management participants” and their agreements with Parent for such contributions or purchases as “rollover agreements.”

The Merger and Related Matters

•
The Merger. You are being asked to vote to adopt the merger agreement providing for the acquisition of NCO by Parent. The merger agreement provides that Acquisition will merge with and into NCO, with NCO as the entity surviving the merger, sometimes referred to in this proxy statement as the “surviving corporation,” and a wholly owned subsidiary of Parent. See “The Merger Agreement” beginning on page 64. A copy of the merger agreement is attached as Annex A to this proxy statement.

•	Parties Involved in the Merger:

•
NCO Group, Inc., a Pennsylvania corporation, is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO also purchases and manages past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, utilities, healthcare companies, and other consumer-oriented companies.

•	Michael J. Barrist has served as chairman of the board, president and chief executive officer of NCO and its predecessors since 1986.

•
Collect Holdings, Inc., a Delaware corporation, was incorporated on July 13, 2006 by OEP solely for the purpose of acquiring NCO and consummating the transactions contemplated by the merger agreement, including the related financings. Parent has not engaged in any business except as contemplated in the merger agreement, including in connection with the arranging of the financing for the proposed merger. Parent is currently owned by OEP.

•
Collect Acquisition Corp., a Pennsylvania corporation, is a wholly owned subsidiary of Parent which was incorporated on July 12, 2006 solely for the purpose of completing the proposed merger. Acquisition has not engaged in any business except as contemplated in the merger agreement, including in connection with the arranging of the proposed financing for the proposed merger.

•
One Equity Partners II, L.P. is a Cayman Islands limited partnership, whose general partner is OEP General Partner II, L.P., a Cayman Islands limited partnership. OEP Holding Corporation is the general partner of OEP General Partner II, L.P. OEP Holding Corporation manages approximately $5.0 billion of investments and commitments for OEP and its affiliates in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP Holding Corporation’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt. OEP, OEP General Partner II, L.P. and OEP Holding Corporation are indirect subsidiaries of JPMorgan Chase & Co., a diversified financial services firm.

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See “The Parties Involved in the Merger” beginning on page 15.

•
Rollover Agreement. Michael J. Barrist, NCO’s chairman and chief executive officer, has entered into a rollover agreement with Parent pursuant to which he will contribute a total of 727,273 shares of NCO common stock to Parent immediately prior to the consummation of the merger in exchange for equity securities of Parent. It is currently expected that Mr. Barrist will own approximately 5.2% of the outstanding voting stock of Parent as of the closing of the merger. Mr. Barrist’s rollover agreement provides that at Mr. Barrist’s sole discretion, Mr. Barrist may invite his family members and trusts formed for his or their benefit to become parties to his rollover agreement with Parent and pursuant thereto such family members and trusts would agree to contribute a portion of their shares of NCO common stock, in lieu of a portion of Mr. Barrist’s shares, to Parent in exchange for equity securities of Parent. The shares of NCO common stock contributed by Mr. Barrist (as well as any shares which may be contributed by his family members and trusts formed for his or their benefit) will be valued at $27.50 per share for purposes of this contribution. As of the date of this proxy statement, no decision has been made regarding which of Mr. Barrist’s family members or trusts formed for his or their benefit, if any, will contribute shares of NCO common stock to Parent in exchange for equity securities of Parent.

Mr. Barrist’s rollover agreement provides that:

•
Immediately prior to the consummation of the merger, Mr. Barrist (together with those of his family members and/or trusts who participate) will contribute an aggregate of 727,273 shares of NCO’s common stock in exchange for equity securities of Parent;

•	Mr. Barrist agreed that he would vote “FOR” the adoption of the merger agreement;

•	Mr. Barrist and Parent will enter into a definitive employment agreement effective as of the closing of the merger;

•	Parent will use commercially reasonable efforts to enter into employment agreements with certain members of NCO senior management effective as of the closing of the merger;

•	Parent will adopt a management equity incentive plan; and

•	Mr. Barrist and Parent will enter into customary stockholders and registration rights agreements.

See “Rollover Agreement” beginning on page 81.

•
Other Management Participants. Prior to completion of the merger, other current members of NCO senior management, consisting of the executive officers of NCO other than Mr. Barrist, are expected to be provided an opportunity to invest in Parent by contributing shares of NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the merger. As of the date of this proxy statement, no decision has been made regarding which additional members of senior management will become management participants. We refer to the shares of NCO common stock which will be contributed to Parent by the management participants in exchange for equity securities of Parent as “rollover shares.” No other current NCO shareholders, other than management participants, will be investing in Parent in connection with the consummation of the merger. The equity investment by the management participants, excluding Mr. Barrist (together with those of his family members and/ or trusts who participate), in Parent is currently expected to represent, in the aggregate, less than 1% of the outstanding voting stock of Parent as of the closing of the merger. See “Special Factors — Interests of Executive Officers and Directors in the Merger — Benefits Accruing After the Merger — Management Participants’ Investment in Parent” beginning on page 57.

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•
Purposes and Reasons for the Merger. The purpose of the merger for NCO is to enable its shareholders (other than the management participants with respect to their rollover shares) to immediately realize the value of their investment in NCO through their receipt of the per share merger price of $27.50 in cash, without interest. The purpose of the merger for Mr. Barrist is to allow him to immediately realize the value of a portion of his holdings in NCO and, through his retention of an equity interest in Parent to benefit from any future earnings and growth of NCO after its common stock ceases to be publicly traded. For Parent, Acquisition, OEP, OEP General Partner II, L.P. and OEP Holding Corporation, the purpose of the merger is to allow OEP, its affiliates and the management participants to own NCO and reap the rewards and bear the risks of such ownership after NCO’s common stock ceases to be publicly traded. See “Special Factors—Purposes and Reasons for the Merger and Plans for NCO after the Merger” beginning on page 43.

•
Effect of the Merger on NCO. This is a “going private” transaction. If the merger is completed, NCO will continue its operations as a privately-held company controlled by OEP and its affiliates, with participation by Mr. Barrist and other management participants. After the merger, NCO’s shares will no longer be listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market). In addition, registration of NCO’s common stock under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” will be terminated. As a result, NCO will no longer be required to file periodic or other reports with the SEC with respect to its common stock or to deliver proxy statements or information statements in connection with shareholders’ meetings. If NCO (as the surviving corporation) completes a registered exchange or public offering of debt securities, however, it would again be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction. See “Special Factors—Certain Effects of the Merger” beginning on page 44.

•
Merger Consideration. If the merger is completed, each NCO shareholder (other than the management participants with respect to their rollover shares) will be entitled to receive $27.50 in cash, without interest, for each share of NCO common stock owned as of the effective time of the merger. See “The Merger Agreement—Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

•
Treatment of Outstanding Options. Within 30 days after the effective time of the merger, all of NCO’s outstanding options that permit such treatment (or are held by option holders who have agreed to such treatment) will be cancelled and, whether or not vested, each holder thereof will receive a payment in cash equal to the product of (i) the excess, if any, of $27.50 over the exercise price per share of common stock subject to such option, multiplied by (ii) the number of shares of NCO common stock subject to such option as of the effective time of the merger, less applicable withholding taxes.

NCO’s stock options that do not permit such treatment (and whose holders have not otherwise agreed to such treatment) will remain outstanding after the merger; provided that, from and after the effective time of the merger, such options shall be exercisable, upon payment of the applicable exercise price, solely for a payment in cash from the surviving corporation equal to $27.50 multiplied by the number of shares of NCO common stock for which such option is both exercisable and being exercised, less applicable withholding taxes. See “The Merger Agreement—Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

•
Treatment of Outstanding RSUs. At the effective time of the merger, all outstanding restricted stock units, whether or not vested, referred to as “RSUs,” will be canceled and each holder thereof will be entitled to receive a payment in cash equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such RSU, less applicable withholding taxes. See “The Merger Agreement—Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

•
Treatment of Outstanding Warrants. From and after the effective time of the merger, each outstanding warrant to purchase NCO common stock will be exercisable upon payment of the applicable exercise price solely for a payment in cash from the surviving corporation equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such warrant. See “The Merger Agreement—Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

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•
Special Committee. NCO’s board of directors formed a special committee, referred to in this proxy statement as the “special committee,” to evaluate the merger and related transactions and to solicit and evaluate other proposed transactions to acquire all or a substantial portion of NCO’s stock or assets. In addition, the special committee was charged with recommending action to the full NCO board of directors with respect to the merger and other proposals. The special committee consists entirely of directors who are not officers or employees of NCO and who will not have an economic interest in NCO following the merger. The special committee retained its own legal and financial advisors. The special committee of NCO’s board of directors unanimously approved the merger agreement and determined the merger advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders. The special committee unanimously recommended that NCO’s board of directors approve the merger agreement and the merger, and that the board of directors submit the merger agreement to NCO’s shareholders and recommend that NCO’s shareholders adopt the merger agreement. See “Special Factors—Background of the Merger” beginning on page 20, “Special Factors—Recommendations of NCO’s Special Committee and NCO’s Board of Directors” beginning on page 31 and “Special Factors—Reasons for the Special Committee’s Recommendation” beginning on page 31.

•
Board Recommendation. After careful consideration, NCO’s board of directors, (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests), acting upon the recommendation of the special committee, unanimously: (i) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders; (ii) approved the merger agreement;and (iii) determined to recommend that NCO’s shareholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Recommendations of NCO’s Special Committee and NCO’s Board of Directors” beginning on page 31 and “Special Factors—Reasons for the Board’s Recommendation” beginning on page 38.

•
Position of Michael J. Barrist Regarding Fairness of the Merger. Mr. Barrist believes that the merger is fair to NCO’s unaffiliated shareholders. His position is based upon the factors described under “Special Factors—Position of Michael J. Barrist Regarding Fairness of the Merger” beginning on page 39.

•
Position of Parent, Acquisition, OEP, OEP General Partner II, L.P. and OEP Holding Corporation Regarding Fairness of the Merger. Parent, Acquisition, OEP, OEP General Partner II, L.P. and OEP Holding Corporation believe that the merger is fair to NCO’s unaffiliated shareholders. Their position is based upon the factors described under “Special Factors—Position of the OEP Filers Regarding Fairness of the Merger” beginning on page 40.

•
Opinion of the Special Committee’s Financial Advisor. In connection with the merger, Credit Suisse Securities (USA) LLC, referred to in this proxy statement as “Credit Suisse,” delivered a written opinion to the special committee as to the fairness, from a financial point of view,to the holders of NCO common stock (other than management participants, other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent, and their respective affiliates) of the merger consideration to be received by such holders. The full text of Credit Suisse’s written opinion, dated July 21, 2006, is attached to this proxy statement as Annex B. NCO encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse’s opinion was provided to the special committee in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 34 and Annex B.

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•
Interests of NCO’s Executive Officers and Directors in the Merger. Some of NCO’s executive officers and directors, including the management participants and the members of the special committee, have interests in the merger that are different from, or in addition to, the interests of NCO’s shareholders generally. These interests in the transaction are described below.

•
NCO’s executive officers and directors will be indemnified in respect of their past service and Parent will maintain NCO’s current directors’ and officers’ liability insurance, subject to certain conditions.

•
NCO’s executive officers and directors will be entitled to receive the excess, if any, of $27.50 over the applicable per share exercise price for each stock option held by them, whether or not vested or exercisable, less any applicable withholding tax.

•	NCO’s executive officers and directors will be entitled to receive $27.50 per share in cash for each RSU held by them, whether or not vested.

•
Mr. Barrist (and certain of his family members and trusts formed for his or their benefit) and other current members of senior management will be given an opportunity to invest in Parent by contributing shares of NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the merger.

•
It is anticipated that NCO’s current executive officers will hold substantially similar positions with the surviving corporation and Parent after completion of the merger and that Mr. Barrist will be appointed to the board of directors of Parent.

•	Mr. Barrist will enter into a new employment agreement with the surviving corporation effective as of the closing of the merger.

•	Parent will use commercially reasonable efforts to enter into employment agreements with NCO’s current executive officers.

•
Parent is expected to adopt a management equity incentive plan pursuant to which members of NCO’s current and future management will be eligible to receive, in the aggregate, up to an additional 10% of the outstanding Parent voting stock as of the closing of the merger.

See “Special Factors—Interests of Executive Officers and Directors in the Merger” beginning on page 55.

•
Interests of Members of the Special Committee. Members of the special committee have interests in the merger that are different from, or in addition to, the interests of NCO’s shareholders and other NCO directors generally. In addition to the annual fees received by the directors for their services as a member of NCO’s board of directors and other committees thereof, for serving on the special committee, the chairman of the special committee received a $50,000 fee plus expenses and each of the other members received a $25,000 fee plus expenses.

As described above, NCO’s executive officers and directors, including the members of the special committee, will be entitled to receive the excess, if any, of $27.50 over the applicable per share exercise price for each stock option held by them, whether or not vested or exercisable, less any applicable withholding tax.

The table below sets forth, as of October 13, 2006, for each member of the special committee, (a) the number of shares subject to vested options for NCO common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

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	Vested Options		Options that will vest as a result of the merger		Totals

Name	Shares	Value	Shares	Value	Total Shares	Total Value

William C. Dunkelberg	30,000	$243,405	3,000	$4,500	33,000	$247,905
Ronald J. Naples	15,000	$120,000	3,000	$4,500	18,000	$124,500
Leo J. Pound	30,000	$243,405	3,000	$4,500	33,000	$247,905
Eric S. Siegel	43,500	$300,288	3,000	$4,500	46,500	$304,788
Allen F. Wise	43,500	$300,288	3,000	$4,500	46,500	$304,788

As described above, NCO’s executive officers and directors, including the members of the special committee, will be entitled to receive $27.50 per share in cash for each RSU held by them, whether or not vested.

The table below sets forth, as of October 13, 2006, for each member of the special committee (a) the number of RSUs that will fully vest and become unrestricted as a result of the merger, and (b) the total payment to the members of the special committee with respect to those RSUs, calculated by multiplying (i) the $27.50 per share merger consideration by (ii) the number of shares subject to each RSU that will vest as a result of the merger, and without regard to deductions for income taxes and other withholding.

Name	Shares that will fully vest and become unrestricted as a result of the merger	Payments

William C. Dunkelberg	3,000	$82,500
Ronald J. Naples	3,000	$82,500
Leo J. Pound	4,500	$123,750
Eric S. Siegel	3,000	$82,500
Allen F. Wise	3,000	$82,500

See “Special Factors–Interests of Executive Officers and Directors in the Merger” beginning on page 55.

•
Financing. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.22 billion. This amount is expected to be provided through a combination of (i) equity contributions from OEP and its affiliates and the management participants, totaling approximately $387.0 million, (ii) debt financing totaling approximately $830.0 million, referred to as the bank financing and (iii) cash and cash equivalents held by NCO and its subsidiaries. See “Special Factors—Financing” beginning on page 46.

•
OEP Guarantee. OEP has agreed to guarantee certain obligations of Parent under the merger agreement in an amount up to $35.0 million. See “Special Factors—Limited Guarantee; Remedies” beginning on page 55.

•
Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your own tax advisor inorder to fully understand how the merger will affect you. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60.

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•
Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and related rules (the “HSR Act”), provides that transactions such as the merger may not be completed until a Notification and Report Form containing certain information and providing certain documents has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the statutory waiting period has expired or been terminated. The Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted JPMorgan Chase & Co. (the ultimate parent entity of Parent and Acquisition) and NCO early termination of the waiting period under the HSR Act on August 14, 2006, thus ending review of the merger by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice.

The transaction is subject to mandatory pre-merger notification under the Canadian Competition Act. A request for an Advance Ruling Certificate was filed with the Canadian Competition Authorities on August 10, 2006 and was granted on August 23, 2006. In addition, pursuant to the Investment Canada Act, NCO must also notify the Investment Review Division of Industry Canada of the proposed merger at any time prior to, but not later than 30 days following, the consummation of the merger. Also, under Canadian banking law, OEP requires the approval of the Minister of Finance (Canada) in order for it to acquire indirect control of the Canadian subsidiaries of NCO. An application requesting such approval was filed on August 14, 2006.

In order to complete the merger, NCO must also have received all consents or made all filings necessary to provide for the continuation in full force and effect of certain material debt collection licenses after the effective time of the merger.

The regulatory consents and approvals described above are expected to be received prior to the closing and are not expected to delay the closing. However, there can be no assurance that NCO will obtain all of the necessary regulatory approvals in a timely fashion or at all. See “Special Factors — Regulatory Approvals” beginning on page 61.

•
No Solicitation of Transactions. The merger agreement restricts NCO’s ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving NCO. However, under certain circumstances, NCO’s board of directors may:

•	respond to an unsolicited written bona fide proposal for an alternative acquisition that could reasonably be expected to lead to a superior proposal; or

•
terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as NCO complies with certain terms of the merger agreement, including paying a termination fee of $35.0 million.

See “The Merger Agreement — No Solicitation of Transactions” beginning on page 72.

•	Conditions to Closing. Before the merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the adoption of the merger agreement by NCO’s shareholders;

•	no law or order being in effect that prevents or restricts the consummation of the merger;

•	all actions required by, or filings required to be made with, any governmental entity under any competition law that are necessary to permit the consummation of the merger having been taken or made;

•	the receipt of all material consents or approvals required to complete the merger;

•	subject to applicable materiality qualifications, the truth and correctness of NCO’s, Parent’s and Acquisition’s respective representations and warranties;

•	the performance, in all material respects, by NCO, Parent and Acquisition of their respective covenants and agreements in the merger agreement;

•	the absence of any material adverse effect on NCO; and

•	the bank financing being available for borrowing on the closing date of the merger.

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      See “The Merger Agreement—Conditions to the Merger” beginning on page 76.

•
Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, under certain circumstances, including:

•	by mutual written consent of NCO, Parent and Acquisition;

•	by Parent or NCO, if any court or other governmental entity issues a law or order or refuses to grant a required approval that is final and has the effect of prohibiting the merger;

•
by Parent or NCO, if the effective time of the merger shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on a date that is the later of (i) January 21, 2007 or (ii) the earlier of (A) March 21, 2007 and (B) thirty (30) days following the receipt of all required regulatory approvals in connection with the merger agreement and the transactions contemplated thereby; so long as the failure to complete the merger is not the result of the terminating party’s failure to fulfill or breach of any obligation under the merger agreement;

•	by Parent or NCO, if the special meeting is held and NCO fails to obtain shareholder approval of the merger agreement at the special meeting;

•	by NCO, if:

•
NCO’s board of directors resolves to enter into a definitive agreement containing a superior proposal by a third party provided that NCO has complied with certain notice and other provisions in the merger agreement; or

•
Parent and Acquisition’s representations and warranties fail to be true and correct or Parent or Acquisition breaches any of their respective obligations under the merger agreement, such that, in either case, the applicable conditions to closing would not be satisfied; or

•	by Parent, if:

•
NCO’s representations and warranties fail to be true and correct or NCO breaches any of its obligations under the merger agreement, such that, in either case, the applicable conditions to closing would not be satisfied; or

•
the board of directors of NCO withdraws or adversely modifies its approval of the merger agreement, approves an alternative acquisition proposal, fails to recommend approval of the merger agreement at the special meeting, fails to oppose a competing tender or exchange offer, fails to timely call the special meeting of shareholders or deliver the proxy statement or the board of directors of NCO, or any committee thereof, resolves to take any such actions.

See “The Merger Agreement—Termination” beginning on page 77.

•
Termination Fees and Expenses. NCO has agreed to reimburse Parent for documented transaction expenses incurred by it and Acquisition, up to $5.0 million, if Parent or NCO terminates the merger agreement because NCO failed to obtain shareholder approval. In addition, each party has agreed to pay the other party a termination fee of $35.0 million under certain circumstances. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 79.

•
Market Price of NCO Common Stock. NCO’s common stock is currently listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market) under the trading symbol “NCOG.” On May 15, 2006, which was the last trading day before NCO announced that it had received a proposal from Mr. Barrist to acquire all of the outstanding shares of NCO for $27.50 per share, NCO’s common stock closed at $19.05 per share. Mr. Barrist’s proposal is referred to in this proxy statement as the “going private proposal.” On July 21, 2006, which was the last trading day before the announcement of the execution of the merger agreement, NCO’s common stock closed at $25.53 per share. On October 17, 2006, NCO’s common stock closed at $26.85 per share. See “Market Prices and Dividend Information” beginning on page 98.

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•
Anticipated Closing of Merger. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including the securing of financing, the adoption of the merger agreement by NCO’s shareholders, and the absence of legal prohibitions to the merger. We currently expect the merger to be completed in the fourth quarter of 2006 although we cannot assure completion by any particular date, if at all. NCO will issue a press release and send you a letter of transmittal for your stock certificates once the merger has been completed.

The Special Meeting and Related Matters

•
Date, Time and Place. The specialmeeting of shareholders of NCO will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on November 9, 2006 at 10:00 a.m., prevailing time.

•
Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of NCO common stock at the close of business on October 13, 2006, the record date for the special meeting. Each outstanding share of NCO common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 32,414,655 shares of NCO common stock entitled to be voted. See “The Special Meeting—Record Date, Quorum and Voting Power” beginning on page 17.

•
Shareholder Vote Required to Adopt the Merger Agreement. The adoption of the merger agreement requires the affirmative vote of each of (i) a majority of the votes cast by all shareholders entitled to vote, (ii) a majority of the votes cast by all shareholders entitled to vote (other than management participants), voting as a separate class, and (iii) a majority of the votes cast by all management participants, voting as a separate class. Mr. Barrist has agreed to vote “FOR” the adoption of the merger agreement. If other current members of senior management or any Barrist family members or trusts become management participants, their rollover agreements will require them to agree to vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” beginning on page 17.

NCO’s board of directors recommends that you vote “FOR” the adoption of the merger agreement.

•	Share Ownership of Executive Officers and Directors. As of the record date:

•
NCO’s current executive officers (including Mr. Barrist) held and were entitled to vote in the aggregate 2,091,918 shares of NCO common stock, or approximately 6.5% of the outstanding shares of NCO common stock; and

•	NCO’s current directors (excluding Mr. Barrist) held and were entitled to vote in the aggregate 45,854 shares of NCO common stock, or approximately 0.1% of the outstanding shares of NCO common stock.

All of NCO’s current executive officers and directors have informed NCO that they intend to vote all of their shares of NCO common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. See “The Special Meeting—Voting by Current Executive Officers and Directors” beginning on page 18.

•
Dissenters’ Rights. NCO shareholders do not have appraisal or similar rights of dissenters under Pennsylvania law with respect to the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement. See “No Dissenters’ Rights” beginning on page 63.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 99.

Q:	Why am I receiving these materials?

A:
You are receiving this proxy statement and proxy card because you own shares of NCO common stock. NCO’s board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of NCO’s shareholders.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•
to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:
NCO’s board of directors has set October 13, 2006 as the record date for the special meeting. If you were a shareholder of record, as shown on the stock transfer books of NCO, at the close of business on the record date, you are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. On the record date, there were 32,414,655 shares of NCO common stock issued and outstanding and, therefore, eligible to vote at the special meeting.

Q:	How many shares must be present to hold the special meeting?

A:
The holders of a majority of the outstanding shares of NCO common stock as of the record date must be present, in person or represented by proxy, at the special meeting in order to hold the special meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of NCO’s common stock present in person or represented by proxy and entitled to vote at the special meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Q:	What vote of shareholders is required to adopt the merger agreement?

A:
The adoption of the merger agreement requires the affirmative vote of each of (i) a majority of the votes cast by all shareholders entitled to vote, (ii) a majority of the votes cast by all shareholders entitled to vote (other than management participants), voting as a separate class, and (iii) a majority of the votes cast by all management participants, voting as a separate class. Mr. Barrist has agreed to vote “FOR” the adoption of the merger agreement. If other current members of senior management or any Barrist family members or trusts become management participants, their rollover agreements will require them to agree to vote “FOR” the adoption of the merger agreement.

Q:	How does NCO’s board of directors recommend that I vote on the merger agreement?

A:	NCO’s board of directors recommends that you vote “FOR” the adoption of the merger agreement.

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Q:	What vote of shareholders is required to approve the special meeting adjournment proposal?

A:	Approval of the special meeting adjournment proposal will require the affirmative vote of a majority of the votes cast on the proposal.

Q:	How does NCO’s board of directors recommend that I vote on the special meeting adjournment proposal?

A:	NCO’s board of directors recommends that you vote “FOR” the approval of the special meeting adjournment proposal.

Q:	How many votes do I have?

A:	You have one vote for each share of NCO common stock you own as of the record date.

Q:	How do I vote my shares?

A:
In order to vote your shares, you may attend the special meeting and vote in person, or vote by proxy. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee) and you wish to vote at the special meeting, you will need to contact your broker, bank or other nominee regarding how to vote at the special meeting. If you are a registered shareholder (that is, if your stock is registered in your name), you may vote by proxy by completing and signing the enclosed proxy card and returning such card in the postage-paid envelope we have provided you. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

Q:	What if I do not specify how I want my shares voted?

A:	If you submit a signed proxy card, but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of NCO common stock:

•	“FOR” the adoption of the merger agreement; and

•
“FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. (However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit additional proxies).

NCO’s board of directors does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in their best judgment.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.”

Q:	If I abstain from voting or withhold authority to vote for any proposal, will my shares be counted in the vote?

A:
No. Under the Pennsylvania Business Corporation Law, an abstention or withholding of authority to vote is not considered a vote “cast” and therefore will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Q:	What does it mean if I receive more than one proxy card?

A:
If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:	What do I need to do now?

A:	We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement. You may obtain

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the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 99. In addition, you should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of NCO at the address given below;

•	you can request a new proxy card, complete it and send it to the Corporate Secretary of NCO at the address given below; or

•	you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must also vote in person at the special meeting.

You should send any written notice or request for a new proxy card to the attention of Joshua Gindin, Esq., Corporate Secretary, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. The last vote received will supersede any prior vote.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

Q:	Should I send in my stock certificates now?

A:
No, if the merger is completed, you will receive, shortly after the effective time of the merger, a letter of transmittal to complete and return to Mellon Investor Services, LLC, the paying agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your properly completed letter of transmittal together with your NCO stock certificates as instructed in the separate mailing. Once you have submitted your properly completed letter of transmittal, NCO stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. You should not send in your stock certificates now.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:
The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. The surviving corporation may also require that you provide a bond at your expense to the surviving corporation in order to cover any potential loss.

Q:	Who pays for the cost of the solicitation of proxies?

A:
NCO will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of NCO may also solicit proxies by telephone, facsimile or in person, without additional compensation. Upon request, NCO will pay the reasonable expenses incurred by record holders of NCO’s common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material to the beneficial owners of the shares they hold of record. In addition, Mellon Investor Services, LLC will provide solicitation services to NCO for a fee of approximately $6,500 plus out-of-pocket expenses.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact NCO Investor Relations at (215) 441-3000.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, the annexes attached to this proxy statement and the documents incorporated by reference in this proxy statement may contain forward-looking statements (as such term is defined in the Exchange Act and the regulations thereunder). These forward- looking statements include, but are not limited to, statements about NCO’s plans, financial projections, objectives, expectations and intentions and other statements that are not historical facts. The words “expects,” “anticipates,” “projections,” “forecasts,” “prospects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including statements as to NCO’s plans, objectives, expectations and intentions, NCO’s expected future results of operations, NCO’s growth strategy, fluctuations in quarterly operating results, the integration of acquisitions, restructuring charges, the final outcome of NCO’s litigation with its former landlord, the effects of terrorist attacks, war and the economy on NCO’s business, expected increases in operating efficiencies, anticipated trends in the business process outsourcing industry, estimates of future cash flows and allowances for impairments of purchased accounts receivable, estimates of goodwill impairments and amortization expense of other intangible assets, the effects of legal proceedings, regulatory investigations and tax examinations, the effects of changes in accounting pronouncements, and statements as to trends or NCO’s or management’s beliefs, expectations and opinions. These factors are discussed in greater detail in NCO’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 99.

Statements about the expected timing, completion and effects of the proposed merger and the possibility of satisfying the conditions of the debt financing for the merger also constitute forward-looking statements. NCO may not be able to complete the proposed merger on the terms described in this proxy statement or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain the necessary financing for the merger or the failure to satisfy the other closing conditions. In addition, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the actual terms and availability of the financing that must be obtained for completion of the merger;

•	substantial indebtedness incurred in connection with the consummation of the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the payment of a termination fee by NCO;

•	the outcome of any legal proceedings that may be instituted against NCO and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	the risk of unforeseen material adverse changes to NCO’s business or operations; and

•	the disruption of current plans and operations caused by the proposed merger.

These forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements. All forward- looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

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Except to the extent required under the federal securities laws, NCO does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, NCO will, where relevant and if required under applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent required by applicable law. The safe harbor from liability for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements made in connection with a going private transaction, including statements made in a proxy statement or documents incorporated by reference therein.

All information contained in this proxy statement concerning OEP, Parent and Acquisition, and their affiliates and designees has been supplied by OEP, and has not been independently verified by NCO or Mr. Barrist. All information contained in this proxy statement concerning Michael J. Barrist has been supplied by Mr. Barrist and has not been independently verified by OEP, Parent, Acquisition or NCO. All information contained in the proxy statement concerning NCO and their executive officers and directors (other than Mr. Barrist) has been supplied by NCO and has not been independently verified by OEP, Parent or Acquisition.

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PARTIES INVOLVED IN THE MERGER

NCO Group, Inc.

NCO Group, Inc. is a holding company, formed in 1996 as a Pennsylvania corporation, and conducts substantially all of its business operations through its subsidiaries. NCO is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO’s portfolio of outsourcing solutions includes accounts receivable management, contact center support and back office support services for a diversified customer base. NCO supports essential business functions across key portions of the customer life cycle including acquisition, growth, care, resolution and retention. NCO’s extensive industry knowledge, technological expertise, management depth, and long-standing client relationships enables it to deliver customized solutions that help its clients reduce their operating costs, increase cash flow, and improve their customers’ experience. NCO provides its services through its customer-driven model that provides optimal performance, leading-edge technology, proven efficiency and quality, to a wide range of clients in North America and abroad. NCO has approximately 20,000 full and part-time employees who provide services through NCO’s global network of 100 offices. NCO also purchases and manages past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, utilities, healthcare companies, and other consumer-oriented companies.

Detailed descriptions about NCO’s business and financial results are contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 99.

NCO’s website is www.ncogroup.com and its principal executive offices are located at 507 Prudential Road, Horsham, PA 19044 and its telephone number is (215) 441-3000. The information on the website listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.

Michael J. Barrist

Michael J. Barrist has served as chairman of the board, president and chief executive officer of NCO and its predecessors since 1986. The business address for Mr. Barrist is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044, and his business telephone number is (215) 441-3000. Mr. Barrist is a citizen of the United States.

Collect Holdings, Inc.

Collect Holdings, Inc., a Delaware corporation, was incorporated on July 13, 2006 by OEP solely for the purpose of acquiring NCO and consummating the transactions contemplated by the merger agreement, including the related financings. Parent has not engaged in any business except as contemplated by the merger agreement, including in connection with arranging the proposed financing for the proposed merger. Parent is currently owned by OEP. The principal executive office address of Parent is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY 10022 and its telephone number is (212) 277-1500.

Collect Acquisition Corp.

Collect Acquisition Corp., a Pennsylvania corporation, is a wholly owned subsidiary of Parent which was incorporated on July 12, 2006 solely for the purpose of completing the proposed merger. Acquisition has not engaged in any business except as contemplated by the merger agreement, including in connection with arranging the proposed financing for the proposed merger. The principal executive office address of Acquisition is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY 10022 and its telephone number is (212) 277-1500.

One Equity Partners II, L.P., OEP General Partner II, L.P. and OEP Holding Corporation

One Equity Partners II, L.P. is a Cayman Islands limited partnership whose general partner is OEP General Partner II, L.P., a Cayman Islands limited partnership. OEP Holding Corporation, a Delaware

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corporation, is the general partner of OEP General Partner II, L.P. OEP Holding Corporation manages approximately $5.0 billion of investments and commitments for OEP and its affiliates in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP Holding Corporation’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt. OEP, OEP General Partner II, L.P. and OEP Holding Corporation are indirect subsidiaries of JPMorgan Chase & Co., a diversified financial services firm. The principal executive office address of each of OEP, OEP General Partner II, L.P. and OEP Holding Corporation is 320 Park Avenue, 18th Floor, New York, NY 10022 and the telephone number of each is (212) 277-1500.

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THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to NCO’s shareholders as part of the solicitation of proxies by NCO’s board of directors for use at a special meeting of shareholders to be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on November 9, 2006 at 10:00 a.m., prevailing time. The purpose of the special meeting is for NCO’s shareholders to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies. This proxy statement and the enclosed form of proxy are first being mailed to NCO’s shareholders on or about October 20, 2006.

NCO’s board of directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, the persons named in the enclosed form of proxy will vote the shares they represent in accordance with their best judgment on such matters.

Record Date, Quorum and Voting Power

The holders of record of NCO common stock, no par value per share, as of the close of business on October 13, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 32,414,655 shares of NCO common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of NCO’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened special meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Required Vote

The adoption of the merger agreement requires the affirmative vote of each of (i) a majority of the votes cast by all shareholders entitled to vote, (ii) a majority of the votes cast by all shareholders entitled to vote (other than management participants), voting as a separate class, and (iii) a majority of the votes cast by all management participants, voting as a separate class. Mr. Barrist has agreed to vote “FOR” the adoption of the merger agreement. If other current members of senior management or any Barrist family members or trusts become management participants, their rollover agreements will require them to agree to vote “FOR” the adoption of the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve the merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote.

In order for your shares of stock to be included in the vote, if you are a shareholder of record, you must complete, sign and return the enclosed proxy card by mail or vote in person at the special meeting.

Effect of Abstentions and Non-votes

Abstentions will be counted as shares present and entitled to vote for the purpose of determining a quorum. If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and your broker can give you directions on how to vote your shares. Your broker will not vote your shares on the proposal to adopt the merger agreement or to adjourn or postpone the special meeting to solicit additional proxies without instruction from you. Under the Pennsylvania Business Corporation Law, abstentions and these “non-voted” shares are not considered votes “cast” and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

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Voting by Current Executive Officers and Directors

As of the record date:

•
NCO’s current executive officers (including Mr. Barrist) held and were entitled to vote in the aggregate 2,091,918 shares of NCO common stock, or approximately 6.5% of the outstanding shares of NCO common stock; and

•	NCO’s current directors (excluding Mr. Barrist) held and were entitled to vote in the aggregate 45,854 shares of NCO common stock, or approximately 0.1% of the outstanding shares of NCO common stock.

All of the current executive officers and directors of NCO have informed NCO that they intend to vote all of their shares of NCO common stock “FOR” the adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

How You Can Vote

You may vote your shares as follows:

•	Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of NCO common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of NCO common stock will be voted “FOR” the adoption of the merger agreement, and “FOR” approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit additional proxies. You should return a properly completed proxy by mail even if you plan to attend the special meeting in person and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

How You May Revoke Your Proxy or Change Your Vote

You can revoke your proxy at any time before it is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of NCO at the address given below;

•	you can request a new proxy card, complete it and send it to the Corporate Secretary of NCO at the address given below; or

•	you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must also vote in person at the special meeting.

You should send any written notice or request for a new proxy card to the attention of Joshua Gindin, Esq., Corporate Secretary, NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044. The last vote received will supersede any prior vote.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

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Expenses of Proxy Solicitation

NCO will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of NCO may solicit proxies by telephone, mail, facsimile or in person. However, they will not be paid for soliciting proxies. Upon request, NCO will pay the reasonable expenses incurred by record holders of NCO’s common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials to the beneficial owners of the shares they hold of record. Mellon Investor Services, LLC has been retained by NCO to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $6,500 plus reimbursement of out-of-pocket expenses.

Adjournments

If persons named as proxies by you are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters; however, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment or postponement. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit additional proxies. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, NCO shareholders who have already sent in their proxies will be permitted to revoke them at any time prior to their use at the reconvened special meeting.

Absence of Dissenters’ Rights

Under Pennsylvania law, holders of shares of NCO common stock are not entitled to dissenters’ rights in connection with the proposed merger.

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SPECIAL FACTORS

Background of the Merger

From time to time since at least May 2001, the NCO board considered various strategic alternatives to increase shareholder value, including acquisitions and dispositions of assets and businesses, and the possible sale of NCO.

In the summer and early fall of 2005, Mr. Barrist, with the consent of the board, discussed the possible sale of the Company with a limited number of private equity sponsors and potential strategic buyers. The board authorized Mr. Barrist to explore whether or not there was any interest by private equity sponsors and/or strategic buyers in acquiring NCO. This authorization by the board for Mr. Barrist was a continuation of the NCO board’s strategy to explore various alternatives to increase shareholder value. All of the private equity sponsors were told to assume that Mr. Barrist was willing to participate as an equity investor in a transaction to acquire NCO. Based on these discussions, NCO entered into non-disclosure agreements, which included a customary standstill provision, with six private equity sponsors, each of which conducted limited due diligence reviews of the Company. The entry into non-disclosure agreements, which include a customary standstill agreement, was required by NCO because the board believes that the execution of such an agreement is necessary to protect the best interests of the Company. Mr. Barrist also held informal discussions with a potential strategic buyer which had partnered with One Equity Partners LLC, an affiliate of OEP, regarding a possible joint venture or business combination. Contact between NCO and One Equity Partners LLC was initiated by One Equity Partners LLC who, via their legal counsel, contacted Steven L. Winokur, Executive Vice President and Chief Operating Officer of Shared Services for NCO, to determine if NCO was interested in discussing a potential transaction with One Equity Partners LLC and a strategic buyer. The board authorized Mr. Barrist to initiate discussions with One Equity Partners LLC and the strategic buyer. In connection with these discussions, the potential strategic buyer and One Equity Partners LLC entered into a non-disclosure agreement, which included a customary standstill provision. This non-disclosure agreement provided that the “standstill” provision was not binding on affiliates of One Equity Partners LLC.

At a regular meeting of the board held on November 4, 2005 at which representatives of Bass, Berry & Sims PLC (“Bass Berry”), counsel to the audit committee, and Blank Rome LLP (“Blank Rome”), counsel to NCO, were in attendance, Mr. Barrist reviewed with the board NCO’s financial results for the 2005 third quarter and projected results for the fourth quarter of 2005 and 2006. The actual third quarter results (as disclosed by NCO in its Current Report on Form 8-K dated November 8, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005) confirmed that NCO’s third quarter results were below analyst expectations. During the third quarter, 2005, NCO’s ARM North America division revenue was affected by several factors. Hurricanes Katrina and Rita caused a loss in revenue of approximately $2.5 million due to downtime in two call centers that were located in the affected areas and a Company-wide suspension of collection efforts into the affected areas. In addition, NCO experienced deterioration in the amount of payments it received from consumers, which NCO believed was consistent with the effects of higher than expected fuel costs on the broader economy. In addition to the effects on profitability associated with lower than expected revenue, the ARM North America division recorded approximately $3.0 million of restructuring charges and costs associated with the integration of NCO’s recent acquisitions, as well as approximately $470,000 of direct costs associated with the relocation and housing of NCO employees displaced by Hurricane Katrina. Furthermore, NCO’s CRM division experienced a significant decrease in profitability primarily due to the loss of business from a telecommunications client resulting from changes in telecommunications laws in 2004.

Mr. Barrist then updated the board on the status of his discussions with potential acquirers. The NCO independent directors then met in executive session and, after discussion, the NCO independent directors determined not to continue to pursue a potential sale of NCO at that time based, in part, on the independent directors’ beliefs that the pending announcement of NCO’s third quarter results, which were below analyst expectations, would negatively impact a potential acquirer’s valuation of NCO.

From late November 2005 through early February 2006, several of the private equity sponsors previously contacted by Mr. Barrist as authorized in the summer and early fall of 2005, including OEP, an affiliate of One Equity Partners LLC, periodically contacted Mr. Barrist to determine whether the Company was

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interested in a sale in the near future. Mr. Barrist on each occasion informed the representatives of the applicable private equity sponsor that the NCO board had made a decision not to pursue a sale at that time. During these conversations, the representatives generally also took the opportunity to discuss with Mr. Barrist the private equity sponsor’s relative experience in similar transactions and general knowledge of the industry. Although these contacts were informal and did not involve any substantive discussions, it was Mr. Barrist’s belief that such private equity sponsors, including OEP, remained interested in engaging in a transaction to acquire NCO.

At the regular meeting of the board held on February 9, 2006, as part of its strategy to explore various alternatives to increase shareholder value, representatives of Deutsche Bank Securities, Inc. reviewed with the board the investment community’s perspective on the Company, valuation parameters for the Company and potential strategic alternatives for the Company. Deutsche Bank Securities, Inc. had previously provided investment banking services to NCO and was familiar with NCO. Representatives of Bass Berry and Blank Rome also attended the meeting. In light of the improved performance in the fourth quarter of 2005 and the anticipated continuation of improvement in 2006, the board discussed whether the return to shareholders could be enhanced by various strategic alternatives, including possible acquisitions or the sale of the Company. Messrs. Barrist, Pound and Siegel were requested by the board to meet with other investment banking firms to assess their potential retention to assist NCO in reviewing strategic alternatives for NCO. Messrs. Barrist, Pound and Siegel thereafter met with and interviewed three other prominent investment banking firms, including Credit Suisse, and after discussion the board authorized the retention of Credit Suisse.

The board held a special meeting on March 22, 2006 to review the Company’s strategic alternatives in an effort to enhance shareholder value. Representatives of Credit Suisse, Bass Berry and Blank Rome also attended the meeting. The board discussed the business and prospects of the Company, potential strategic alternatives available to the Company, including maintaining the status quo, making acquisitions both within and outside the Company’s business segments, the sale of the Company to a strategic or financial buyer and a recapitalization (including a repurchase of Company shares), process and timing considerations, and possible acquisition candidates, as well as potential strategic and financial buyers.

On April 27, 2006, a regular meeting of the board was held at which the board continued to consider the Company’s strategic alternatives, including whether to authorize a process to sell the Company. Representatives of Bass Berry and Blank Rome also attended this meeting. At this meeting, representatives of Credit Suisse provided an overview of the historical and projected financial performance of the Company’s business segments based on information contained in the Company’s public filings or as provided by the Company’s management, including the improvement in the Company’s financial performance in fiscal year 2006 projected by the Company’s management. Representatives of Credit Suisse also discussed with the board of directors an illustrative overview of a potential leveraged buyout of the Company, including the potential impact on the pricing and financing of a transaction if a sale process was timed to commence after the expected improvement in the Company’s financial performance and the implied internal rates of return for an acquiror assuming, among other things, various hypothetical per share purchase prices. In addition, representatives of Credit Suisse outlined for the board the mechanics of a sale process, including a potential timetable in which a sale process would commence in mid to late-June and conclude by early to mid-September with a goal of closing a transaction before the end of 2006. Mr. Barrist advised the board that, based upon his discussions with interested financial buyers, he believed that NCO could obtain a full and fair value proposal on a faster timetable than the one outlined by Credit Suisse, and that, in light of the disruption that a sale process could cause both with employees and customers of NCO, he believed an expedited timetable was preferable. After further discussion by the independent directors in executive session with representatives of Bass Berry and Credit Suisse, the board instructed Credit Suisse to proceed with a sale process on the timeline outlined by Credit Suisse. Among the factors considered by the board in authorizing Credit Suisse to proceed with a sale process at that time, when in November, 2005 it had halted such a sale process, were the fact that the actual financial performance for the fourth quarter of 2005 did meet, and the anticipated financial performance for the first quarter of 2006 and the balance of 2006 were expected to meet or exceed, analyst expectations and Mr. Barrist’s belief that NCO could obtain a full and fair value proposal at that time.

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Mr. Barrist, having previously determined that his probable preferred partner to acquire NCO was OEP (based on, among other things, his belief that OEP did not have a definitive short term investment horizon for its investment in NCO and that OEP’s affiliation with JPMorgan Chase could be of value to NCO) contacted representatives of OEP to inform them he wished to discuss a going-private proposal for the board’s consideration.

From April 4 through May 12, 2006, there were numerous telephone conference calls and meetings between representatives of OEP, Mr. Barrist and representatives of Dechert LLP (“Dechert”), counsel to OEP, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), counsel to Mr. Barrist, and Morgan Stanley, financial advisors to OEP, to discuss Mr. Barrist’s going-private proposal to the board of directors.

At the beginning of these discussions, Mr. Barrist informed OEP that it was his intention and requirement that the offer be at a value that Mr. Barrist believed was full and fair value for NCO. OEP confirmed its willingness to offer what it believed was a full and fair value for NCO. The other principal issues discussed related to the go-shop period and the termination fee to be proposed. Given Mr. Barrist’s belief that a prompt resolution of the sale process would be in the best interests of all parties, Mr. Barrist and OEP discussed proceeding with a proposal that would enable and incentivize the Company to come to terms with Mr. Barrist promptly. Accordingly, Mr. Barrist determined to make a proposal that would include (1) a go-shop period (during which period the Company would be permitted to actively solicit alternative proposals) to enable the Company to perform its market check after execution of an agreement with Mr. Barrist, and (2) a termination fee of only 1% with respect to a superior proposal received during the go-shop period, or only 3% with respect to any other superior proposal. During this period, Mr. Barrist and OEP did not discuss or agree to any employment terms for Mr. Barrist or NCO senior management, except that, on May 10, 2006, Mr. Barrist informed OEP that in a transaction to take NCO private he would expect employment terms for himself, after the consummation of the transaction, that were consistent with his current employment arrangement with NCO and employment terms for NCO senior management that elected to remain with NCO after the transaction that were customary for transactions of this type. There was no further discussion between OEP and Mr. Barrist regarding employment arrangements for Mr. Barrist or NCO’s senior management until early July when the employment terms for Mr. Barrist were negotiated in anticipation of the signing of the merger agreement with NCO.

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On May 15, 2006, Mr. Barrist submitted the following going-private proposal to the board of NCO:

MICHAEL J. BARRIST

May 12, 2006

CONFIDENTIAL – Sent Via Federal Express
Board of Directors
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

Gentlemen:

I propose to acquire by merger all of the outstanding common stock of the Company for $27.50 per share, on the terms and conditions more fully set forth below (the “Proposed Transaction”). This price represents a 42% premium above today’s closing price of $19.36 and a 33.8% premium above the 90 day average price of $20.56 per share.

I intend to partner in this transaction with One Equity Partners II, L.P. One Equity Partners II and its affiliated funds manage over $5 billion in capital, have acquired over 20 portfolio companies for aggregate consideration of over $7 billion, and have extensive experience with management-led leveraged buyouts. Given the extensive work that has already been completed by One Equity and Morgan Stanley, the fact that we have committed financing and our collective knowledge of the Company and its industry, I believe we can quickly and with great certainty complete an acquisition of the Company at what I think is a very attractive price.

The Proposed Transaction would be financed through a combination of approximately $388 million of equity and approximately $815 million of debt. Morgan Stanley has provided to One Equity Partners II a commitment for the full amount of the debt financing (including, if necessary, a bridge facility) required to fund the Proposed Transaction which One Equity Partners II is prepared to accept if we move forward with the Proposed Transaction. A copy of Morgan Stanley’s commitment is enclosed.

I would make a significant investment in the transaction and would expect to provide other members of the Company’s senior management team with the opportunity to participate as well. I would continue as chairman and CEO of the Company following the transaction, and I expect that our senior management team would also continue with the Company.

I know you are aware of my strong belief that the Company would be best served by a prompt resolution of this process. Accordingly, if we promptly enter into the Proposed Transaction, our proposed merger agreement would expressly permit the Company to solicit superior alternative transactions for a period of 21 days after execution of the merger agreement (the “Go Shop Period”) and, at any time prior to shareholder approval of the transaction, to terminate our merger agreement to accept a superior proposal, subject to customary “matching rights.” Further, if the Company terminates our merger agreement to accept a superior proposal that was received during the Go Shop Period, the Company would be required to pay a break up fee equal to only 1% of the transaction value, plus reimbursement of actual expenses. If the Company terminates our merger agreement to accept a superior proposal received after the Go Shop Period, the Company would be required to pay a break fee of 3% of the transaction value. Under this arrangement, the Company will be able to guarantee a high premium value for the Company without foreclosing the possibility, which I believe is unlikely, of obtaining an even greater value from a third party.

This proposal is subject to satisfactory completion of confirmatory due diligence by One Equity Partners and Morgan Stanley and the negotiation and execution of acceptable definitive documentation. Based on discussions I have had with One Equity Partners and Morgan Stanley, I am confident that their diligence will confirm their assumptions. Further, given the extensive work they have performed to date, I believe that, with your cooperation, their diligence can be completed within 7 to 10 days, concurrently with the negotiation and finalization of definitive documentation.

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I anticipate that you will promptly establish a special committee of independent directors to review this proposal and consider how the Company should proceed. To facilitate this process I enclose a copy of our proposed merger agreement.

Of course, no binding obligation shall arise with respect to the proposal or any transaction unless and until definitive documentation has been appropriately approved, executed and delivered by the parties.

I believe that this proposal is in the best interest of the Company, its shareholders and its employees and I look forward to discussing this proposal with you in the near future.

Very truly yours,

Michael J. Barrist

cc: Lawrence R. Wiseman, Esq., Blank Rome LLP

On May 16, 2006, NCO issued a press release that it had received a proposal from Mr. Barrist to acquire all outstanding shares of the Company for $27.50 per share in cash and that it expected to form a special committee consisting of independent directors to consider the proposal.

On May 16, 2006, the Company held its regularly scheduled annual meeting of shareholders as well as its regularly scheduled board meeting. At the board meeting were representatives of Blank Rome, Bass Berry and Credit Suisse. After conducting the regular business of the board, Mr. Barrist recused himself from the meeting. Thereafter, noting the potential conflicts of interest of Mr. Barrist, the independent directors formed a special committee consisting of Messrs. Pound, Siegel and Wise, each a non-employee and independent director, to consider Mr. Barrist’s proposal as well as any other proposal that might be received. The special committee was authorized by the board to solicit other proposals, retain its own counsel and other advisors at the expense of NCO, evaluate and review the Barrist proposal and any other proposals that might be received, negotiate the terms of the Barrist proposal and any other proposals, and to recommend action to the full board with respect to such proposals. Messrs. Dunkelberg and Naples, the other non-employee independent directors of the board, were invited to attend all meetings of the special committee.

In subsequent board meetings, Mr. Barrist, with the concurrence of the board, recused himself from any portion of such meetings at which the board discussed or considered his proposal, any strategic alternatives, the special committee or the merger.

Immediately following the board meeting on May 16, 2006, the special committee held its initial meeting. Messrs. Dunkelberg and Naples, non-employee independent directors of NCO, attended the special committee meeting. The members of the special committee agreed that Mr. Pound would serve as chairman of the special committee. The special committee then discussed the selection of independent counsel and financial advisor. The special committee agreed to retain Bass Berry as its independent legal counsel. Among the reasons for this selection was that Bass Berry was experienced in similar transactions, had served as counsel to the audit committee of the board for the past several years and had participated in the earlier meetings of the board in 2005 and 2006 in which strategic alternatives were considered, and therefore was familiar with the issues confronting NCO. The special committee also determined to retain Credit Suisse as its independent financial advisor. Among the reasons for this selection was that Credit Suisse was experienced in similar transactions and also had participated in meetings in 2006 in which strategic alternatives were considered. The special committee took into consideration that Credit Suisse had been engaged at that time as NCO’s financial advisor, but concluded that such engagement did not impair Credit Suisse’s ability to serve as the special committee’s independent financial advisor. The special committee and representatives of its advisors discussed the “go shop” provision in Mr. Barrist’s proposal, and the special committee determined that an auction process prior to and concomitant with Mr. Barrist’s bid was more likely to result in competitive proposals than negotiating solely with Mr. Barrist and relying on the “go shop” provision in Mr. Barrist’s proposal. The special committee then instructed counsel to request a copy of the equity commitment

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letter from OEP for Mr. Barrist’s proposal and instructed Credit Suisse to seek other proposals competitive with Mr. Barrist’s on an expedited basis.

On May 16, 2006, Mr. Pound, on behalf of the special committee, requested that Mr. Barrist contact OEP and ask OEP to furnish the special committee with an equity commitment letter for participation in Mr. Barrist’s proposal.

Between May 16, 2006 and May 22, 2006, 16 prospective strategic and 34 prospective financial buyers were contacted by Credit Suisse in accordance with the special committee’s directive to solicit interest in a potential acquisition of NCO.

On May 22, 2006, the special committee, together with Messrs. Dunkelberg and Naples, met with representatives of Credit Suisse, Blank Rome and Bass Berry. The representatives of Credit Suisse updated the special committee on the status of the sale process, informing the special committee that prospective buyers had been contacted in the preceding week and that the process was underway for obtaining non-disclosure agreements from contacted parties which had expressed interest in receiving a confidential information memorandum describing NCO and its business. The special committee also approved the engagement of Mid Market Capital Advisors, LLC (“Mid Market”), a regional investment banking firm, to provide background information and advice regarding the transaction process to the special committee and to participate in the special committee’s deliberations for fees of $32,000 plus reimbursement for reasonable costs and expenses. Among the reasons for this selection was that Mid Market was experienced in similar transactions and that Mr. Pound, as a director, had previously consulted with Mid Market in February and March concerning the selection of an investment banking firm for the Company.

Also on May 22, 2006, after consideration of the likely time demands and the responsibilities associated with service on the special committee, the nominating and corporate governance committee of the board set the fees payable to members of the special committee at $50,000 for the chairman and $25,000 for each other member. These were one-time fees payable to the members of the special committee, regardless of the outcome of their evaluations or any transaction. In addition, the nominating and corporate governance committee increased the annual fee payable to each non-employee member of the board by $25,000 to $60,000.

On or about May 25, 2006, a confidential information memorandum describing NCO and its business was distributed to potential bidders that had executed non-disclosure agreements which included a customary standstill provision (an “NDA”). NDAs were signed by 22 potential bidders, consisting of 19 financial entities and three strategic entities. Potential bidders were informed that initial bids should be submitted by noon on Thursday, June 8, 2006.

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On May 26, 2006, the special committee issued to executive management the following guidelines while the special committee considered Mr. Barrist’s proposal and Credit Suisse conducted the solicitation process:

Special Committee of the
Board of Directors
of NCO Group, Inc.

May 26, 2006

Executive Officers
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

Gentlemen:

As you know, the Board of Directors of the Company has formed a Special Committee to solicit and evaluate proposals to acquire the Company. Set forth below are guidelines that the Special Committee expects that management will continue to follow to assist the Special Committee in its mandate:

•
All potential acquirors will be asked to execute non disclosure agreements requiring information to be kept confidential and prohibiting certain actions, including solicitation of the Company’s employees. The non-disclosure agreements are being coordinated through Credit Suisse.

•
No potential acquiror should receive any confidential information unless they have entered into a non-disclosure agreement approved by the Special Committee or its representatives. Any request for confidential information should be forwarded to John Schwab who will coordinate the requests with representatives of Credit Suisse.

•
Management of the Company should continue to cooperate with the Special Committee with respect to acquisition proposals and continue to assist the Committee and its representatives in providing information to or responding to questions from those potential acquirors engaging in the process in a disinterested manner without favoritism. All potential acquirors approved by Special Committee should be treated on an equal basis unless the Committee otherwise directs.

•
Management should continue to maintain the absolute confidentiality of all information concerning the Company, its business and the Committee’s process. The matters discussed with potential acquirors and the identity of any potential acquirors must be kept strictly confidential.

•
Any requests for information (whether from within or without the Company) concerning the status of the process being conducted by the Special Committee should be directed to me or to Brian Gudofsky of Credit Suisse.

•
Since all potential acquirors will be prohibited from soliciting company employees without the Committee’s consent, management should report to the Chairman of the Special Committee any solicitation of employment or action taken by potential acquirors which could violate these provisions.

Notwithstanding the foregoing, the Committee recognizes that because of his proposal, Michael Barrist has a continuing interest in acquiring the Company in partnership with One Equity Partners and accordingly has a conflict of interest and will recuse himself from the Committee’s process. The Committee will determine which information regarding the process, if any, will be made available to Michael Barrist. Despite such conflict (and acknowledging that Michael Barrist therefore is not disinterested and may be partial to his acquiring the Company in partnership with One Equity), the Committee has determined it is in the Company’s best interests that Michael Barrist continue as CEO of the Company, and the Committee may, from time to time, request that Michael, as CEO of the Company, make himself available to provide information to and answer questions of other potential acquirors.

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Your continued cooperation with these guidelines will help ensure that the Special Committee is able to run a process that is fair and in the best interests of the Company’s shareholders.

Sincerely,

Leo J. Pound Chairman of the Special Committee

cc: Mr. Brian Gudofsky

In connection with Mr. Barrist’s request that OEP and its financing sources be permitted to conduct due diligence on the Company, in late May 2006, OEP was sent the form of NDA that other potential bidders had been asked to sign.

On June 5, 2006, at the direction of the special committee, Credit Suisse requested that Mr. Barrist inform potential financial bidders that he was willing to be an equity investor along with such bidders. However, Mr. Barrist had determined that OEP was his preferred partner based on, among other things, his belief of OEP’s long-term investment horizon, OEP’s potential helpful affiliation with JPMorgan Chase, and OEP’s willingness to offer and pay what Mr. Barrist believed was full and fair value for NCO. Although Mr. Barrist did not communicate these reasons to Credit Suisse, Mr. Barrist informed Credit Suisse, and then instructed his counsel to inform representatives of Bass Berry that, while he would continue to comply fully with his duties as a director and officer of NCO in all respects, he was not willing at that time to commit to participate as an equity investor with any financial sponsor other than OEP.

Also on June 5, 2006, representatives of Cleary Gottlieb, counsel to Mr. Barrist, further advised representatives of Bass Berry that OEP would not agree to the “standstill” provision of the proposed NDA.

From June 5, 2006 through June 7, 2006, separate telephone conference calls were held with eight potential bidders which had executed NDAs to provide them with an overview of the business from Mr. Barrist, John R. Schwab, NCO’s Executive Vice President and Chief Financial Officer, and Steven L. Winokur, NCO’s Executive Vice President and Chief Operating Officer of Shared Services, and to provide them with an opportunity to ask preliminary diligence questions.

On June 5, 2006 and June 6, 2006, the special committee (together with Mr. Dunkelberg on the June 5th call) had telephone conference calls with representatives of Credit Suisse, Bass Berry, Mid Market and Blank Rome. Representatives of Credit Suisse updated the special committee on the status of the sale process. The special committee was also informed that Mr. Barrist had communicated through his counsel that, while he would continue to comply fully with his duties as a director and officer of NCO in all respects, he was unwilling at that time to commit to participate as an equity investor with any financial sponsor other than OEP and that OEP had indicated that it was not willing to agree to the standstill provision in the proposed NDA.

On June 8, 2006, a meeting of the special committee (together with Mr. Naples) was held by telephone conference call. Representatives of Credit Suisse, Bass Berry, Mid Market and Blank Rome also participated. Representatives of Credit Suisse reviewed the sale process that had been undertaken to date and informed the special committee that no additional bids had been received by the June 8th deadline. Representatives of Bass Berry reported to the special committee on the status of the negotiations with Mr. Barrist and OEP on the proposed NDA. Because no other bids had been received by the June 8th deadline, the special committee authorized Bass Berry and Blank Rome to meet with representatives of Mr. Barrist and OEP to discuss outstanding issues under the proposed merger agreement and NDA. Among the reasons for authorizing counsel to attempt to finalize the terms of the merger agreement and NDA was the lack of alternative bids. The special committee requested that Credit Suisse attempt to seek definitive responses from potential bidders which had not responded by the June 8th deadline. The special committee also authorized Bass Berry to advise Mr. Barrist and OEP that, if OEP executed the NDA, OEP and its financing sources would be given

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access to the requested due diligence materials and the special committee would negotiate with Mr. Barrist and OEP on an exclusive basis for a limited period. Mr. Barrist, OEP and their representatives were not advised by the special committee or, to the knowledge of the special committee, by anyone else of the lack of other bidders during the negotiation process.

Following the meeting, potential bidders which had not responded by the June 8th deadline were contacted to confirm that they did not intend to submit a bid. During the period from May 30, 2006 to June 9, 2006, Credit Suisse was informed by several of the prospective bidders which had signed NDAs that they were declining to submit a bid because they believed that they could not be competitive with OEP or were otherwise unwilling to compete with OEP, citing in some cases the price reflected in OEP’s proposal or Mr. Barrist’s expected participation as an equity investor with OEP. Other prospective bidders indicated difficulty in pursuing a potential transaction at that time, a lack of interest in portions of NCO’s business or the fact that NCO did not have sufficient business in Europe.

Between June 8, 2006 and June 10, 2006, Mr. Pound discussed with Mr. Barrist the potential for an increase in the price per share offered by Mr. Barrist and OEP. Mr. Barrist indicated that he and OEP were not willing to increase the price. Mr. Pound advised Mr. Barrist that the special committee would not consider any proposal below the $27.50 price in his initial offer.

On June 9, 2006, representatives of Bass Berry, Blank Rome and Credit Suisse met with Mr. Barrist and representatives of OEP, Dechert, and Cleary Gottlieb at the offices of Blank Rome in Philadelphia to discuss outstanding issues under the proposed merger agreement and NDA. Issues raised by the Company regarding the proposed merger agreement included limiting the financing condition and the material adverse change clause, the ability of the Company to accept a superior proposal, the addition of a reverse break-up fee payable if the buyer defaulted, a guarantee of that fee by OEP and the size of the break-up fees payable by the parties. The parties also discussed the proposed NDA including the standstill provision.

On June 10, 2006, the special committee (together with Mr. Naples) held a meeting by telephone conference call in which representatives of Bass Berry, Blank Rome, Mid Market and Credit Suisse participated. Bass Berry reported to the special committee on the status of the negotiations of the proposed merger agreement and NDA. The special committee authorized its representatives to continue discussions with Mr. Barrist and OEP concerning the proposed merger agreement and NDA.

On June 12, 2006, the special committee (together with Messrs. Dunkelberg and Naples) held a meeting by telephone conference in which representatives of Bass Berry, Blank Rome and Credit Suisse participated. At this meeting, after further discussion of the status of negotiations with Mr. Barrist and OEP, the special committee authorized its advisors (i) to permit OEP limited access to senior management to obtain updated information on the Company’s financial results since March 31, 2006, to the extent available, (ii) to continue to negotiate the terms of the proposed merger agreement and related documents, and (iii) if the terms of the proposed merger agreement could be negotiated in all material respects and the parties reached agreement on the terms of the NDA, then the due diligence information requested by OEP and its financing sources would be provided.

In the third and fourth weeks of June, 2006, Messrs. Barrist, Schwab and Winokur updated the independent directors and, with the consent of the board, representatives of OEP on the Company’s results of operations for the quarter to date and, with the consent of the board, met with representatives of OEP and Morgan Stanley, its financing source, to assist in their due diligence review.

Between June 12, 2006 and June 28, 2006, representatives of Bass Berry, Blank Rome, Dechert and Cleary Gottlieb continued to negotiate the terms of the proposed merger agreement and related documents, including the terms of the proposed NDA.

On June 19, 2006 and then again on June 26, 2006, the special committee (together with Messrs. Dunkelberg and Naples), held a meeting by telephone conference call with representatives of Bass Berry, Blank Rome, Mid Market and Credit Suisse to discuss the status of the negotiations on the proposed merger agreement and NDA. In addition, at the end of the meeting on June 19, representatives of Credit Suisse reconfirmed that no indications of interest had been received from other potential bidders.

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On June 29, 2006, the NDA was executed by the Company and OEP. Under the terms of the NDA, the Company agreed to provide due diligence information to OEP under customary confidentiality terms and to negotiate exclusively with OEP for a period of 21 days, and OEP agreed to a customary standstill provision with respect to any offer below $27.50 per share, provided that, if OEP together with Mr. Barrist made a proposal at a price of at least $27.50 per share and on terms no less advantageous to the Company’s shareholders than the form of the proposed merger agreement attached to the NDA, and the Company’s board of directors failed to approve such proposal within three business days thereafter, the standstill provision would terminate.

Shortly thereafter, NCO began to furnish to OEP and its financing sources and their respective accounting and legal advisors certain non-public business and financial information regarding NCO to enable OEP and its financing sources to conduct their necessary confirmatory due diligence. The legal advisors to the special committee, NCO, OEP and Mr. Barrist continued to finalize the terms of the merger agreement and related documentation.

On July 6, 2006, the special committee (together with Messrs. Dunkelberg and Naples) held a meeting by telephone conference call in which representatives of Bass Berry, Blank Rome, Mid Market and Credit Suisse participated to receive an update on the status of the proposed transaction with Mr. Barrist and OEP. Representatives of Bass Berry also reported on the status of the proposed merger agreement and related documents and summarized their principal terms.

On July 13, 2006, a meeting of the special committee was held at the offices of Blank Rome in Philadelphia in which representatives of Bass Berry, Blank Rome, Mid Market and Credit Suisse participated. After reviewing the significant participation and contribution of Messrs. Dunkelberg and Naples in the special committee’s telephone conference calls and meetings over the preceding two months, the special committee appointed Messrs. Dunkelberg and Naples to the special committee and authorized the payment to each of them of the one-time $25,000 fee payable to special committee members. The special committee felt it was reasonable to compensate Messrs. Dunkelberg and Naples for their significant time spent on the proposed transaction. At the meeting, Bass Berry and Blank Rome updated the special committee on the status of the transaction, including the status of the due diligence being conducted by OEP, its financing sources and their respective legal and accounting advisors. Credit Suisse reviewed with the special committee its preliminary financial analysis of the $27.50 per share merger consideration proposed to be paid by Mr. Barrist and OEP. The special committee also reviewed with counsel its fiduciary duties under Pennsylvania law, including a memorandum distributed by Blank Rome on June 29, 2006 to the NCO independent directors, the advantages and disadvantages to the Company and its shareholders of the merger and the interests of the directors and officers of the Company that were different from, or in addition to, the interests of the Company’s shareholders, and counsel responded to questions of the special committee. The special committee then authorized Mr. Pound to ask Mr. Barrist whether the per share merger consideration could be increased if certain provisions of the merger agreement were revised, including an increase in the amount of the break-up fee.

Following the special committee meeting, the compensation committee held a meeting to consider and approve an addendum to the employment agreement with Mr. Barrist. The addendum, which was executed by the parties on July 18, 2006, extended the term of Mr. Barrist’s employment agreement, which otherwise would have expired June 30, 2006, until the earlier of: (i) June 30, 2007, (ii) 90 days after a change in control (as defined in the Company’s 2004 Equity Incentive Plan, as in effect on the date of the addendum) and (iii) December 31, 2006 (unless on such date the Company is a party to a definitive agreement for a change in control, then the earlier of (a) 90 days after the date of the change in control pursuant to such agreement or (b) the date of the termination of such agreement), subject, in any case, to any early termination provisions set forth in the employment agreement. The addendum also clarified when the two year non-competition period begins following the termination of Mr. Barrist’s employment and provides that in circumstances in which Mr. Barrist is entitled to continue to receive compensation following the termination of his employment by the Company without cause, Mr. Barrist may waive the right to receive such compensation and have the two year non-competition period begin on the date of the termination of his employment. For the purposes of the addendum, “change in control” is defined as:

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•	the occurrence of an event that would, if known to NCO’s management, be required to be reported by NCO as a change in control under Form 8-K pursuant to the Securities Exchange Act of 1934;

•
the acquisition or receipt, in any manner, by any person or any group of persons acting in concert, of direct or indirect beneficial ownership of more than 50% of the combined voting securities ordinarily having the right to vote for the election of directors of NCO;

•
a change in the constituency of the board with the result that individuals, referred to as the incumbent directors, who are members of the board on May 17, 2004 cease for any reason to constitute at least a majority of the board of directors, provided that any individual who is elected to the board after such date and whose nomination for election was unanimously approved by the incumbent directors shall be considered an incumbent director;

•
the sale, exchange, liquidation or other disposition of all or more than 50% of NCO’s business or assets; unless in any such case, at least a majority of the incumbent directors determine, prior to the occurrence of such change in control, that no change in control has or will have occurred;

•
the occurrence of a reorganization, merger, consolidation or other corporate transaction involving NCO, in each case, with respect to which NCO’s shareholders immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting securities ordinarily having the right to vote for the election of directors of NCO or other corporation resulting from such transaction;

•	the approval by NCO’s shareholders of a complete liquidation or dissolution of NCO; or

•	any similar transaction, circumstance or event which the compensation committee of the board of directors determines to constitute a change in control.

On July 18, 2006, Mr. Barrist and OEP delivered to the special committee and its representatives a written proposal to acquire all of the Company’s outstanding common stock at a price of $27.50 per share in accordance with the terms of an attached merger agreement, limited guarantee, debt commitment letter signed by the financing sources, an equity commitment letter signed by OEP, and a letter from OEP Holdings Company, an affiliate of OEP, setting forth the aggregate unfunded commitments of OEP Holdings Company.

Later on July 18, 2006, the special committee held a meeting by telephone conference call in which representatives of Bass Berry, Blank Rome, Mid Market and Credit Suisse participated. Mr. Pound advised the special committee that he had met with Mr. Barrist and Mr. Barrist had informed him that Mr. Barrist and OEP were unwilling to increase the price above $27.50 per share. Representatives of Bass Berry and Blank Rome described the proposal and outstanding matters. The special committee instructed its advisors to finalize the merger agreement.

On July 19, 2006 and July 20, 2006, the special committee held meetings by telephone conference call in which representatives of Bass Berry, Blank Rome and Credit Suisse participated and provided status updates with respect to the negotiations. On July 21, 2006, agreement was reached on the final terms of the merger agreement.

The special committee held a meeting by telephone conference call on July 21, 2006 in which representatives of Blank Rome, Bass Berry, Mid Market and Credit Suisse participated. Bass Berry reviewed the final terms of the merger agreement. Also at this meeting, Credit Suisse reviewed with the special committee its financial analysis of the proposed $27.50 per share merger consideration. This financial analysis was substantially similar to the preliminary financial analysis reviewed with the special committee at its meeting on July 13, 2006, except it was updated to reflect market data as of July 20, 2006. Credit Suisse then rendered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 21, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of NCO common stock (other than management participants, other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent and their respective affiliates). Following discussion, the special committee unanimously recommended that the board approve and declare advisable, fair to and in the best interests of the Company and its unaffiliated

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shareholders, the merger agreement and the merger, and the special committee unanimously recommended to the board that the board recommend that NCO’s shareholders adopt the merger agreement.

Immediately following the special committee meeting, the board (other than Mr. Barrist) held a special meeting by telephone conference call in which representatives of Blank Rome, Bass Berry, Mid Market and Credit Suisse participated to consider the proposed merger and the recommendations of the special committee. By unanimous action of the directors present, the board (i) ratified the appointment of Messrs. Dunkelberg and Naples to the special committee and (ii) after discussion, the board unanimously approved and declared the merger and the merger agreement advisable, fair to and in the best interests of the Company and its unaffiliated shareholders and resolved to recommend that the Company’s shareholders adopt the merger agreement.

After the close of business on Friday, July 21, 2006, the Company, Parent and Acquisition executed the merger agreement and Mr. Barrist and OEP executed the rollover agreement. The press release announcing the execution of the merger agreement was issued by the Company prior to the opening of the stock market on Monday, July 24, 2006.

Recommendations of NCO’s Special Committee and NCO’s Board of Directors

NCO’s board of directors formed a special committee to evaluate the merger and related transactions and to solicit and evaluate other proposed transactions to acquire all or a substantial portion of NCO’s stock or assets. In addition, the special committee was charged with recommending action to the full NCO board of directors with respect to the merger and other proposals. The special committee consists entirely of directors who are not officers or employees of NCO and who will not have an economic interest in NCO following the merger. The special committee retained its own legal and financial advisors.

The special committee of NCO’s board of directors unanimously approved the merger agreement and determined the merger advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders. The special committee unanimously recommended that NCO’s board of directors approve the merger agreement and the merger, and that the board of directors submit the merger agreement to NCO’s shareholders and recommend that NCO’s shareholders adopt the merger agreement. The special committee considered a number of factors, as more fully described above under “—Background of the Merger,” beginning on page 20, and below under “—Reasons for the Special Committee’s Recommendation,” beginning on page 31, in determining to recommend that the board of directors adopt the merger agreement.

After careful consideration, NCO’s board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests), acting upon the recommendation of the special committee, unanimously:

•	determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders;

•	approved the merger agreement; and

•	determined to recommend that NCO’s shareholders vote “FOR” the adoption of the merger agreement.

Reasons for the Special Committee’s Recommendation

In reaching its conclusions described above, the special committee considered the factors set forth below, each of which the special committee believes supported its conclusions but which are not listed in any relative order of importance:

•
the current and historical market prices of NCO’s common stock, including the market price of NCO’s common stock relative to those of peer industry participants and general equity markets indices, and the fact that the merger consideration represents a premium of 44% over the closing

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price of $19.05 on May 15, 2006 (the last trading day before NCO announced that it had received the “going private” proposal from Mr. Barrist) and a premium of 41% over the 180 day trading average on May 15, 2006;

•
its belief that the merger was the best alternative to unaffiliated shareholders and NCO, taking into account the uncertain returns to such shareholders in light of NCO’s business operations, financial condition, strategy and prospects, as well as the risks of achieving those returns, the nature of NCO’s industry and general economic and market conditions;

•
the potential value to NCO’s shareholders that might result from other strategic alternatives available to NCO, including, among other things, remaining a company with publicly traded common stock, entering or acquiring strategically complementary businesses or acquiring other businesses in NCO’s existing business lines and the execution risks associated with those alternatives, compared to the risks and benefits of the merger;

•
the financial presentation of Credit Suisse, including its opinion, dated July 21, 2006, to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of NCO common stock (other than management participants, other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent and their respective affiliates) of the merger consideration to be received by such holders, as more fully described below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 34 and in the full text of Credit Suisse’s written opinion attached as Annex B to this proxy statement;

•
the fact that the merger consideration to be received by NCO’s unaffiliated shareholders is all cash, so that the merger allows NCO’s unaffiliated shareholders to immediately realize a fair value, in cash, for their investment and provides certainty of value to NCO’s unaffiliated shareholders for their shares;

•	the special committee’s belief that the terms of the merger agreement were favorable to NCO’s unaffiliated shareholders, noting in particular:

•
the fact that, subject to compliance with the terms and conditions of the merger agreement, NCO is permitted to terminate the merger agreement, prior to shareholder approval of the merger agreement, in order to enter into a permitted alternative acquisition agreement that the board believes in good faith constitutes a superior proposal, upon the payment to Parent of a termination fee of approximately $35.0 million (representing approximately 3% of the total enterprise value of the transaction), which amount was viewed by the special committee as reasonable in light of the benefits of the merger to NCO’s shareholders and the sale process conducted on behalf of NCO;

•
the obligation of Parent, subject to the terms and conditions of the merger agreement, to pay NCO a termination fee of approximately $35.0 million (representing approximately 3% of the total enterprise value of the transaction) if Parent fails to effect the closing as and when required by the merger agreement, and OEP’s guarantee of those payment obligations; and

•	the limited number and nature of the conditions to Parent’s obligation to close the merger and the limited risk of non-satisfaction of such conditions.

•
Parent’s delivery to NCO of a debt commitment letter from Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities Inc. and JP Morgan Chase Bank, N.A. that, together with the equity commitment letter received and the management participants’ aggregate equity investment, represented sufficient cash to pay the merger consideration.

The special committee also believed the process by which NCO entered into the merger agreement was fair. In reaching that conclusion, the special committee considered, in addition to the factors described above, the following:

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•	the fact that the negotiation of the transaction was conducted entirely under the oversight of the special committee. The special committee:

•
consists entirely of directors who are not officers or employees of NCO, and who will not have an economic interest in NCO following the merger; and are all of the members of NCO’s board of directors other than Mr. Barrist;

•	was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger agreement, and any alternative; and

•	had ultimate authority to decide whether or not to proceed with a transaction, subject to NCO’s board of directors’ approval of the merger agreement.

•	the fact that the special committee was advised by its own legal and financial advisors who assisted the special committee in evaluating and negotiating the merger;

•
the fact that the terms and conditions of the merger agreement were the product of negotiations between the special committee and its advisors, on the one hand, and Mr. Barrist and OEP and their advisors, on the other hand;

•	the fact that the merger requires the approval by a majority of the votes cast by all of NCO’s shareholders (other than management participants), voting as a separate class; and

•
the absence of any bid competitive with Mr. Barrist’s “going private” proposal despite NCO’s public announcement that it had received such a proposal and a sale process during which 50 potential strategic and financial buyers were contacted and 22 of such potential buyers were provided with a confidential information memorandum inviting the submission of a competing bid.

For the reasons discussed above, the special committee believes that the merger is procedurally fair to the unaffiliated shareholders despite the fact that the special committee did not retain an unaffiliated representative to act solely on behalf of NCO’s unaffiliated shareholders. In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, the special committee did not consider it necessary to (and therefore did not) retain an unaffiliated representative to act solely on behalf of NCO’s unaffiliated shareholders.

The special committee believes that the requirement that the merger be approved by the separate class vote of a majority of the votes cast (as required by Pennsylvania law) by all of NCO’s shareholders, other than management participants, provides procedural safeguards similar to a requirement that a transaction be approved by a vote of a majority of the unaffiliated shareholders, which is another mechanism traditionally used to ensure fairness in transactions of this type.

The special committee also took into account a number of potentially adverse factors concerning the merger including, without limitation, the following:

•
the risk that the merger might not close in a timely manner or at all, including the risk that the merger will not occur if Parent does not obtain the requisite financing under the commitment letters, as well as the costs of a failure to close, including employee attrition and potential negative effects on customer relationships;

•
the fact that NCO is entering into a merger agreement with a newly-formed corporation with essentially no assets and, accordingly, that its sole remedy in connection with a breach of the merger agreement by Parent or Acquisition, even a breach that is deliberate or willful, is limited to $35.0 million;

•	the merger consideration consists of cash and will therefore be taxable to NCO’s unaffiliated shareholders for U.S. federal income tax purposes;

•
the opportunities for growth and the potential for increased shareholder value if NCO were to remain an independent company with publicly traded equity securities and the fact that NCO’s unaffiliated shareholders will not participate in any future appreciation of NCO’s value;

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•
the fact that, in order for NCO to terminate the merger agreement to accept a superior proposal, NCO must, in addition to complying with certain other terms and conditions of the merger agreement, pay Parent a $35.0 million termination fee;

•
the restrictions placed on NCO’s activities prior to closing of the merger as a result of the restrictive covenants included in the merger agreement, which may prevent NCO from capitalizing on business opportunities that may arise before closing of the merger;

•	the fact that NCO’s directors and executive officers have interests in the merger that are different from those of other NCO shareholders;

•
the equity interest in Parent to be received by Mr. Barrist, Mr. Barrist’s family members and trusts formed for his or their benefit who become management participants and other executive officers who become management participants as compared to unaffiliated shareholders receiving all cash;

•	the disruption to NCO’s business operations and diversion of management focus and resources from other strategic opportunities because of the pending merger; and

•	the fact that under Pennsylvania law, NCO’s shareholders who are opposed to the merger will not have dissenters’ or similar rights.

The special committee did not consider NCO’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to NCO’s unaffiliated shareholders because it believed that net book value is not a material indicator of the value of NCO’s equity but rather an indicator of historical costs. The special committee also did not consider the liquidation value of NCO’s assets as indicative of NCO’s value primarily because of its belief that the liquidation value would be significantly lower than NCO’s value as an ongoing business and that, due to the fact that NCO is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated shareholders of NCO.

The foregoing discussion of the information and factors considered by the special committee, while not exhaustive, includes the material considerations discussed by the special committee. In view of the wide variety of the factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual members of the special committee may have given different weights to different factors. The special committee approved and recommended that the board of directors approve the merger based upon its belief that the positive factors relating to the merger outweigh the negative factors, in light of the totality of information presented to and considered by it.

Opinion of the Special Committee’s Financial Advisor

NCO retained Credit Suisse as the special committee’s financial advisor in connection with a possible merger, sale or other business combination involving NCO. In connection with Credit Suisse’s engagement, the special committee requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of NCO common stock (other than rollover shareholders and their respective affiliates) of the consideration to be received by such holders in the merger. For purposes of the description of Credit Suisse’s opinion, the reference to “rollover shareholders” means all management participants and other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent. On July 21, 2006, the special committee met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse reviewed with the special committee certain financial analyses as described below and rendered its oral opinion to the special committee, which opinion was confirmed by delivery of a written opinion, dated July 21, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of NCO common stock (other than rollover shareholders and their respective affiliates).

The full text of Credit Suisse’s written opinion, dated July 21, 2006, to the special committee, which sets forth, among other things, the procedures followed, assumptions made, matters considered

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and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. Holders of NCO common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the special committee for its information in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of NCO common stock (other than rollover shareholders and their respective affiliates), does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Copies of Credit Suisse’s written presentations have been attached as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger. These written presentations will be available for inspection and copying at NCO’s principal executive offices during regular business hours by any interested shareholder of NCO or any representative of such shareholder who has been so designated in writing.

In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain related documents as well as certain publicly available business and financial information relating to NCO. Credit Suisse also reviewed certain other information relating to NCO, including financial forecasts, provided to or discussed with Credit Suisse by NCO, and met with the management of NCO to discuss NCO’s business and prospects. Credit Suisse also considered certain financial and stock market data of NCO and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of NCO, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for NCO that Credit Suisse reviewed, the management of NCO advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NCO as to the future financial performance of NCO. Credit Suisse also assumed, with the special committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on NCO or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement.

Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NCO, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of NCO common stock, other than rollover shareholders and their respective affiliates, and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to NCO, nor did it address the underlying business decision of NCO to proceed with the merger. Except as described above, the special committee imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the special committee, Credit Suisse performed a variety of financial and comparative analyses, including those described below which were the material financial analyses reviewed with the special committee in connection with Credit Suisse’s opinion dated July 21, 2006. The summary of

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Credit Suisse’s analyses described below is not a complete description of such analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond NCO’s control. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to NCO or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from,Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between NCO and Parent, and the decision to enter into the merger was solely that of the special committee and the board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, the board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the special committee in connection with Credit Suisse’s opinion dated July 21, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Selected Companies Analysis

Credit Suisse reviewed financial and stock market information of NCO and the following publicly held companies, eight of which are customer relationship management (CRM) services outsourcing companies, three of which are receivables portfolio purchasing companies and five of which are information technology outsourcing or horizontal business process outsourcing companies:

CRM Services Outsourcers		Portfolio Purchasers		IT/Horizontal Business Process Outsourcers

•	Convergys Corporation	•	Asset Acceptance Capital Corp	•	Affiliated Computer Services, Inc.
•	ICT Group, Inc	•	Encore Capital Group, Inc.	•	Computer Sciences Corporation
•	Intrum Justitia, AB	•	Portfolio Recovery Associates, Inc.	•	Electronic Data Systems Corporation
•	Sitel Corporation			•	Hewitt Associates, Inc.
•	SR. Teleperformance			•	Unisys Corporation
•	Startek, Inc.
•	Sykes Enterprises, Incorporated
•	Teletech Holdings, Inc.

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Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as market capitalization based on closing stock prices on July 20, 2006, plus debt, less cash, as multiples of calendar years 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA,” and unlevered net income. Credit Suisse then applied a range of selected multiples of calendar years 2006 and 2007 estimated EBITDA and unlevered net income derived from the selected companies to corresponding financial data of NCO. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of NCO were based on internal estimates of NCO’s management. This analysis indicated the following implied per share equity reference range for NCO, as compared to the merger consideration:

Implied Per Share Equity Reference Range for NCO	Per Share Merger Consideration

$17.16 – $29.42	$27.50

Selected Transactions Analysis

Credit Suisse reviewed the transaction values of the following 10 selected transactions in the outsourcing industry announced since November 2003 to the extent information was publicly available:

Acquiror	Target

• TransWorks Information Services Limited	•	Minacs Worldwide Inc.
• Thomas H. Lee Partners	•	West Corporation
• Apollo Management, L.P.	•	SOURCECORP, Incorporated
• NCO	•	Risk Management Alternatives Parent Corp.
• Affiliated Computer Services, Inc.	•	LiveBridge, Inc.
• Williams Lea Limited	•	Bowne Business Solutions, Inc.
• West Corporation	•	WorldwideAsset Management LLC
• CGI Group Inc.	•	American Management Systems, Incorporated
• Barclays Private Equity Limited/Vision Capital Limited	•	Cabot Financial (Europe) Limited
• NCO	•	RMH Teleservices, Inc.

Credit Suisse reviewed, among other things, transaction values of the selected transactions, calculated as the purchase price paid, plus debt, less cash, as multiples of latest 12 months EBITDA and unlevered net income. Credit Suisse then applied a range of selected multiples of latest 12 months EBITDA and unlevered net income derived from the selected transactions to corresponding financial data of NCO for the 12 months ended March 31, 2006, in each case adjusted to exclude charges relating to Hurricane Katrina and the integration of Risk Management Alternatives Parent Corp., which was acquired by NCO in 2005. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data of NCO were based on internal estimates of NCO’s management, public filings and other publicly available information. This analysis indicated the following implied per share equity reference range for NCO, as compared to the merger consideration:

Implied Per Share Equity Reference Range for NCO	Per Share Merger Consideration

$21.72 – $31.10	$27.50

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that NCO could generate during the second quarter of fiscal year 2006 through fiscal year 2010 based on internal estimates of NCO’s management. Credit Suisse calculated terminal values of NCO by multiplying NCO’s fiscal year 2011 estimated EBITDA by selected multiples ranging from 5.0x to 7.0x. The cash flows and terminal values were discounted to present value using discount rates of 13.0% to 15.0%, which discount rate range was derived taking into consideration the estimated weighted average cost of capital for NCO. This analysis indicated the following implied per share equity reference range for NCO, as compared to the merger consideration:

Implied Per Share Equity Reference Range for NCO	Per Share Merger Consideration

$23.34 – $34.52	$27.50

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Miscellaneous

NCO selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with NCO and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse and its affiliates in the past have provided investment banking and other financial services to NCO, for which services Credit Suisse and its affiliates have received compensation, including financial advisory services in connection with NCO’s review of strategic alternatives prior to Credit Suisse’s retention as the special committee’s financial advisor and financial advisory services provided to NCO in 1999 by Donaldson Lufkin & Jenrette, Inc., which subsequently was acquired by Credit Suisse. Credit Suisse and its affiliates also from time to time in the past have provided and in the future may provide investment banking and other financial services to One Equity Partners LLC, its affiliates and certain of their respective portfolio companies, for which services Credit Suisse and its affiliates have received, and may receive, compensation. Credit Suisse and certain of its affiliates and certain of Credit Suisse’s and their respective employees and certain private investment funds affiliated or associated with Credit Suisse have invested from time to time in affiliates of One Equity Partners LLC. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NCO, Parent and any other entities that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

NCO has agreed to pay Credit Suisse for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $9.4 million, a portion of which was payable for rendering its opinion and approximately $8.3 million of which is contingent upon consummation of the merger. NCO has agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the fairness of the merger and its decision to approve the merger agreement and recommend the adoption of the merger agreement by NCO’s shareholders, the board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests) relied on the special committee’s recommendations and the factors examined by the special committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests) did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Rather, the board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests) viewed its position as being based on the totality of the information considered by it. As part of its determination with respect to the merger, the board of directors (excluding Mr. Barrist who, with the concurrence of the other members of the board of directors, recused himself from the process and did not vote due to his conflicting interests) adopted the conclusion of the special committee and the analyses underlying the conclusion, based upon its view as to the reasonableness of such conclusion and analyses.

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In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, NCO’s board of directors did not consider it necessary to (and therefore did not) retain an unaffiliated representative to act solely on behalf of NCO’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Based on the factors outlined above, NCO’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders.

Position of Michael J. Barrist Regarding Fairness of the Merger

Under SEC rules, Mr. Barrist is required to provide certain information regarding his position as to the fairness of the merger to the unaffiliated shareholders of the Company. Mr. Barrist is making the statements included in this section solely for purposes of complying with such requirements. Mr. Barrist’s views as to the fairness of the merger should not be construed as a recommendation to any shareholder as to how that shareholder should vote on the proposal to adopt the merger agreement. Mr. Barrist has interests in the merger different from, and in addition to, the other shareholders of NCO. These interests are described under “—Interests of Executive Officers and Directors in the Merger” beginning on page 55.

Mr. Barrist did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes, nor did he receive advice from the special committee’s legal or financial advisors as to the fairness of the merger. However, Mr. Barrist believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated shareholders of NCO and has adopted the analyses and conclusions of the special committee set forth above under “Reasons for the Special Committee’s Recommendation,” beginning on page 31, based upon the reasonableness of those analyses and conclusion and his knowledge of NCO, as well as the factors considered by, and the findings of, the special committee with respect to the fairness of the merger to such shareholders, other than, in each case, with respect to the financial presentation of Credit Suisse, including its opinion, dated July 21, 2006, which was provided for the information and assistance of the special committee and upon which Mr. Barrist is not entitled to rely. Notwithstanding that Mr. Barrist is not entitled to rely thereon, Mr. Barrist did consider the fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by holders of NCO common stock (other than management participants, other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent and their respective affiliates, as to which Credit Suisse expressed no view).

Mr. Barrist believes that the merger agreement and the merger are fair to the unaffiliated shareholders of NCO despite the impact, if any, on NCO and the NCO sale process, of Mr. Barrist’s stated unwillingness to invest along with any other equity sponsors in NCO because OEP has offered to pay what Mr. Barrist believes is full and fair value for NCO. While Mr. Barrist is a director of NCO, because of his differing interests in the merger, he did not participate on behalf of NCO in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Barrist in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Barrist. Mr. Barrist did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Barrist believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated shareholders of NCO.

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Position of the OEP Filers Regarding Fairness of the Merger

Under a possible interpretation of SEC rules governing “going private” transactions, one or more of Parent, Acquisition, OEP, OEP General Partner II, L.P. and OEP Holding Corporation, who are referred to in this proxy statement as the “OEP Filers,” may be deemed to be affiliates of NCO. Based on such interpretation, the OEP Filers are making the statements included in this section of the proxy statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The OEP Filers believe that the merger is both substantively and procedurally fair to NCO’s unaffiliated shareholders. However, the OEP Filers have not undertaken any formal evaluation of the fairness of the merger to NCO’s unaffiliated shareholders or engaged a financial advisor for such purposes. Moreover, the OEP Filers did not participate in the deliberations of the special committee or receive advice from the special committee’s legal or financial advisors in connection with the merger.

While the OEP Filers believe that the merger is substantively and procedurally fair to NCO’s unaffiliated shareholders, they attempted to negotiate the terms of a transaction that would be most favorable to them, and not to such shareholders and, accordingly, did not negotiate the merger agreement with the goal of obtaining terms that were fair to such shareholders. None of the OEP Filers believes that it has or had any fiduciary duty to NCO or its shareholders, including with respect to the merger and its terms. NCO and its shareholders were, as described elsewhere in this proxy statement, represented by an independent special committee that negotiated on their behalf with OEP with the assistance of its own advisors.

The belief of the OEP Filers that the merger is substantively and procedurally fair to the unaffiliated shareholders of NCO is based on the following factors:

•
the $27.50 per share merger consideration and other terms and conditions of the merger agreement resulted from negotiations between the special committee and its advisors, on the one hand, and Mr. Barrist and OEP and their advisors, on the other hand;

•	the special committee unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders;

•	the merger was unanimously approved by NCO’s board of directors present at the meeting called for that purpose, which included all of the directors except Mr. Barrist;

•	the fact that the merger requires the approval by a majority of the votes cast by all of NCO’s shareholders (other than management participants), voting as a separate class;

•
notwithstanding that the OEP Filers are not entitled to rely thereon, the fact that the special committee received an opinion from its financial advisor as to the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of NCO common stock (other than management participants, other holders of NCO common stock, if any, who contribute shares of NCO common stock to Parent in exchange for equity securities of Parent and their respective affiliates, as to which Credit Suisse expressed no view);

•
the fact that the $27.50 per share price represented a premium of 44% over the closing price of a share of NCO’s common stock prior to NCO’s May 16, 2006 announcement of the receipt of the “going private” proposal from Mr. Barrist and a premium of 41% over the 180 day trading average on May 15, 2006;

•	the merger will provide consideration to the unaffiliated shareholders of NCO entirely in cash, which provides certainty of value;

•	the special committee retained its own legal and financial advisors experienced in transactions similar to the proposed merger;

•
the OEP Filers did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee; and

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•
the merger agreement provides NCO with the ability to terminate the merger agreement in order to recommend, approve or accept a superior proposal that would, if completed, result in a transaction more favorable to NCO’s shareholders from a financial point of view than the merger, subject to certain conditions, including the prior or concurrent payment of a termination fee of $35.0 million.

The OEP Filers considered each of the foregoing factors to support their determination as to the fairness of the merger to the unaffiliated shareholders of NCO. The OEP Filers did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such shareholders. In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, the OEP Filers believe that the merger is procedurally fair to the unaffiliated shareholders despite the fact that an unaffiliated representative was not retained to act solely on behalf of NCO’s unaffiliated shareholders.

The OEP Filers did not consider NCO’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to NCO’s unaffiliated shareholders because they believed that net book value is not a material indicator of the value of NCO’s equity but rather an indicator of historical costs. The OEP Filers also did not consider the liquidation value of NCO’s assets as indicative of NCO’s value primarily because of their belief that the liquidation value would be significantly lower than NCO’s value as an ongoing business and that, due to the fact that NCO is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated shareholders of NCO. The OEP Filers did not establish a pre-merger going concern value for NCO’s equity as a public company for the purposes of determining the fairness of the merger consideration to NCO’s unaffiliated shareholders because, following the merger, NCO will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

In making their determination as to the substantive fairness of the proposed merger to the unaffiliated shareholders of NCO, the OEP Filers were not aware of any firm offers during the prior two years by any person for the merger or consolidation of NCO with another company, the sale or transfer of all or substantially all of NCO’s assets or a purchase of NCO’s assets that would enable the holder to exercise control of NCO.

The OEP Filers’ view as to the fairness of the merger to the unaffiliated shareholders of NCO is not a recommendation as to how any such shareholder should vote on the merger. The foregoing discussion of the information and factors considered and weight given by the OEP Filers while not exhaustive, is believed to include all material factors considered by the OEP Filers.

Certain Financial Projections

In connection with OEP’s review of NCO and in the course of the negotiations between NCO and OEP described in “Special Factors—Background of the Merger,” NCO provided OEP and its financing sources, and the special committee’s financial advisor, with non- public financial projections for the years ending December 31, 2006 through 2011. These projections do not give effect to the merger or the financing of the merger.

NCO does not, as a matter of course, publicly disclose projections of future revenues or earnings, except for diluted earnings per share for the current fiscal year. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to OEP in connection with their due diligence investigations of NCO. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, NCO’s management. Ernst & Young LLP, NCO’s independent registered public accountants, has neither examined nor compiled the projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. In preparing the projections, NCO’s management took into account historical performance, combined with estimates, including estimates regarding revenues, operating income,

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and capital expenditures. The projections were developed in a manner consistent with management’s historical development of budgets. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by NCO’s management that NCO’s management believed were reasonable at the time the projections were prepared in June and July 2006. Various factors, including but not limited to, industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of NCO’s management, may cause the projections to vary from actual results. Investors should read “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement and in NCO’s Annual Report on Form 10-K for the year ended December 31, 2005, “Forward Looking Statements” in the Annual Report’s introduction and “Risk Factors” contained in Item 1A. There can be no assurance that the projections will be realized, and actual results could be significantly higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the projections will be predictive of actual future results. None of OEP, Credit Suisse or any other recipient of the projections makes any representation regarding such projections.

NCO does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

NCO prepared and provided projections for fiscal years 2006 through 2011, referred to as the “2006 through 2011 projections” to OEP, its financing sources and the special committee’s financial advisor, a summary of which is set forth below:

	(Amounts in thousands)
	2006	2007	2008	2009	2010	2011

Revenue:
ARM North America	$873,264	$922,920	$967,059	$1,020,471	$1,083,987	$1,154,073
CRM	264,264	319,095	351,005	386,106	424,717	467,189
Portfolio Management	189,146	187,594	178,030	185,249	195,553	222,440
ARM International	26,938	33,905	37,296	41,026	45,129	49,642
Eliminations	(122,511)	(127,122)	(123,513)	(126,312)	(136,178)	(149,395)

Total	$1,231,101	$1,336,392	$1,409,877	$1,506,540	$1,613,208	$1,743,949

Income from Operations:
ARM North America	$74,764	$95,258	$108,177	$121,275	$134,792	$146,436
CRM	(8,348)	11,638	17,780	23,311	32,596	40,534
Portfolio Management	51,774	42,340	35,892	41,062	41,170	54,210
ARM International	2,492	4,178	4,829	5,346	5,904	6,616

Total	$120,682	$153,414	$166,678	$190,994	$214,462	$247,796

Depreciation and Amortization:
ARM North America	$30,220	$27,490	$26,244	$26,693	$26,722	$25,521
CRM	19,073	19,429	17,321	17,230	14,123	13,193
Portfolio Management	1,715	1,649	1,649	227	—	—
ARM International	1,192	1,349	1,437	1,546	1,678	1,724

Total	$52,200	$49,917	$46,651	$45,696	$42,523	$40,438

Capital Expenditures:
ARM North America	$22,523	$23,874	$25,306	$26,825	$28,434	$30,140
CRM	7,928	9,573	10,530	11,583	12,742	14,016
Portfolio Management	—	—	—	—	—	—
ARM International	808	1,017	1,119	1,231	1,354	1,489

Total	$31,259	$34,464	$36,955	$39,639	$42,530	$45,645

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The material assumptions made by NCO in developing the 2006 through 2011 projections were as follows:

•	organic growth rates for NCO as a whole of between 5.5% and 17.0% per year;
•	operating margins for NCO as a whole of between 9.8% and 14.2% per year; and
•	capital expenditures as a percentage of revenue between 2.5% and 2.6% per year.

Purposes and Reasons for the Merger and Plans for NCO after the Merger

The purpose of the merger for NCO is to enable its shareholders (other than the management participants with respect to their rollover shares) to immediately realize the value of their investment in NCO through their receipt of the per share merger price of $27.50 in cash, without interest, representing a premium of approximately 44% to the closing market price of NCO common stock on May 15, 2006, the last trading day before NCO announced that it had received the “going private” proposal from Mr. Barrist. In this respect, the special committee and the board of directors believed that the merger was more favorable to such shareholders than any other alternative reasonably available to NCO and its shareholders because of the uncertain returns to such shareholders in light of NCO’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. For these reasons, and the reasons discussed under “—Reasons for the Board’s Recommendation,” beginning on page 38, the board of directors of NCO has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of NCO and NCO’s unaffiliated shareholders.

The purpose of the merger for Mr. Barrist is to allow him to immediately realize the value of a portion of his holdings in NCO and, through their retention of an equity interest in Parent (and therefore indirectly in NCO as the surviving corporation in the merger) to benefit from any future earnings and growth of NCO after its common stock ceases to be publicly traded. Mr. Barrist believes that public company status imposes a number of limitations on NCO, including restraints associated with meeting the expectations of market analysts and the costs of being a publicly traded company. Accordingly, one of the purposes of the merger for Mr. Barrist is to afford NCO greater operating flexibility, allowing management to concentrate on long-term growth and to reduce management’s focus on the quarter to quarter performance often emphasized by the public markets.

For the OEP Filers, the purpose of the merger is to allow OEP, its affiliates and the management participants to own NCO and to reap the rewards and bear the risks of such ownership after NCO’s common stock ceases to be publicly traded. The transaction has been structured by the OEP Filers as a cash merger in order to provide NCO’s current shareholders (other than the management participants with respect to their rollover shares) with cash for their shares of NCO common stock and to provide a prompt and orderly transfer of ownership of NCO in a single step, without the necessity of financing separate purchases of NCO’s common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

NCO and Mr. Barrist decided to proceed with the merger and going private transaction at this time because they believe that the merger is more favorable to the unaffiliated shareholders of NCO than any other alternative reasonably available to NCO and its shareholders, including remaining as a standalone public company.

After the effective time of the merger, the OEP Filers and Mr. Barrist anticipate that NCO will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. Parent, OEP, OEP General Partner II, L.P., OEP Holding Corporation and Mr. Barrist have each advised NCO that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving NCO’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Parent, OEP, OEP General Partner II, L.P., OEP Holding Corporation and NCO’s management, including Mr. Barrist, expect to continuously evaluate and review NCO’s business and operations following the merger and may develop new plans and proposals that they consider appropriate to maximize the value of NCO. Parent, OEP, OEP General Partner II, L.P., OEP

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Holding Corporation and Mr. Barrist expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

Effect on Outstanding NCO Equity

Upon completion of the merger, each share of NCO common stock issued and outstanding immediately prior to the effective time of the merger, other than NCO common stock held by NCO, Parent (including rollover shares) or Acquisition, will be converted into the right to receive $27.50, in cash, without interest. “The Merger Agreement – Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

All outstanding options that permit such treatment or that are held by option holders who have agreed to that treatment will be cancelled as of the time of completion of the merger and each holder, whether or not such option is vested or exercisable, will be entitled to receive a cash payment, less any applicable withholding taxes, equal to the amount by which $27.50 exceeds the exercise price of the option, multiplied by the number of shares of NCO common stock underlying the option. The holders of certain options, the terms of which do not permit such treatment and with respect to which the holders have not agreed to such treatment, will be entitled to receive, upon exercise and payment of the applicable exercise price, a cash payment equal to $27.50 multiplied by the number of shares of NCO common stock for which such option is both exercisable and being exercised, less any applicable withholding taxes. Each RSU outstanding as of the effective time of the merger, will be cancelled and each holder will be entitled to receive a cash payment equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such RSU, less any applicable withholding taxes. Each warrant outstanding as of the time of completion of the merger will become exercisable upon payment of the applicable exercise price solely for a cash payment equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such warrant. See “The Merger Agreement – Treatment of NCO Stock, Stock Options, RSUs and Warrants” beginning on page 64.

Effect on Listing and Registration of NCO Common Stock

After the merger, NCO’s common stock will no longer be listed on the Nasdaq Global Select Market. In addition, the registration of NCO’s common stock under the Exchange Act will be terminated. As a result, NCO will no longer be required to file periodic or other reports with the SEC with respect to its common stock or to deliver proxy statements or information statements in connection with shareholders’ meetings. If NCO (as the surviving corporation) completes a registered exchange or public offering of debt securities, however, it would again be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Effect on Organization and Management of NCO

In connection with the merger, the management participants will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of NCO shareholders generally. These incremental benefits and additional obligations include the right and obligation of the management participants to make an agreed upon investment in Parent by exchanging a portion of their NCO shares for equity interests of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the merger. These equity interests will be illiquid and subject to a stockholders’ agreement restricting the ability of the management participants to sell such equity. In addition, the management participants are expected after completion of the merger to receive grants of restricted stock of the Parent pursuant to a new management equity incentive plan that will be adopted by the Parent.

After the effective time of the merger, Mr. Barrist will serve as president and chief executive officer of the surviving corporation and Parent. Immediately after the effective time of the merger, the directors of Acquisition immediately prior to the effective time of the merger will be the directors of the surviving corporation, until the earlier of their resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be. It is expected that Mr. Barrist will be a director of the surviving corporation and Parent and that he will have the right, so long as he is chief executive officer of the

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surviving corporation and Parent, to appoint an additional independent board member to the surviving corporation’s and Parent’s respective boards who is satisfactory to OEP. It is expected that the current executive officers of NCO will serve as executive officers of the surviving corporation and Parent. In addition, it is expected that such executive officers will execute new employment and related agreements with the surviving corporation. The articles of incorporation of NCO will be amended as of the effective time of the merger to be the articles of incorporation of Acquisition. In addition, the bylaws of Acquisition, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation after the effective time of the merger (other than provisions relating to indemnification and advancement of expenses, which will not be amended). A copy of the surviving corporation’s articles of incorporation and bylaws, as they will be in effect immediately following the merger, will be furnished to any NCO shareholder on request and without cost.

Effect on Ownership Interest in NCO After the Merger; Beneficial and Detrimental Effects

If the merger agreement is approved and adopted by NCO’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition will be merged with and into NCO, with NCO being the surviving corporation and continuing its operations as a privately-held company with all of its equity interests owned by Parent. Parent will be controlled by OEP and its affiliates, with participation by Mr. Barrist and the other management participants.

Immediately before and contingent upon the completion of the merger, the management participants have agreed or will agree to contribute NCO common stock to Parent in exchange for equity securities of Parent or otherwise purchase equity securities of Parent in connection with the consummation of the merger. If the merger is completed, NCO’s shareholders (other than the management participants) will have no interest in NCO’s net book value or net earnings. The table below sets forth the direct and indirect interests in NCO’s net book value and net earnings of each of the management participants and the OEP Filers prior to and immediately after the merger based upon the net book value and net earnings of NCO as of December 31, 2005. Immediately following the merger, the entire interest in NCO’s net book value and net earnings that is not ultimately held by the management participants through Parent will be held through Parent by OEP, its affiliates and certain additional investors that may be permitted to invest in Parent (it is anticipated that such additional investors will not include current NCO shareholders).

	Ownership Prior to the Merger(1)				Ownership After the Merger (2)(3)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%

Michael J. Barrist	$59,449	8.0%	$3,562	8.0%	$38,404	5.2%	$2,301	5.2%
One Equity Partners II, L.P.	N/A	N/A	N/A	N/A	$704,710	94.8%	$42,218	94.8%
OEP General Partner II, L.P.	N/A	N/A	N/A	N/A	$704,710	94.8%	$42,218	94.8%
OEP Holding Corporation	N/A	N/A	N/A	N/A	$704,710	94.8%	$42,218	94.8%
Collect Holdings, Inc.	N/A	N/A	N/A	N/A	$743,114	100%	$44,519	100%

(1)	Based upon beneficial ownership as of October 13, 2006.
(2)
 Subject to the assumptions below, based upon agreed upon equity investments. Assumes an equity contribution of $387.0 million and the repayment of debt of $230.4 million, and is subject to change based upon the final equity contribution and the actual amount of outstanding debt as of the completion of the merger. As of the date of this proxy statement, no decision has been made regarding which additional members of senior management, if any, will become management participants and the amount of their respective investments, if any. Therefore, this table assumes that no equity investments are made by members of NCO senior management other than Michael J. Barrist. As of the date of this proxy statement, no decision has been made regarding which OEP affiliates or other additional investors, if any, will invest in Parent and the amount of their respective investments, if any. Therefore, this table assumes that no equity investments are made by OEP affiliates or other additional investors.

(3)
As of the date of this proxy statement, no decision has been made regarding which Barrist family members or trusts, if any, will become management participants and the amount of their respective investment, if any. Therefore this table assumes that no equity investments are made by any Barrist family members or trusts, and accordingly, Mr. Barrist’s ownership after the merger reflects his direct contribution of the full amount required to be contributed by him and/or any Barrist family member or trust pursuant to Mr. Barrist’s rollover agreement.

Except for the management participants, no current shareholder of NCO will, directly or indirectly, have any ownership interest in, or be a shareholder of, NCO immediately following the completion of the merger.

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As a result, immediately following the merger, NCO’s current unaffiliated shareholders will not benefit from any increase in NCO’s value, nor will they bear the risk of any decrease in NCO’s value. Following the merger, Parent will directly benefit from any increase in the value of NCO and also will bear the risk of any decrease in the value of NCO.

In addition, the detriments of the merger to NCO’s unaffiliated shareholders include that the receipt of the payment for their shares of NCO common stock will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60.

A benefit of the merger to the management participants is that NCO’s future earnings and growth will be for their benefit, as well as for the benefit of OEP and its affiliates. The detriments to management participants include the lack of liquidity for Parent capital stock following the merger, the fact that equity interests in Parent following the merger will be subject to a stockholders agreement that imposes restrictions on those equity interests, the risk that NCO will decrease in value following the merger, the incurrence by Parent or NCO of significant additional debt as described below under “—Financing” and the payment by Parent or NCO of approximately $64.8 million in estimated fees and expenses related to the merger and financing transactions. See “—Financing” beginning on page 46.

Effects on NCO if the Merger is Not Completed

In the event that the merger agreement is not adopted by NCO’s shareholders or if the merger is not consummated for any other reason, NCO’s shareholders will not receive any payment for their shares in connection with the merger. Instead, NCO will remain an independent public company and its common stock will continue to be listed on the Nasdaq Global Select Market. In addition, if the merger is not completed, NCO expects that management will operate the business in a manner similar to that in which it is being operated today and that NCO shareholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of NCO common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your NCO common stock, including the risk that the market price of NCO common stock may decline to the extent that the current market price of NCO’s stock reflects a market assumption that the merger will be completed. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your NCO shares. From time to time, NCO’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of NCO to, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not adopted by NCO’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to NCO will be offered, or that the business, prospects or results of operations of NCO will not be adversely impacted.

Under certain circumstances, if the merger is not completed, NCO will be obligated to pay OEP a termination fee of $35.0 million or reimburse OEP for its out-of-pocket expenses, up to $5.0 million, in connection with the merger. In addition, under certain circumstances, if the merger is not completed, Parent has agreed to pay NCO a termination fee of $35.0 million. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 79. Pursuant to the merger agreement, OEP has entered into a limited guarantee guaranteeing Parent’s obligation to pay a termination fee of $35.0 million to NCO.

Financing

Parent and Acquisition’s obligations to complete the merger are subject to a bank financing condition. See “The Merger Agreement — Conditions to the Merger” beginning on page 76. The total amount of funds required to complete the merger and the related transactions, including repaying NCO’s existing debt and payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.22 billion. This amount is expected to be provided through a combination of:

•
a new $565.0 million senior secured credit facility, consisting of a $465.0 million term credit facility and a $100.0 million revolving credit facility, which is described in this section under the subheadings “Debt Commitment Letter” and “Senior Secured Credit Facilities;”

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•	either:
	•	an offering of new unsecured senior subordinated notes yielding gross proceeds of $365.0 million, which is described in this section under the subheadings “Debt Commitment Letter” and “Unsecured Senior Subordinated Notes Offering;” or

•	a new $365.0 million senior subordinated bridge loan facility, which is described in this section under the subheadings “Debt Commitment Letter” and “Bridge Loan Facility;”

•	an aggregate cash equity investment by OEP and its affiliates of up to $368.2 million, which is described in this section under the subheading “Equity Financing;”

•
an aggregate of equity investment in Parent by the management participants of at least $20.0 million, which is described elsewhere in the proxy statement under the section titled “— Interests of Executive Officers and Directors in the Merger — Benefits Accruing After The Merger — Management Participants’ Investment in Parent;” and

•	cash and cash equivalents held by NCO and its subsidiaries.

The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Commitment Letter

OEP has entered into a commitment letter, dated as of July 18, 2006, as amended on August 2, 2006, which we refer to in this proxy statement as the “debt commitment letter,” with Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., as initial lenders, have committed to provide to Acquisition, and, after the closing of the merger, NCO, as the borrower:

•
senior secured credit facilities of up to $565.0 million, consisting of a seven-year $465.0 million term credit facility and a five-year $100.0 million revolving credit facility (of which at least $75.0 million is committed to be provided by the initial lenders and up to $25.0 million will be provided by a syndicate of lenders to be arranged on a best efforts basis by the initial lenders); and

•
in the event that the contemplated sale by the borrower of $365.0 million of unsecured senior subordinated notes has not been consummated at the time the merger is completed, a one-year $365.0 million unsecured senior subordinated bridge loan facility, the outstanding principal of which, if any, will be satisfied at maturity, subject to certain conditions precedent, through the delivery of the proceeds of nine-year unsecured senior subordinated rollover loans of the borrower equal to such principal amount, which rollover loans, in turn, may be converted, at the option of the bridge lender, into unsecured senior exchange notes with the same maturity date as the rollover loans.

The financing described in the debt commitment letter is referred to in this proxy statement as the “bank financing.”

The commitments to provide the bank financing are subject to customary conditions for financings of these types, including but not limited to, the following:

•
the preparation, execution and delivery of mutually acceptable loan documentation on customary terms and conditions for each debt facility, which final terms and conditions will be substantially as described in the debt commitment letter;

•
the lenders must be satisfied with the merger agreement and such other agreements, instruments and documents relating to the merger and the equity and debt financings, and the merger agreement and such other agreements shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in any manner materially adverse to the lenders without the prior written consent of the lenders;

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•	the acquisition shall have been consummated substantially in accordance with the terms of the merger agreement and in compliance with applicable law;

•	the refinancing of certain existing debt of NCO shall have been consummated or shall be consummated concurrently with the initial extension of credit under the bank facilities;

•
all of the capital stock of the borrower shall be owned by Parent and all capital stock of the borrower’s subsidiaries shall be owned by the borrower or one or more of the borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation (it being understood that in the case of portfolio joint ventures, not all capital stock of such entities shall be owned by the borrower or one of the borrower’s subsidiaries, and that the equity interests owned by the borrower and the guarantors under the senior secured credit facilities in such entities shall be free and clear of any lien, charge or encumbrance not permitted under the loan documentation);

•
in the case of the senior secured credit facilities, the lenders under those facilities shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other required collateral;

•	all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made;

•	all filing and recording fees and taxes shall have been duly paid;

•
since December 31, 2005, there shall not have occurred any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (whether or not covered by insurance) that has had or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on NCO, which is defined in the debt commitment letter as it is defined in the merger agreement, see “The Merger Agreement-Representations and Warranties” beginning on page 66.

•
there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to:

•	materially adversely affect the ability of the borrower or any guarantor to perform its obligations under the loan documentation for each bank financing; or

•	materially adversely affect the rights and remedies of the administrative agent and the lenders under the loan documentation;

•
all governmental and third party consents, of which the failure to obtain could reasonably be expected to have, individually or in the aggregate, a material adverse effect, and approvals necessary in connection with the merger or the equity or debt commitments and the bank facilities shall have been obtained and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the merger or the equity or debt commitments or the bank facilities;

•	all loans made by the lenders to the borrower or any of its affiliates shall be in full compliance with the Federal Reserve Bank’s margin regulations;

•
the borrower and each material guarantor shall have delivered certificates, in form and substance satisfactory to the lenders, attesting to the solvency of the borrower and such material guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the merger and the equity and debt commitments, from their respective chief financial officers;

•	the lenders under each facility shall have received:

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•	customary opinions of counsel for the borrower and the guarantors and of local counsel for the lenders as to the transactions contemplated hereby; and

•	such customary corporate resolutions, certificates and other documents as the lenders under each bank financing shall reasonably request;

•	all accrued fees and expenses of the agents, arrangers and the lenders (including the fees and expenses of counsel for the agents and arrangers and local counsel for the lenders) shall have been paid;

•	the equity contribution by OEP and the management participants shall have been consummated on or prior to the closing of the bank financing;

•
in the case of the senior secured credit facilities, the senior lenders shall be satisfied with the terms and conditions of the bridge loans or the subordinated notes, as the case may be, and the senior administrative agent shall have received satisfactory evidence of receipt by the borrower of not less than $365.0 million in cash proceeds from the advance of the bridge loans or the issuance by the borrower of the subordinated notes;

•
in the case of the bridge loan facility, the bridge lenders shall be satisfied with the terms and conditions of the senior secured credit facilities and the arrangers thereunder shall have received evidence satisfactory to them that all other conditions to the commitments of the senior lenders under the senior secured credit facilities have been satisfied;

•
in the case of the bridge loan facility, the borrower shall have provided to the initial lenders as soon as practicable and in no event later than 30 calendar days prior to the closing of the merger, a complete printed preliminary offering memorandum or prospectus relating to the issuance of at least $365.0 million in subordinated notes, including all financial statements and other data to be included therein prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act and substantially all other data (including selected financial data and pro forma financial statements) that the SEC would require in a registered offering of the subordinated notes; and

•
in the case of the bridge loan facility, the borrower shall have cooperated reasonably and in good faith with the marketing of the subordinated notes with the view towards effecting the issuance of the subordinated notes in lieu of the borrowing of the bridge loans.

The commitments of the initial lenders under the debt commitment letter will terminate on the earliest to occur of:

•	the consummation of the merger or another transaction or series of transactions in which Parent or any of its affiliates acquired, directly or indirectly, any stock or assets of NCO;

•	termination of the merger agreement; and

•	5:00 p.m., New York City time, on March 21, 2007, unless the merger closes on or before that date.

Since the final terms of the senior secured credit facilities and senior subordinated bridge loan facility have not been agreed upon, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. Except to the extent required by applicable law, NCO does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

There are no plans to repay the loans under the senior secured facilities or the unsecured senior subordinated notes which are described in this section of the proxy statement. However, if the senior subordinated bridge loan facility is obtained, it is contemplated that it will be paid off through the issuance of the unsecured senior subordinated notes.

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Senior Secured Credit Facilities

General. The senior secured credit facilities include a term loan facility, a revolving credit facility and an incremental facility. The borrower under the senior secured credit facilities will be Acquisition, initially, and following completion of the merger will be NCO. Additionally, certain U.S. wholly-owned subsidiaries of NCO may also be designated as additional borrowers in respect of the revolving credit facility.

The term loan facility is expected to:

•	have a maximum principal amount of $465.0 million;

•	be used only to finance, in part, the merger and the related financing transactions, to repay indebtedness of NCO and to pay fees and expenses incurred therewith;

•	be secured by a first priority lien and security interest, as described in this section under the subheading “Security;”

•
expire seven years from the date on which the conditions precedent to the initial extension of credit under the senior secured credit facilities and the bridge loan facility have been satisfied, which is referred to in this section as the “loan closing date;” and

•	amortize principal quarterly at a rate of approximately 0.25% prior to maturity.

The revolving credit facility is expected to:

•
provide for loans in an aggregate amount of up to $100.0 million, of which at least $75.0 million will be provided by the initial lenders and at least $25.0 million will be provided by a syndicate of lenders to be arranged on a best efforts basis by the initial lenders;

•	permit reborrowing of repaid amounts, up to the maximum aggregate principal amount available for borrowing;

•	be secured by a first priority lien and security interest, as described in this section under the subheading “Security;”

•	include a letter of credit sublimit and a swingline in amounts to be agreed upon in the loan documentation;

•	be used solely to fund NCO’s and its subsidiaries’ working capital requirements and other general corporate purposes, including acquisitions permitted under the senior secured credit facilities; and

•	have a term of five years from the loan closing date.

No loans under the revolving credit facility may be used to fund the merger consideration or the other financing transactions contemplated by the merger.

The borrower may request on one or more times, up to a maximum number of times to be agreed upon in the loan documentation, to increase the principal amount of the term loan facility or the revolving credit facility in an aggregate amount of up to $100.0 million. These incremental facilities will:

•	rank equal in right of payment and security with the other senior secured credit facilities;

•	mature no earlier than the final maturity date of the term loan facility or the revolving credit facility, as the case may be; and

•
in the case of an incremental facility with respect to the term loan facility, will have an average life to maturity that is no shorter than the remaining average life to maturity of the loans under the term loan facility.

Interest Rates. The loans under the senior secured credit facilities will, at the option of the borrower, bear interest at the following rates:

•	a LIBOR-based rate, which is equal to

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•	the London Interbank Offered Rate, or LIBOR, for the applicable interest period selected by the borrower, plus

•	an applicable margin of 2.50% for the first six months following the loan closing date and thereafter, as determined by a pricing grid to be contained in the final loan documentation; or

•	an alternate base rate, which will be:

•	the sum of the higher of

•	the base rate of interest announced by the administrative agent from time to time as its prime or base commercial lending rate; and

•	the federal funds rate plus 0.50%; and

•	an applicable margin of 1.50% for the first six months following the closing and thereafter, as determined by a pricing grid to be contained in the final loan documentation.

The borrower must obtain interest rate protection for a period of three years in form and with parties acceptable to the senior lenders for a notional amount to be agreed upon in the final loan documentation, but in no event less than 50% of the aggregate principal amount of the term loan facility.

Other Fees. The revolving credit facility is expected to bear an annual commitment fee of 0.50% on the undrawn portion of that facility, payable quarterly in arrears and on the date of termination or expiration of the revolving credit facility. Further, a letter of credit fee will be paid to the issuing bank on the aggregate outstanding amounts of letters of credit equal to the applicable margin attributable to the LIBOR-based interest rate described above plus 0.125%.

Prepayments. The borrower may, upon prior notice, prepay borrowings under the senior secured credit facilities in full or in part without premium or penalty. Each prepayment must be in an amount of $5.0 million or in greater amounts in integral multiples of $1.0 million. Any prepayment with respect to a LIBOR-based loan must include reimbursement for any funding losses of the lenders resulting from the prepayment. The borrower may also voluntarily reduce the unutilized portion of the commitments under the revolving credit facility without premium or penalty. The borrower must prepay borrowings under the senior secured credit facilities with the following amounts (subject to potential reinvestment rights and other exceptions to be agreed upon):

•	net cash proceeds from sales of property and assets of Parent and its subsidiaries (excluding, among other things, sales of inventory and portfolio assets in the ordinary course of business);

•	net cash proceeds of casualty insurance and condemnation payments;

•	net cash proceeds from the incurrence of additional indebtedness;

•	50% of the net cash proceeds from issuances of equity of Parent and its subsidiaries, excluding investments from existing investors and equity used for permitted acquisitions; and

•
a portion of the excess cash flow of the borrower and its subsidiaries, as defined in the loan documentation, excluding amounts expended for permitted acquisitions and permitted purchases of portfolio assets.

Guarantors. All obligations under the senior secured credit facilities are expected to be unconditionally guaranteed by Parent and each of Parent’s and the borrower’s direct and indirect wholly owned domestic subsidiaries, subject to customary exceptions, exclusions and release mechanisms. Portfolio joint ventures, which are joint ventures engaged in portfolio financing transactions (as defined in the loan documentation), will not be guarantors under the senior secured credit facilities.

Security. All obligations of the borrower and each guarantor under the senior secured credit facilities are expected to be secured by, subject to certain exceptions, a perfected first priority lien and security interest in:

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•
all shares of capital stock of or other ownership interest (including intercompany debt) in the borrower and each present and future U.S. subsidiary of the borrower or a guarantor, except that no pledge of any interest in a portfolio joint venture or any member, partner or other participant in a portfolio joint venture will be required if such pledge is expressly prohibited by the terms of the portfolio joint venture (each, an “excluded joint venture interest”);

•
65% of the shares of capital stock of or other ownership interest (including intercompany debt) in each present and future foreign subsidiary of the borrower or a guarantor, except that no pledge of any excluded joint venture interest will be required;

•	all existing and future property and assets, real and personal, of the borrower or a guarantor, except that:

•
no security interest in any contract rights under any joint venture or other agreements in respect of any portfolio financing transaction will be required if the granting of such a security interest is expressly prohibited by the agreements governing the portfolio joint venture, the portfolio financing transaction, or any member, partner or other participant in such portfolio joint venture or such portfolio financing transaction; and

•	no security interest in any purchased portfolio assets will be required where the purchase of such portfolio assets was financed in whole or in part by a portfolio financing transaction;

•	all proceeds and products of the foregoing property and assets.

Covenants, Representations and Warranties. The senior secured credit facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens and dividends and other distributions. The senior secured credit facilities will require the borrower to comply with consolidated leverage and interest coverage ratios.

Events of Default. Events of default under the senior secured credit facilities are expected to include, among other things:

•	the failure to pay principal when due or to pay interest or other amounts within three business days after they become due;

•	any representation or warranty proving to have been materially incorrect when made or confirmed;

•	the failure to perform or observe covenants in the loan documentation within a specified period of time;

•	the incurrence of a default upon other indebtedness in an amount to be agreed upon in the loan documentation;

•	involvement in bankruptcy or insolvency proceedings, with grace periods for involuntary proceedings;

•	the receipt of a monetary judgment in an amount to be agreed upon in the loan documentation;

•	impairment of loan documentation or security;

•	change of ownership or operating control; and

•	standard defaults with respect to provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

Expenses and Indemnity. The borrower will pay all of the senior administrative agent’s and the senior lead arrangers’ reasonable out-of-pocket expenses, including the reasonable fees and expenses of outside counsel for the lead arrangers upon consummation of the merger and all reasonable out-of-pocket expenses of the administrative agent in connection with the administration of the loan documentation. The borrower will indemnify and hold harmless the senior administrative agent, the senior lead arrangers, each senior lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the bank financing and related transactions, except to the extent resulting from gross negligence or willful misconduct of the indemnified party.

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Unsecured Senior Subordinated Notes Offering

NCO is expected to issue new unsecured senior subordinated notes yielding gross proceeds of $365.0 million that will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of NCO and to pay fees, commissions and expenses incurred in connection with the merger. The notes are expected to be offered to “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. As a result, the notes are not expected to be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements. The debt commitment letter, which is described in this section under the subheading “ — Debt Commitment Letter,” provides for a $365.0 million unsecured senior subordinated bridge loan facility that will be available in the event that the contemplated offering of unsecured senior subordinated notes does not take place at the time the merger is completed.

Although the interest rate, interest payment dates, maturity and other material terms of the unsecured senior subordinated notes have not been finalized, we expect that the unsecured senior subordinated notes will have terms customary for unsecured senior subordinated note offerings of issuers similar to the borrower, including customary closing conditions.

Bridge Loan Facility

General. If the expected offering of $365.0 million of unsecured senior subordinated notes by the borrower as described above under “ — Unsecured Senior Subordinated Notes Offering” is not consummated at the time the merger is completed, up to $365.0 million of the senior subordinated bridge loan facility will be drawn by the borrower concurrently with the completion of the merger. The bridge loan facility will initially be comprised of unsecured senior subordinated increasing rate loans, or bridge loans. This indebtedness will be senior to all indebtedness of the borrower that is expressly subordinated, and will be subordinated to all senior indebtedness of the borrower, including the senior secured revolving facilities. The proceeds of the bridge loan facility will be used, together with the other sources of funds described in this section of the proxy statement, to finance, in part, the merger, to repay indebtedness of NCO and to pay costs and expenses incurred in connection with the merger.

The bridge loan facility is expected to mature one year from the date of the borrowing. However, if on the maturity date of the bridge loan facility the bridge loans have not been repaid in full in cash and certain specified defaults do not exist, the then outstanding principal under the bridge loans will be satisfied through the issuance and delivery of an equal principal amount of unsecured senior subordinated rollover loans. These rollover loans will have a maturity date of nine years from the date they are issued.

At the option of a lender under the bridge loan facility, the rollover loans may be exchanged for an equal principal amount of unsecured senior exchange notes of the borrower with a maturity date nine years from the issuance of the rollover loans. Within 90 days from the issuance date of the rollover loans, the borrower must file with the SEC a shelf registration statement under the Securities Act to cover resales of the senior notes for which the rollover loans may be exchanged. The borrower must use best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 150 days from the issuance date of the rollover loans. The holders of the senior notes will also have piggyback registration rights with respect to any registration statement filed by the borrower to register any debt securities under the Securities Act, unless all of the senior notes will be repurchased with the proceeds of the debt securities to be registered.

Interest Rate. The bridge loans are expected to bear interest initially at an annual rate equal to the greater of (a) three-month LIBOR plus 5.0% or (b) 9.75%. However, if the bridge loans are not repaid in full by the end of the first three months following the issuance date, the applicable interest rate otherwise in effect will increase by 0.50% and shall thereafter increase by an additional 0.50% at the end of each subsequent three-month period for so long as the bridge loans are outstanding, up to a maximum interest rate of 12.0% per year. Interest is payable quarterly in arrears.

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Rollover loans will initially bear interest at the applicable interest rate in respect of the bridge loan facility as of the date of the issuance of the rollover loans. This rate will increase by 0.50% at the end of each three-month period for so long as the rollover loans are outstanding, up to a maximum interest rate of 12.0% per year. The senior notes will initially bear interest at the same rate as the rollover loan for which it is exchanged. Thereafter, the interest rate will continue to increase as provided for rollover loans. Each holder of a senior note will have the option to fix the interest rate on the senior note to a rate that is equal to the then applicable rate of interest borne by the senior notes.

Prepayments and Redemptions. Amounts due under the bridge loan facility may be prepaid, in whole or in part, at the option of the borrower, at any time upon not less than 10 days’ prior written notice at a price of 100% of par plus accrued interest to the prepayment date. Each prepayment of a fixed-rate senior note (as described above) must include an applicable make-whole provision for five years from the loan closing date. Thereafter, such senior notes may be prepaid by the borrower at par plus accrued interest, plus a premium equal to 50% of the coupon in effect on the date of issuance of the senior notes, which premium will decline ratably on each yearly anniversary to zero two years prior to the maturity of the senior notes.

Subject to exceptions to be contained in the loan documentation and to the prior claims of the lenders under the senior secured credit facilities, the borrower must prepay amounts due under the bridge loan facility at 100% of the principal amount plus accrued interest to the prepayment date from the net proceeds of:

•	an offering of debt securities under the terms and conditions described in this section under the subheading “— Unsecured Senior Subordinated Notes Offering;”

•	the issuance of any other debt or equity securities, subject to exceptions substantially similar to those contained in the senior secured credit facilities; and

•	assets sales, subject to exceptions substantially similar to those contained in the senior secured credit facilities.

Furthermore, the borrower will prepay amounts due under the bridge loan facility upon any change in control of the borrower at a price of 101% of par plus accrued interest.

Guarantors. Each of the guarantors under the senior secured credit facilities will guarantee all obligations under the senior subordinated bridge loan facility on an unsecured senior subordinated basis.

Security. The borrower’s obligations under the bridge loan facility will not be secured by any assets of the borrower or its subsidiaries.

Equity Financing

On July 21, 2006, OEP and Parent entered into a commitment letter, which we refer to in this proxy statement as the “equity commitment letter,” pursuant to which OEP committed to purchase $368.2 million of certain equity securities of Parent. The proceeds of this equity investment will be contributed by Parent to Acquisition. The equity commitment is subject to the satisfaction or waiver by Acquisition and Parent (with the prior consent of OEP) of the conditions to the obligations of Acquisition and Parent to complete the merger as set forth in the merger agreement. OEP may assign its interests and obligations under the equity commitment letter only to any one or more of its affiliates under common equity ownership without obtaining the consent of Parent. Neither NCO nor any other person or entity other than Parent has any rights under the equity commitment letter.

OEP’s equity commitment will terminate upon the earliest of:

•	termination of the merger agreement pursuant to its terms;

•	the consummation of the transactions contemplated by the merger agreement; and

•	such time as NCO first seeks to enforce the limited guarantee. See “ — Limited Guarantee; Remedies.”

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At the closing of the equity financing, Parent will cause the surviving corporation to reimburse OEP and its affiliates on demand for all reasonable expenses incurred by or on behalf of OEP in connection with the equity financing and any related documentation, including the equity commitment letter and the merger agreement, or the administration, amendment, modification or waiver of any of them.

Limited Guarantee; Remedies

In connection with the merger agreement, OEP has agreed with NCO to guarantee the due and punctual observance, performance and discharge of termination fee payment obligations of Parent under the merger agreement, up to a maximum amount of $35.0 million, if applicable. The limited guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated, until the second anniversary of the date of such limited guarantee.

NCO cannot seek specific performance to require Parent and Acquisition to complete the merger, and NCO’s exclusive remedy for the failure of Parent and Acquisition to complete the merger is a termination fee of $35.0 million payable to NCO in the circumstances described under “The Merger Agreement — Termination Fees and Expenses.”

Interests of Executive Officers and Directors in the Merger

In considering the recommendations of the special committee and NCO’s board of directors with respect to the merger agreement and the merger, NCO shareholders should be aware that NCO’s executive officers and directors may have interests in the merger that are different from or in addition to the interests of NCO shareholders in general. These interests may present NCO’s directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below.

The special committee and NCO’s board of directors were aware of these differing interests and considered them, among other matters, in evaluating the merger agreement and the merger.

Benefits Accruing Prior to or Upon the Merger

Special Committee and Board Fees. Each of Allen F. Wise, Eric S. Siegel, William C. Dunkelberg and Ronald J. Naples received a fee of $25,000, plus reimbursement of expenses incurred in attending special committee meetings, for their services as members of the special committee. Leo J. Pound received a fee of $50,000, plus reimbursement of expenses incurred in attending committee meetings, for his services as chairman of the special committee. The fees received by the special committee members discussed above are in addition to the annual fees received by such directors for their services as a member of NCO’s board of directors and other committees thereof. In addition, the annual fee payable to each non-employee member of the board of directors for services as a member of the board was increased by $25,000, for an annual fee of $60,000, effective as of June 1, 2006.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that NCO’s directors and officers will be indemnified in respect of their past service and that Parent will maintain NCO’s current directors’ and officers’ liability insurance, subject to certain conditions. See “The Merger Agreement—Indemnification of Directors and Officers; Insurance” beginning on page 74.

Stock Options. The merger agreement provides that each option to purchase NCO common stock that is outstanding immediately prior to the completion of the merger (other than the options described in the next sentence), including all options held by NCO’s directors and executive officers, that either permit that treatment or are held by an option holder who has agreed to that treatment, will be canceled, and the holder of each option, whether or not such option is vested or exercisable, will be entitled to receive upon completion of the merger a cash payment equal to the product of (i) the excess of $27.50 over the exercise price per share of common stock subject to such option, multiplied by (ii) the number of shares of NCO common stock subject to each option as of the effective time of the merger. The holders of certain options, the terms of which do not permit such treatment and with respect to which the holders have not agreed to such treatment, will upon exercise and payment of the applicable exercise price receive a payment in cash equal to $27.50 multiplied by the number of shares of NCO common stock for which such option is both exercisable and being exercised.

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The table below sets forth, as of the record date, for each of NCO’s directors and executive officers, (a) the number of shares subject to vested options for NCO common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $27.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options		Options that will vest as a result of the merger		Totals
Name	Shares	Value	Shares	Value	Total Shares	Total Value

William C. Dunkelberg	30,000	$243,405	3,000	$4,500	33,000	$247,905
Ronald J. Naples	15,000	$120,000	3,000	$4,500	18,000	$124,500
Leo J. Pound	30,000	$243,405	3,000	$4,500	33,000	$247,905
Eric S. Siegel	43,500	$300,288	3,000	$4,500	46,500	$304,788
Allen F. Wise	43,500	$300,288	3,000	$4,500	46,500	$304,788
Michael J. Barrist	799,455	$4,228,348	—	$—	799,455	$4,228,348
Charles F. Burns	87,529	$753,334	—	$—	87,529	$753,334
Stephen W. Elliott	248,349	$1,263,180	—	$—	248,349	$1,263,180
Joshua Gindin, Esq.	235,005	$1,117,199	—	$—	235,005	$1,117,199
Steven L. Leckerman	229,410	$963,955	—	$—	229,410	$963,955
John R. Schwab	34,712	$333,971	—	$—	34,712	$333,971
Paul E. Weitzel, Jr.	185,786	$720,399	—	$—	185,786	$720,399
Steven L. Winokur	314,784	$1,294,606	—	$—	314,784	$1,294,606
Albert Zezulinski	45,219	$335,142	—	$—	45,219	$335,142

Restricted Stock Units. The merger agreement provides that each outstanding RSU will be canceled and each holder of an RSU will be entitled to receive a payment in cash equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such RSU.

The table below sets forth, as of the record date, for each director and executive officer of NCO (a) the number of RSUs that will fully vest and become unrestricted as a result of the merger, and (b) the total payment to the directors and executive officers with respect to those RSUs, calculated by multiplying (i) the $27.50 per share merger consideration by (ii) the number of shares subject to each RSU that will vest as a result of the merger, and without regard to deductions for income taxes and other withholding.

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Name	Shares that will fully vest and become unrestricted as a result of the merger	Payments

William C. Dunkelberg	3,000	$82,500
Ronald J. Naples	3,000	$82,500
Leo J. Pound	4,500	$123,750
Eric S. Siegel	3,000	$82,500
Allen F. Wise	3,000	$82,500
Michael J. Barrist	106,946	$2,941,015
Charles F. Burns	15,140	$416,350
Stephen W. Elliott	14,628	$402,270
Joshua Gindin, Esq.	14,754	$405,735
Steven L. Leckerman	36,980	$1,016,950
John R. Schwab	5,306	$145,915
Paul E. Weitzel, Jr.	14,088	$387,420
Steven L. Winokur	37,178	$1,022,395
Albert Zezulinski	13,513	$371,608

Benefits Accruing After the Merger

Management Participants’ Investment in Parent. Mr. Barrist has entered into a rollover agreement with Parent pursuant to which he will contribute shares of NCO common stock to Parent in exchange for equity securities of Parent. Pursuant to Mr. Barrist’s rollover agreement, Mr. Barrist, at his sole discretion, may invite members of his family and trusts formed for his or their benefit to become parties to Mr. Barrist’s rollover agreement with Parent and pursuant thereto agree to contribute a portion of their shares of NCO common stock, in lieu of a portion of Mr. Barrist’s shares, to Parent in exchange for equity securities of Parent. As of the date of this proxy statement, no decision has been made regarding which Barrist family members or trusts, if any, will become management participants and the amount of their respective investment, if any. The shares contributed by Mr. Barrist (as well as any shares which may be contributed by his family members and trusts formed for his or their benefit) will be valued at $27.50 per share for purposes of this contribution. Prior to completion of the merger, other current members of NCO senior management, consisting of the executive officers of NCO other than Mr. Barrist, are expected to be provided an opportunity to invest in Parent by contributing to Parent shares of NCO common stock in exchange for equity securities of Parent or otherwise purchasing equity securities of Parent in connection with the consummation of the merger. As of the date of this proxy statement, no decision has been made regarding which additional members of senior management, if any, will become management participants and the amount of their respective investments, if any. It is currently expected that the management participants will fund their investment in Parent by either rolling over their shares of NCO common stock in exchange for equity of Parent or by using the proceeds received in the merger for their outstanding stock options and RSUs to purchase equity of Parent. If the management participants elect to rollover their shares of NCO common stock, they will not receive the merger consideration of $27.50 for such rollover shares.

Immediately following the consummation of the merger, it is currently expected that Mr. Barrist (together with those of his family members and trusts who participate) will own approximately 5.2% of the outstanding voting stock of Parent. The equity investment by the management participants, excluding Mr. Barrist and such family members and trusts, in Parent is currently expected to represent, in the aggregate, less than 1% of the outstanding voting stock of Parent as of the closing of the merger. Parent (or if the merger is not consummated, OEP) has agreed to pay the reasonable fees and expenses of the management participants’ counsel incurred in connection with this transaction.

Positions with the Surviving Corporation and Parent. It is anticipated that the current executive officers of NCO will hold substantially similar positions with the surviving corporation and Parent after completion of the merger. It is anticipated that the service of NCO’s directors, other than Mr. Barrist, will end on the completion of the merger. Immediately after the effective time of the merger, the directors of Acquisition immediately prior to the effective time of the merger will become the directors of the surviving corporation, until the earlier of their resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be. It is expected that Mr. Barrist will be a director of the surviving corporation and Parent and that he will have the right, so long as he is chief executive officer of the surviving corporation and Parent, to appoint an additional independent board member to the surviving corporation’s and Parent’s respective boards who is satisfactory to OEP.

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Employment Agreements. Pursuant to Mr. Barrist’s rollover agreement with Parent:

•	Mr. Barrist and Parent agreed that Mr. Barrist and Parent would enter into a new employment agreement effective as of the closing of the merger;

•	Parent agreed to use commercially reasonable efforts to enter into new employment agreements with NCO’s current executive officers, each referred to as a “tier 1 employee” (the tier 1 employees include: Charles F. Burns, Stephen W. Elliott, Joshua Gindin, Esq., Steven L. Leckerman, John R. Schwab, Paul E. Weitzel, Jr., Steven L. Winokur and Albert Zezulinski); and

•	Parent agreed to use commercially reasonable efforts to enter into either an agreement modifying the terms of a current employment agreement or, if there is no current agreement, a new employment agreement, with 25 NCO employees, who have not yet been identified and who report to the tier 1 employees; such employees are referred to as “tier 2 employees.”

These employment agreements will govern the terms of Mr. Barrist’s and, if agreed to by each respective tier 1 and tier 2 employee, each tier 1 and tier 2 employee’s employment effective as of the closing of the merger. Mr. Barrist’s rollover agreement provides that Mr. Barrist’s post-merger employment agreement will contain the following terms:

•	Mr. Barrist will be chairman of the board, chief executive officer and president of the surviving corporation and Parent.

•	The term of Mr. Barrist’s employment agreement will be five years from the closing of the merger.

•	Mr. Barrist will retain the same base salary as that payable by NCO prior to the merger, subject to annual adjustments in accordance with the consumer price index.

•
Mr. Barrist will have the opportunity to earn an annual bonus under the same terms and conditions as is currently provided to him by NCO, provided that, such bonus will be paid in cash and applicable targets will be adjusted to reflect the surviving corporation’s new business plan.

•
Mr. Barrist will have an opportunity to receive a $3.4 million cash bonus for certain transition and other strategic initiatives to be implemented during the 12-month period following the closing of the merger.

•
Mr. Barrist will be provided employee benefits consistent with those provided by NCO to other NCO executives, except that supplemental medical benefits currently provided to professionals will be extended to Mr. Barrist.

•
Mr. Barrist will receive a car allowance of $2,500 per month, an aggregate of 150 hours per year (for both business and personal use) on an airplane that is partly owned by NCO and will continue to receive other perquisites consistent with those currently provided to Mr. Barrist by NCO prior to the merger.

•
Upon a termination of employment without “cause” or a resignation for “good reason,” Mr. Barrist will continue to receive base salary, target bonuses and benefits for the remainder of the term of his employment agreement, but not less than one year following termination.

•
Under certain circumstances, if Mr. Barrist is terminated without “cause,” or resigns for “good reason” or in the event of his death or disability, Mr. Barrist will have the right, for 180 days following such termination of employment, to put his rollover equity to Parent for fair value to be determined at the time the put right is exercised.

•
In the event of termination of employment, Mr. Barrist will be subject to non-compete, non-solicitation and non-interference covenants for as long as he receives severance pay under his employment agreement, but no less than two years after termination of employment.

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•
Under certain circumstances, Mr. Barrist will have the right to receive reimbursement from Parent for any taxes which may be imposed under sections 280G and 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

•
Parent will indemnify Mr. Barrist to the fullest extent permitted by law and will cover Mr. Barrist under its directors’ and officers’ liability and fiduciary liability insurance during his employment terms and for 6 years thereafter. In addition, Parent will indemnify Mr. Barrist from and against any and all losses, claims, damages and liabilities to which he may become subject arising out of or in connection with the merger agreement and the transactions contemplated by the merger agreement or any claim, litigation, investigation or proceeding relating thereto, regardless of whether Mr. Barrist is a party thereto. Parent will also reimburse Mr. Barrist upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the above matters; provided that Parent will not be responsible for losses, claims, damages or liabilities that arise out of acts or omissions of Mr. Barrist that are taken in bad faith or constitute gross negligence or willful misconduct as determined by a final, non-appealable court order.

Mr. Barrist’s rollover agreement provides that Parent has agreed to use commercially reasonable efforts to enter into employment agreements with the tier 1 employees and the tier 2 employees, subject to the agreement of the applicable tier 1 and tier 2 employees, that contain the following terms:

•	Each tier 1 employee will retain the same position as that held with NCO prior to the merger.

•
The terms of the employment agreements of the tier 1 employees will be five years from the closing of the merger. The terms of the employment agreements of the tier 2 employees will be three years from the closing of the merger.

•	Each tier 1 employee will retain the same base salary as that payable by NCO prior to the merger, subject to annual adjustments in accordance with the consumer price index.

•
Each tier 1 employee will have the opportunity to earn an annual bonus under the same terms and conditions as is currently provided to such employee, provided that, such bonus will be paid in cash and applicable targets will be adjusted to reflect the surviving corporation’s new business plan.

•
Tier 1 employees shall, as a group, have an opportunity to receive an aggregate $5.6 million cash bonus for certain transition and other strategic initiatives to be implemented during the 12-month period following the closing of the merger which will be separate from and in addition to the $3.4 million cash bonus Mr. Barrist will have the opportunity to receive. Mr. Barrist will have discretion to allocate such $5.6 million bonus pool among the tier 1 employees, subject to board or compensation committee approval.

•
Each tier 1 employee will be provided employee benefits consistent with those provided by NCO to other NCO executives, except that supplemental medical benefits currently provided to professionals will be extended to each tier 1 employee.

•	Each tier 1 employee will continue to receive perquisites consistent with those provided by NCO to such employee prior to the merger.

•
Upon a termination of employment without “cause” or a resignation for “good reason,” each tier 1 employee will continue to receive base salary, target bonuses and benefits for two years following termination; and each tier 2 employee will continue to receive base salary, target bonuses and benefits for the remainder of the employee’s employment agreement term, but not more than one year following termination.

•
Under certain circumstances, if any tier 1 employee is terminated without “cause,” or resigns for “good reason” or in the event of such individual’s death or disability, such tier 1 employee will have the right, for 180 days following such termination of employment, to put their rollover equity to Parent for fair value to be determined at the time the put right is exercised.

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•
In the event of termination of employment, tier 1 employees will be subject to two-year non-competition and non-solicitation covenants and a three-year non-interference covenant after termination of employment.

•	Under certain circumstances, each tier 1 employee will have the right to receive reimbursement from Parent for any taxes which may be imposed under sections 280G and 409A of the Code.

•
Parent will indemnify each tier 1 and tier 2 employee to the fullest extent permitted by law and will cover each tier 1 and tier 2 employee under its directors’ and officers’ liability and fiduciary liability insurance during each of their employment terms and for 6 years thereafter.

Equity Plan. Upon completion of the merger, Parent is expected to adopt a management equity incentive plan pursuant to which members of NCO’s current and future management will be eligible to receive grants, in the aggregate, of up to an additional 10% of the outstanding Parent voting stock as of the closing of the merger. It is contemplated that these awards will be made on a discretionary basis in the ordinary course of business.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger relevant to beneficial holders of NCO’s common stock whose shares of NCO common stock are converted into cash in the merger. NCO bases this summary on the provisions of the Code existing, temporary, and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice in effect as of the date hereof, all of which are subject to changes which could materially affect the tax consequences discussed herein, possibly on a retroactive basis.

This discussion applies only to beneficial holders of NCO common stock that hold the shares of NCO common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, shareholders who hold shares of NCO common stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their shares of NCO common stock through the exercise of employee stock options or other compensation arrangements or shareholders (including the management participants) who will hold (actually or constructively) an equity interest in Parent or the surviving corporation after the merger. In addition, the discussion does not address tax considerations to holders under state, local or non-U.S. tax law.

The U.S. federal income taxes of a partner in a partnership holding NCO common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of NCO common stock should consult their own tax advisors.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NCO common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

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Tax Treatment to U.S. Holders

The receipt of cash by U.S. holders in exchange for NCO common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of common stock who receives cash in exchange for common stock in the merger will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock, and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. holder of NCO common stock surrendered in the merger has held such stock for greater than one year as of the date of the merger. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code.

Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of NCO common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of NCO common stock.

Tax Treatment to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

(1)
The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

(2)
A non-U.S. holder who is an individual holds NCO common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

Backup Withholding

Certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding.

Treatment of Merger to NCO

Under general U.S. federal income tax principles, the merger should not be a taxable event to NCO and no gain or loss should be recognized by NCO for U.S. federal income tax purposes.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Regulatory Approvals

The HSR Act provides that transactions such as the merger may not be completed until a Notification and Report Form containing certain information and providing certain documents has been submitted to the

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Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the statutory waiting period has expired or been terminated. The Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted JPMorgan Chase & Co. (the ultimate parent entity of Parent and Acquisition) and NCO early termination of the waiting period under the HSR Act on August 14, 2006, thus ending review of the merger by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. At any time before or after the completion of the merger, the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under the certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

In addition, the transaction is subject to mandatory pre-merger notification under the Canadian Competition Act. A request for an Advance Ruling Certificate was filed with the Canadian Competition Authorities on August 10, 2006 and was granted on August 23, 2006. In addition, pursuant to the Investment Canada Act, NCO must also notify the Investment Review Division of Industry Canada of the proposed merger at any time prior to, but not later than 30 days following, the consummation of the merger. Also, under Canadian banking law, OEP requires the approval of the Minister of Finance (Canada) in order for it to acquire indirect control of the Canadian subsidiaries of NCO. An application requesting such approval was filed on August 14, 2006. In order to complete the merger, NCO must also have received all consents or made all filings necessary to provide for the continuation in full force and effect of certain material debt collection licenses after the effective time of the merger.

Except as described above, NCO is unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. The regulatory consents and approvals described above are expected to be received prior to the closing and are not expected to delay the closing. However, there can be no assurance that NCO will obtain all of the necessary regulatory approvals in a timely fashion or at all.

Fees and Expenses

In general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Parent (or if the merger is not consummated, OEP) has agreed to pay the reasonable fees and expenses of the management participants’ counsel incurred in connection with this transaction. If the merger agreement is terminated, NCO will, in specified circumstances, be required to pay a termination fee of $35.0 million or to reimburse Parent and Acquisition for various fees and expenses, up to $5.0 million. See “The Merger Agreement—Termination Fees and Expenses” on page 79. Fees and expenses incurred or to be incurred by NCO, Parent and Acquisition in connection with the merger and the related financings and other transactions contemplated by the merger agreement are estimated at this time to be as follows:

Description	Amount

Financing fees and expenses and other professional fees	$40,250,000
Financial advisory, legal and accounting fees	22,962,500
Special committee fees	150,000
HSR Act filing fees	45,000
SEC filing fees	100,000
Printing, proxy solicitation and mailing costs	522,500
Miscellaneous	770,000

Total	$64,800,000

These expenses will not reduce the merger consideration to be received by NCO’s unaffiliated shareholders.

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NO DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held beneficially or of record by more than 2,000 persons. Consequently, because NCO’s common stock is currently listed on the Nasdaq Global Select Market, NCO shareholders will not have the right to exercise dissenters’ rights. If the merger agreement is adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement will be treated the same as shareholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

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THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time of the Merger

The effective time of the merger will occur at the time that Acquisition and NCO file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania (or at such later time as is specified in the articles of merger) on the closing date of the merger. The closing date will take place as promptly as practical following the satisfaction or waiver of all of the conditions (other than those conditions which by their nature are to be satisfied at closing, but subject to the fulfillment or waiver of those conditions) set forth in the merger agreement and, in any event, not more than two business days following the satisfaction or waiver of all such conditions.

Structure

At the effective time of the merger, Acquisition will merge with and into NCO. Upon completion of the merger, Acquisition will cease to exist as a separate entity and NCO will continue as the surviving corporation and a wholly owned subsidiary of Parent. All of NCO’s and Acquisition’s rights and obligations will become those of the surviving corporation. Following the completion of the merger, NCO’s common stock will be delisted from the Nasdaq Global Select Market, deregistered under the Exchange Act, and no longer publicly traded.

Treatment of NCO Stock, Stock Options, RSUs and Warrants

NCO Common Stock

At the effective time of the merger, each share of NCO common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $27.50 in cash, without interest, other than NCO common stock held by NCO, Parent (including rollover shares) or Acquisition immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

NCO Stock Options

Prior to the effective time of the merger, NCO’s board of directors or any committee administering NCO’s stock option and other equity incentive plans, will take all actions necessary so that:

•	all outstanding options are cancelled as of the effective time of the merger or within 30 days thereafter and each holder of an NCO stock option, whether or not such option is vested or exercisable, will be entitled to receive in cancellation and settlement of such option, a payment in cash payable, without interest, equal to the product of:

•	the excess, if any, of $27.50 over the exercise price per share of common stock subject to such option, multiplied by

•	the number of shares of NCO common stock subject to each option as of the effective time of the merger, less any applicable tax withholdings; or

•
with respect to options that do not permit the foregoing and with respect to which the holder has not agreed to the foregoing, after the effective time of the merger, the holder of each such option, upon exercise and payment of the applicable exercise price, shall be entitled to receive a payment in cash payable, without interest, in an amount equal to $27.50 multiplied by the number of shares of NCO common stock for which such option is both exercisable and being exercised.

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The surviving corporation will pay the holders of NCO stock options the applicable cash payments described above on or as soon as reasonably practicable after the effective time of the merger (and in any event within thirty days after completion of the merger).

NCO RSUs

Prior to the effective time of the merger, NCO’s board of directors or any committee administering NCO’s equity incentive plan, will take all actions necessary so that all outstanding RSUs, other than any RSU held by a management participant that Parent and such management participant agree to convert into restricted equity or restricted equity awards of Parent, are canceled as of the effective time of the merger and each holder of an RSU, whether or not vested, will be entitled to receive a payment in cash, without interest, equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such RSU as of the effective time of the merger, less any applicable tax withholding. The surviving corporation will pay the holders of RSUs the cash payments described above on or as soon as reasonably practicable after the effective time of the merger (and in any event within ten business days after the merger). It is currently anticipated that no RSU will be converted into restricted equity or restricted equity awards of Parent.

NCO Warrants

As of the effective time of the merger, each warrant to purchase NCO common stock that is outstanding as of the effective time of the merger will be exercisable upon payment of the applicable exercise price solely for a payment in cash from the surviving corporation equal to $27.50 multiplied by the total number of shares of NCO common stock subject to such warrant.

No Further Ownership Rights

After the effective time of the merger, each of NCO’s outstanding stock certificates will represent only the right to receive a cash amount equal to the product of the per share merger consideration multiplied by the number of shares so represented. After the effective time, no holder of an NCO stock option, RSU, or warrant will have any right to acquire any capital stock or any interest in respect of any capital stock of the surviving corporation.

Exchange and Payment Procedures

At the effective time of the merger, the surviving corporation will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of NCO common stock with a U.S. commercial bank or trust company, referred to as the paying agent, reasonably acceptable to NCO. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other NCO shareholders. The letter of transmittal and instructions will tell you how to surrender your NCO common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your NCO common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, NCO’s share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of NCO’s common stock. If, after the effective time of

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the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by the holders of certificates evidencing shares of NCO’s common stock one year after the effective time of the merger will be delivered to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration. No party to the merger agreement will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable law.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to execute an indemnity agreement or post a bond at your expense in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Articles of Incorporation and Bylaws

The articles of incorporation of the surviving corporation will be amended as of the effective time of the merger as provided in the merger agreement. In addition, the bylaws of Acquisition, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation (other than provisions relating to indemnification and advancement of expenses, which will not be amended).

Directors and Officers

The directors of Acquisition immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The current executive officers of NCO will be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties that NCO and Parent and Acquisition made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules thereto. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between NCO and Parent and Acquisition rather than establishing matters as facts. Shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of NCO, its subsidiaries, Parent or Acquisition. NCO’s representations and warranties relate to, among other things:

•	NCO’s and its subsidiaries’ proper organization, good standing and corporate power to operate their respective businesses;

•	NCO’s capitalization, including in particular the number of shares of NCO common stock, stock options, RSUs and warrants outstanding;

•	the outstanding shares of capital stock of NCO’s subsidiaries;

•	NCO’s corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•
the absence of any conflict with or violation of NCO’s and its subsidiaries’ organizational documents, certain agreements or applicable law as a result of entering into the merger agreement and completing the merger;

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•	required consents and approvals of governmental entities as a result of entering into the merger agreement and completing the merger;

•	NCO’s SEC filings since December 31, 2002, the financial statements contained therein and NCO’s disclosure controls and procedures and internal control over financial reporting;

•	NCO’s compliance with all applicable laws;

•	NCO’s possession of and compliance with all licenses and permits necessary to conduct its business;

•	litigation or outstanding orders against NCO;

•	tax matters;

•	employee benefit plans;

•	the absence of certain changes and events since December 31, 2005 including the absence of a material adverse effect;

•
the absence of liabilities that would have a material adverse effect on NCO, other than liabilities reflected in NCO’s financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2005 or with NCO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, liabilities incurred in connection with the merger or ordinary course liabilities incurred since December 31, 2005;

•	the receipt by NCO’s special committee of an opinion of its financial advisor;

•	environmental matters;

•	the required vote of NCO’s shareholders in connection with the adoption of the merger agreement;

•	the approval and recommendation by NCO’s board of directors of the merger agreement and the merger;

•	NCO’s intellectual property;

•	real property leased by NCO and its subsidiaries;

•	NCO’s insurance policies;

•	labor matters;

•	certain contracts to which NCO and its subsidiaries are a party;

•	affiliate contracts and affiliated transactions;

•	the inapplicability of any anti-takeover statute to the merger; and

•	the absence of undisclosed broker’s fees.

For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change or effect that, alone or in the aggregate with all other events, circumstances, developments, changes or effects:

•	is materially adverse to the business, operations, condition (financial or otherwise) or results of operations of NCO and its subsidiaries, taken as a whole; or

•	materially delays or impairs NCO’s ability to perform its material obligations under the merger agreement or materially impedes the ability of NCO to complete the merger.

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Notwithstanding the foregoing, none of the following, alone or in combination, will constitute, or be considered in determining whether there has been a “material adverse effect”:

•
the public announcement of a proposal by Parent or any of its affiliates, the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the resignation of employment of employees or any impact on NCO’s business, customer relations, condition or results of operations, in each case as a result therefrom);

•
changes, events or developments after the date of the merger agreement in the national or world economy generally or financial or securities markets generally or changes, events or developments after the date of the merger agreement in general economic conditions or other changes, events or developments that generally affect the industries in which NCO and its subsidiaries conduct their business, so long as such changes, events, developments or conditions do not adversely affect NCO or its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate;

•
any change after the date of the merger agreement in any applicable law, rule or regulation, so long as such changes do not adversely affect NCO or its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate and so long as such changes do not disproportionately affect the industries in which NCO competes compared to other industries generally;

•	any change after the date of the merger agreement in GAAP or the interpretations of GAAP;

•
any failure by NCO to meet any published (whether by NCO or a third party research analyst) estimates of revenues or earnings (provided that the underlying reason for such failure shall not be excluded by virtue of this clause from the determination of a material adverse effect);

•
any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such outbreak, escalation, occurrence or threat of a calamity, disaster or emergency does not adversely affect NCO or its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate;

•
a decline in the price, or a change in the trading volume of, NCO’s common stock on Nasdaq or any successor exchange (provided that the underlying reason for such decline or change shall not be excluded by virtue of this clause from the determination of a material adverse effect); and

•	any matter to the extent that it is disclosed in reasonable detail in NCO’s disclosure schedule to the merger agreement and such disclosed matter does not worsen in a materially adverse manner.

The merger agreement also contains representations and warranties made by Parent and Acquisition. The representations and warranties relate to, among other things:

•	Parent’s and Acquisition’s proper organization, good standing and corporate power to operate their respective businesses;

•	Parent’s and Acquisition’s corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•
the absence of any conflict with or violation of Parent’s and Acquisition’s organizational documents, certain agreements or applicable law as a result of entering into the merger agreement and completing the merger;

•	required consents and approvals of governmental entities as a result of entering into the merger agreement and completing the merger;

•	the limited operations of Parent and Acquisition;

•	the debt and equity commitment letters received by Parent;

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•	the absence of litigation or outstanding orders against Parent or Acquisition;

•	the delivery by Parent and Acquisition of a guarantee by OEP;

•	that the rollover agreements require each management participant who is a party thereto to vote in favor of the merger; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, NCO agreed that, subject to certain exceptions, between July 21, 2006 and the completion of the merger, NCO and its subsidiaries will:

•	carry on their respective businesses in the ordinary course consistent with past practice; and

•
provide Parent and Acquisition and their representatives with reasonable access, during normal business hours, to NCO’s and its subsidiaries’ officers, employees, agents, properties, offices and other facilities and to NCO’s and its subsidiaries’ books and records.

NCO also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent, NCO and its subsidiaries will not:

•
declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by subsidiaries of NCO to NCO or a wholly owned subsidiary of NCO or pursuant to any joint venture arrangements with CFSC Capital Corp. XXXIV or its affiliates pursuant to an agreement with such entity existing as of the date of the merger agreement, in the ordinary course of business and consistent with past practices), or set aside funds therefor;

•	adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;

•
purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor (except upon the exercise of NCO stock options or warrants outstanding on the date of the merger agreement to the extent cashless exercises are provided for in the plan or agreement governing such stock option or warrant);

•
except for shares of NCO common stock issuable pursuant to NCO stock options, RSUs or warrants outstanding on the date of the merger agreement, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•	amend the terms of any outstanding debt or equity security (including any stock option, RSU or warrant) or any stock plan except as necessary to effect the provisions of the merger agreement;

•	amend or propose to amend the certificate or articles of incorporation or bylaws (or other organizational documents) of NCO or any of its subsidiaries;

•	merge or consolidate with, or acquire any interest in, any person or division or unit thereof;

•	acquire or agree to acquire any assets, except for acquisitions of inventory, equipment, supplies and portfolio accounts in the ordinary course of business and consistent with past practice;

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•	make any loan, advance or capital contribution to, or otherwise make any investment in, any person other than:

•	loans or advances to, or investments in, wholly owned subsidiaries of NCO in the ordinary course of business consistent with past practice,

•	advances to employees in the ordinary course of business consistent with past practices,

•	joint ventures formed to make acquisitions of portfolio accounts in the ordinary course of business and consistent with past practice in accordance with an agreement with CFSC Capital Corp. XXXIV,

•	intercompany mergers between or among wholly owned subsidiaries of NCO, or

•	as required by certain existing specified agreements;

•
sell, lease, license, encumber or otherwise dispose of, or subject to any lien (other than permitted encumbrances or liens arising under specified credit facilities and purchase money security interests in the ordinary course consistent with past practices) any of its assets, other than sales of portfolio accounts in the ordinary course of business consistent with past practice and other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed does not exceed $1,000,000;

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of NCO or any of its subsidiaries (other than liquidation or dissolutions of subsidiaries permitted by the merger agreement);

•
except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable law or required pursuant to any plan or any employment agreement existing on the date of the merger agreement:

•	grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits;

•
enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, or officer; or

•
establish, adopt or become obligated under any new employee benefit plan or amend (including by accelerating rights or benefits under) any employee benefit plan in existence on the date of the merger agreement (except, in each case, to the extent required by applicable law);

•
assume, incur or guarantee any indebtedness after the date of the merger agreement in excess of $1,000,000 in the aggregate at any one time outstanding, except for borrowings in the ordinary course of business under NCO’s existing revolving credit facility with certain lenders and Citizens Bank of Pennsylvania, as administrative agent and issuer, and under NCO’s credit agreements with CFSC Capital Corp. XXXIV;

•	issue or sell any debt securities or warrants or rights to acquire any debt securities (other than notes issued to evidence indebtedness otherwise permitted under the merger agreement);

•	guarantee any other obligations of any other person (other than NCO’s subsidiaries);

•	enter into any “keep well” or other agreement to maintain the financial condition of any other person (other than NCO’s subsidiaries) or any other agreement having the same economic effect;

•
other than as required by SEC guidelines, GAAP or applicable law, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

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•
settle or compromise any pending or threatened claims, litigation, arbitrations or other proceedings involving payments by NCO or any of its subsidiaries of more than $1,500,000 in the aggregate (net of insurance proceeds), involving potential payments to NCO or any of its subsidiaries of more than $1,000,000 in the aggregate (other than the settlement of portfolio accounts in the ordinary course of business), that admit liability or consent to non-monetary relief (other than non-monetary relief agreed to in connection with claims, litigation, arbitrations or other proceedings with regulatory and governmental agencies in the normal course of business consistent with past practices), or that otherwise would reasonably be expected to have a material adverse effect;

•
pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,500,000 in the aggregate, other than in the ordinary course of business and consistent with past practice;

•	cancel any indebtedness in excess of $1,000,000 in the aggregate (other than consumer collection accounts in the ordinary course of business consistent with past practices);

•	waive or assign any claims or rights of substantial value other than in the ordinary course of business;

•
waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which NCO or any of its subsidiaries is a party (except for the confidentiality agreement with OEP);

•	make or rescind any material tax election other than in the ordinary course consistent with past practices;

•	take any tax position outside the ordinary course of business that previously was not asserted by NCO or the applicable subsidiary;

•
settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes in excess of $1,500,000 in the aggregate;

•	make any material change to its method or accounting period of reporting income, deductions or other tax items for tax purposes;

•
enter into any license with respect to company owned intellectual property with any third party unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

•	permit any material item of owned intellectual property to become abandoned, cancelled, invalidated or dedicated to the public;

•	enter into any new line of business;

•
make any capital expenditures, except for capital expenditures contemplated by NCO’s 2006 budget as made available to Parent and Acquisition prior to the date of the merger agreement or other capital expenditures which, taken together with all such other capital expenditures made after the date of the merger agreement, collectively, do not exceed $1,000,000 in the aggregate;

•
enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by the merger agreement or compliance by NCO with the provisions of the merger agreement would reasonably be expected to result in a violation of such contract, agreement or arrangement;

•
enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated would reasonably be expected to have a material adverse effect, impair in any material respect the ability of NCO to perform its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

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•
alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of NCO or any of its subsidiaries, other than liquidations of NCO’s wholly owned subsidiaries or mergers, reorganizations, or restructurings solely among wholly owned subsidiaries of NCO;

•	knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of NCO hereunder being untrue in any material respect; or

•	agree to or make any commitment to take any of the actions described above.

No Solicitation of Transactions

NCO agreed that it would immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons conducted before the date of the merger agreement by NCO or any of its representatives with respect to any acquisition proposal. In addition, except as permitted by the merger agreement, NCO agreed that neither it nor any of its subsidiaries or representatives will, directly or indirectly:

•
initiate, solicit or knowingly encourage (including by way of providing information) any prospective purchaser or invite the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal or engage in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•
accept an acquisition proposal or enter into any agreement or agreement in principle (other than a confidentiality and standstill agreement that contains provisions which are no less favorable to NCO than those contained in the confidentiality agreement between NCO and OEP) providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring NCO to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement.

For purposes of the merger agreement, “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or its affiliates relating to:

•
any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of NCO and its subsidiaries, taken as a whole, or 20% or more of the outstanding NCO common stock;

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding NCO common stock; or

•
any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCO (or any subsidiary or subsidiaries of NCO whose business constitutes 20% or more of the net revenues, net income or assets of NCO and its subsidiaries, taken as a whole).

Provided that NCO has otherwise complied with its obligations under the merger agreement, NCO is permitted, however, to furnish information with respect to NCO and its subsidiaries to, and participate in discussions or negotiations with, any person making an acquisition proposal that NCO’s board of directors (acting through the special committee if such committee still exists):

•	believes in good faith to be bona fide;

•	determines in good faith, after consultation with its independent financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a superior proposal; and

•	determines in good faith (after consultation with its outside counsel) that such action is in the best interests of NCO.

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For purposes of the merger agreement, “superior proposal” means a written acquisition proposal (as defined above, but changing the references to “20% or more” in the definition to “50% or more”) which NCO’s board of directors (acting through the special committee) in good faith determines (taking into account such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel):

•
would, if completed, result in a transaction that is more favorable to NCO (taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to completion and the likelihood and timing of completion in light of all financing, regulatory, legal and other aspects of such proposal) than the transactions contemplated by the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such offer or otherwise); and

•	is capable of being, and is reasonably likely to be, completed (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

The merger agreement does not prohibit NCO or NCO’s board of directors from taking and disclosing to NCO’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable law.

NCO agreed that it would:

•
promptly inform Parent on a regular basis of the status of and material developments respecting any inquiries, proposals and/or negotiations (including the identity of the person making any such inquiry or proposal and as to the material terms and price in respect of any acquisition proposal); and

•	provide to Parent as soon as reasonably practicable copies of all written acquisition proposals and related correspondence sent or provided to NCO or any of its representatives from any person.

NCO also agreed, except as otherwise permitted by the merger agreement, that neither its board of directors nor any committee thereof will directly or indirectly:

•
withdraw or publicly propose to withdraw (or modify or publicly propose to modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability of the merger agreement, or the merger or the other transactions contemplated by the merger agreement;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative acquisition proposal;

•
approve or recommend, or publicly propose to approve or recommend, or allow NCO or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, release a person from a standstill with NCO or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality and standstill agreement that contains provisions which are no less favorable to NCO than those contained in the confidentiality agreement between NCO and OEP and, to the extent an acquisition proposal involves the issuance of securities to NCO’s shareholders, other than an appropriate confidentiality agreement that allows NCO to receive and review confidential information with respect to the proposed issuer of any such securities);

provided, that NCO is not prohibited from entering into an agreement with respect to a permitted alternative agreement.

For the purposes of the merger agreement, a “permitted alternative agreement” means an agreement with respect to an acquisition proposal that NCO’s board of directors has determined in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a superior proposal, provided that:

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•	NCO shall have fully negotiated the final terms of such acquisition proposal;

•	NCO shall have notified Parent and provided to Parent in writing the identity of the person making, and the final terms and conditions of, such acquisition proposal;

•
NCO’s board of directors shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such acquisition proposal remains a superior proposal after five business days after Parent’s receipt of notice of the final terms and conditions of such acquisition proposal (or longer as required by the merger agreement) and taking into account any revised proposal made by Parent after receipt of such notice.

Notwithstanding the other provisions of the merger agreement, prior to shareholder approval of the merger agreement, NCO’s board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger or recommend, adopt or approve any alternative acquisition proposal in response to the receipt of an unsolicited bona fide written acquisition proposal, if the board of directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that the acquisition proposal is a superior proposal.

Employee Benefits

After the effective time of the merger, the surviving corporation and its subsidiaries will honor in accordance with their terms all of the existing employment, severance, consulting, salary continuation and similar agreements between NCO or any of its subsidiaries and any current or former officer, director, employee or consultant of NCO or any of its subsidiaries or group of such officers, directors, employees or consultants.

Indemnification of Directors and Officers; Insurance

After the effective time of the merger, the surviving corporation is required to indemnify, defend and hold harmless each current or former director or officer of NCO or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative or investigative, each referred to as a “claim,” to the extent arising out of or pertaining to:

•
the fact that such person is or was a director, officer, employee, fiduciary or agent of NCO or any of its subsidiaries or is or was serving at the request of NCO or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; or

•
matters existing or occurring at or prior to the effective time of the merger (including the merger agreement or any of the transactions contemplated by the merger agreement), regardless of whether such claim is asserted or claimed prior to, at or after the effective time of the merger, to the full extent permitted under law.

Parent and NCO agreed that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any director or officer, as provided in NCO’s articles of incorporation or bylaws, will survive the merger and will continue in full force and effect, without any amendment.

The merger agreement also requires that for a period of six years after the effective time of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, covering directors and officers who are currently covered by NCO’s existing directors’ and officers’ liability and fiduciary liability insurance policies on terms no less advantageous to such persons than such existing insurance; however, the surviving corporation will not be required to pay an annual premium for such insurance in excess of 300% of the last annual premium paid by NCO for directors’ and officers’ liability and fiduciary liability insurance prior to the date of the

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merger agreement, referred to as the “current premium.” If the existing directors’ and officers’ liability and fiduciary liability insurance expires, is terminated or canceled, or if 300% of the current premium is insufficient to maintain or procure the coverage contemplated by the merger agreement, during such six-year period, the surviving corporation will use its commercially reasonable efforts to obtain as much comparable insurance as can be obtained for 300% of the current premium.

The obligations described above concerning indemnification and directors’ and officers’ liability and fiduciary liability insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party agreed to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable law or otherwise, to complete and make effective the transactions contemplated by the merger agreement.

Parent and Acquisition agreed to use their respective reasonable best efforts to obtain financing for the transactions contemplated by the merger agreement on terms and conditions described in the equity commitment letter and the debt commitment letter, collectively referred to as the “financing letters;” including their respective reasonable best efforts to

•	negotiate definitive agreements with respect to the financing letters on the terms and conditions contained in such financing letters; and

•	satisfy on a timely basis all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control.

If any portion of the bank financing becomes unavailable on the terms and conditions described in the debt commitment letter for any reason, then Parent and Acquisition will use their respective reasonable best efforts to obtain any such portion from alternative sources, referred to as alternative financing. However, Parent and Acquisition will be under no obligation to obtain such alternative financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the surviving corporation and the stockholders of Parent than the terms of the debt commitment letter from financial sources at least as reputable as the financing sources providing the commitments pursuant to the debt commitment letter. Parent agreed to give NCO prompt written notice of any material breach by any party of the debt commitment letter of which it has knowledge or any termination of the debt commitment letter. Parent and Acquisition agreed to keep NCO informed of all material developments with respect to their respective efforts to arrange the financing for the transactions contemplated by the merger agreement and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter without

•	the prior written consent of NCO if such amendment, modification or waiver would materially and adversely affect the likelihood that the bank financing contemplated thereby will be obtained; and

•	in the case of an amendment not covered by the prior clause, notice to NCO.

In addition, NCO agreed to provide, and will cause its subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Acquisition (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NCO and its subsidiaries) in connection with the arrangement of, and the negotiation of agreements with respect to, the financing or any alternative financing. However, neither NCO nor any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the financing or alternative financing prior to the effective time of the merger. Parent agreed to promptly reimburse NCO for all reasonable out-of-pocket costs incurred by NCO or its subsidiaries in connection with such cooperation.

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Notice of Certain Events

The parties agreed to give prompt written notice to each other party of

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement;

•
the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in the merger agreement that is qualified as to materiality being or becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified being or becoming untrue or inaccurate in any material respect;

•	the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under the merger agreement;

•
the commencement or threat of, or any material development with respect to, any litigation affecting NCO or its subsidiaries or any other action, suit, investigation, inquiry or proceeding or the issuance of an order which relates to the completion of the transactions contemplated by the merger agreement; or

•
the commencement or threat of, or any material development with respect to, any litigation affecting NCO or its subsidiaries or any other action, suit, investigation, inquiry or proceeding or the issuance of any order affecting NCO or any of its subsidiaries or any of their respective properties or assets, which, if pending, threatened or issued, as the case may be, on or prior to the date of the merger agreement, would have been required to have been disclosed to Parent and Acquisition pursuant to the merger agreement.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	adoption of the merger agreement by NCO’s shareholders at the special meeting or any adjournment thereof;

•	all:

•	applicable waiting periods (including any extensions thereof) under any competition laws applicable to the transactions contemplated by the merger agreement having expired or been terminated;

•
actions required by, or filings required to be made with, any governmental entity under any competition laws that are necessary to permit the consummation of the transactions contemplated by the merger agreement having been taken or made; and

•
material consents, approvals and actions of, filings with, and notices to, all other governmental entities required of Parent, Acquisition or NCO or any of their respective subsidiaries or other affiliates in connection with the transactions contemplated by the merger agreement having been made, obtained or effected, as the case may be, provided, however, that this condition may not be asserted by any party whose breach of its obligations under the merger agreement has resulted in a failure to obtain such required approval; and

•
no law or order being in effect that prevents or restricts the consummation of the merger or the other transactions contemplated by the merger agreement; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

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The obligations of Parent and Acquisition to complete the merger are subject to the following additional conditions:

•	each of the representations and warranties of NCO regarding NCO’s capitalization and agreements relating to NCO’s capital stock being true and correct in all material respects;

•
each of the other representations and warranties of NCO, without giving effect to any materiality, material adverse effect or similar qualification, being true and correct, except where the failure of such representations and warranties to be true and correct does not and would not reasonably be expected to have a material adverse effect;

•
NCO must have performed in all material respects the obligations required to be performed by it under the merger agreement and delivered a certificate signed by a senior executive officer to such effect;

•
NCO must have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the effective time of the merger of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of NCO and its subsidiaries which, if not so continued as a result of the consummation of the merger, would reasonably be expected to have a material adverse effect; and NCO must have received all consents or made all filings necessary to provide for the continuation in full force and effect after the effective time of certain material licenses;

•
the absence of any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects since the date of the merger agreement, that has or have had or would reasonably be expected to have a material adverse effect on NCO; and

•
the bank financing being available for borrowing on the closing date of the merger; provided, that this condition to closing may not be asserted by Parent or Acquisition if the bank financing is unavailable due to the breach in any material respect by Parent or Acquisition of their respective obligations under the merger agreement or by OEP of its obligations under the equity commitment letter.

NCO’s obligation to complete the merger is subject to the following additional conditions:

•
the representations and warranties of Parent and Acquisition set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of Parent and Acquisition set forth in the merger agreement that are not so qualified being true and correct in all material respects; and

•
Parent and Acquisition must have performed in all material respects the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger and delivered a certificate signed by a senior executive officer to such effect.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of NCO, Parent and Acquisition;

•
by Parent or NCO, if any court of competent jurisdiction or other governmental entity enacts, issues, promulgates, enforces or enters any law or order, or refuses to grant any required consent or approval, that has become final and non-appealable and has the effect of making the completion of the merger illegal or that otherwise prohibits consummation of the merger;

•	by Parent or NCO, if the effective time of the merger shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on a date, referred to as the “termination date”, that is the later of:

•	January 21, 2007, or

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•
the earlier of (i) March 21, 2007 and (ii) thirty (30) days following the receipt of all required regulatory approvals in connection with the merger agreement and the transactions contemplated by the merger agreement;

so long as the failure to complete the merger is not the result of the terminating party’s failure to fulfill or breach of any obligation under the merger agreement;

•	by Parent, if:

•	any of the representations and warranties of NCO contained in the merger agreement fail to be true and correct such that the applicable conditions to closing would not be satisfied, or

•	NCO breaches or fails to comply with any of its obligations under the merger agreement such that the applicable conditions to closing would not be satisfied;

in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under the merger agreement, and such failure or breach by NCO with respect to any such representation, warranty or obligation cannot be cured or, if curable, continues unremedied for a period of 30 days after NCO has received written notice from Parent of the occurrence of such failure or breach (provided that in no event will such 30 day period extend beyond the second day preceding the termination date);

•	by NCO, if:

•
any of the representations and warranties of Parent and Acquisition contained in the merger agreement fail to be true and correct such that the applicable conditions to closing would not be satisfied; or

•	Parent or Acquisition breaches or fails to comply with any of their respective obligations under the merger agreement such that the applicable conditions to closing would not be satisfied;

in either case, other than as a result of a material breach by NCO of any of its obligations under the merger agreement, and such failure or breach by Parent or Acquisition with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of 30 days after Parent has received written notice from NCO of the occurrence of such failure or breach (provided that in no event will such 30 day period extend beyond the second day preceding the termination date);

•	by Parent, if:

•
NCO’s board of directors withdraws or publicly proposes to withdraw (or modifies or publicly proposes to modify in a manner adverse to Parent and Acquisition), its approval, recommendation or declaration of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any alternative acquisition proposal;

•	NCO’s board of directors fails to recommend to NCO’s shareholders that they approve the merger agreement, the merger and the transactions contemplated by the merger agreement at the special meeting;

•
a tender or exchange offer that would constitute an acquisition proposal is commenced on or after the date of the merger agreement and NCO’s board of directors or any committee thereof fails to recommend against such tender or exchange offer by NCO’s shareholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by NCO’s shareholders) within ten business days from the commencement thereof;

•
NCO fails to call the special meeting or deliver the proxy statement in accordance with the merger agreement such that the special meeting cannot be held at least three business days prior to the termination date; or

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•	NCO’s board of directors, or any committee thereof, resolves to take any of the foregoing actions, referred to as “adverse board actions.”

•
by NCO, at any time prior to obtaining the shareholder approval of the merger agreement, upon NCO’s board of directors (acting through the special committee if such committee still exists) resolving to enter into a permitted alternative agreement and NCO complies with certain notice and other provisions;

•
by Parent or NCO if the special meeting is held and NCO fails to obtain shareholder approval of the merger agreement at the special meeting (or any reconvened meeting after any adjournment); provided that the right to terminate under this provision will not be available to NCO if it is in material breach of certain of its obligations under the merger agreement in a manner that could reasonably be expected to adversely affect the result of the special meeting.

Termination Fees and Expenses

NCO has agreed to reimburse Parent for out-of-pocket transactions expenses, up to a limit of $5.0 million, if the agreement is terminated by either party due to the failure to obtain shareholder approval.

In addition, NCO agreed to pay OEP a termination fee of $35.0 million if:

•
Parent has terminated the merger agreement due to NCO’s breach of its representations and warranties or obligations under the merger agreement and the breach or failure to perform is a knowing breach or failure to perform, as the case may be, and

•	at the time of such breach, an acquisition proposal remains outstanding; and

•	NCO completes a transaction agreement with respect to such acquisition proposal within 12 months of the date of such termination;

•	Parent has terminated the merger agreement due to an adverse board action;

•	NCO has terminated the merger agreement to enter into a permitted alternative agreement;

•	Parent or NCO has terminated the merger agreement because the merger did not occur on or prior to the termination date, but only if:

•	a proposed acquisition proposal has been communicated to NCO’s board of directors or the special committee or publicly announced prior to the termination date and not irrevocably withdrawn; and

•
within twelve (12) months after such termination, a definitive agreement is entered into with respect to a transaction that would have constituted an acquisition proposal or such a transaction, referred to as a subsequent transaction, is completed;

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•	Parent or NCO has terminated the merger agreement due to the failure to obtain NCO shareholder approval, but only if:

•	a proposed acquisition proposal has been communicated to NCO’s board of directors or the special committee or publicly announced prior to the special meeting and not irrevocably withdrawn; and

•
within twelve (12) months after such termination, a definitive agreement is entered into with respect to a subsequent transaction or such a subsequent transaction is completed, provided in such event, the termination fee shall be net of any expenses previously paid to Parent.

Parent has agreed to pay NCO a termination fee of $35.0 million if:

•	NCO has terminated the merger agreement due to the breach by Parent or Acquisition of its obligations to effect the closing if and when required by the merger agreement; or

•	Parent or NCO has terminated the merger agreement because the merger did not occur on or prior to the termination date and at the time of such termination:

•
the mutual conditions to closing either (i) have been satisfied or (ii) have not been satisfied as a result of Parent’s or Acquisition’s failure to fulfill, in any material respects, any of its obligations under the merger agreement;

•	the conditions to Parent’s and Acquisition’s obligations to close have been satisfied; and

•	Parent is in breach of its obligations to close if and when required pursuant to the merger agreement.

NCO’s right to receive payment of the termination fee from Parent pursuant to the merger agreement or the limited guarantee executed by OEP is NCO’s sole and exclusive remedy against Parent, Acquisition, OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by Parent or Acquisition.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties; however, after the merger agreement has been approved by NCO’s shareholders, no amendment may be made that under applicable law requires further approval by NCO’s shareholders without so obtaining such further shareholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

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ROLLOVER AGREEMENT

Simultaneously with NCO, Parent and Acquisition entering into the merger agreement, Mr. Barrist entered into a rollover agreement with Parent. Pursuant to the rollover agreement, Mr. Barrist agreed, among other matters, to contribute a portion of his shares of NCO common stock in exchange for equity securities of Parent. Mr. Barrist’s rollover agreement provides that at Mr. Barrist’s sole discretion, Mr. Barrist may invite his family members and trusts formed for his or their benefit to become parties to his rollover agreement with Parent and pursuant thereto such family members and trusts would agree to contribute a portion of their shares of NCO common stock, in lieu of a portion of Mr. Barrist’s shares, to Parent in exchange for equity securities of Parent.

Set forth below is a summary of the material terms of the rollover agreement:

•
immediately prior to the consummation of the merger and subject to the satisfaction of the conditions to the consummation of the merger, Mr. Barrist (together with those of his family members and trusts formed for his or their benefit who participate) will contribute an aggregate of 727,273 shares of NCO’s common stock, which shares we refer to as the “Barrist rollover shares,” in exchange for equity securities of Parent. Each share of NCO common stock so contributed to Parent will be valued at $27.50 for purposes of this contribution.

•
Mr. Barrist agreed that, without the prior written consent of Parent, he will not transfer any of the Barrist rollover shares except in connection with bona fide estate, financial or tax planning purposes after complying with certain notice and other provisions.

•
Mr. Barrist agreed that he would vote or execute consents in respect of each share of NCO common stock with respect to which he is entitled to vote at the special meeting “FOR” the adoption of the merger agreement. NCO has the right to enforce Mr. Barrist’s covenant to vote “FOR” the adoption of the merger agreement.

•	Mr. Barrist waived any and all appraisal, dissenters’ and similar rights that he may have with respect of the merger and other transactions contemplated by the merger agreement.

•
Mr. Barrist and Parent agreed that Mr. Barrist and Parent would enter into a definitive employment agreement effective as of the closing of the merger, which will set forth the terms and conditions of Mr. Barrist’s employment after the closing of the merger. For a description of the material terms which Parent has agreed to include in Mr. Barrist’s employment agreement post-merger see “Special Factors—Interests of Executive Officers and Directors in the Merger” beginning on page 55.

•
Parent agreed to use commercially reasonable efforts to enter into employment agreements with certain members of management effective as of the closing of the merger. See “Special Factors—Interests of Executive Officers and Directors in the Merger” beginning on page 55.

•
Parent agreed to adopt a management equity incentive plan pursuant to which members of NCO’s current and future management will be eligible to receive, in the aggregate, up to an additional 10% of the outstanding Parent voting stock as of the closing of the merger.

•
Mr. Barrist and Parent agreed to enter into customary stockholders and registration rights agreements, immediately prior to the consummation of the merger, which will set forth the terms and conditions governing OEP’s, OEP’s affiliates, and the management participants’ equity investments in Parent after the merger, including governance provisions, restrictions on transfers and registration rights. In addition, the stockholders agreement will provide that following the closing of the merger, Mr. Barrist will have the right to be a member of the board of directors of Parent (including any committee thereof at Mr. Barrist’s election, subject to legal limitations) and a member of the board of directors of any subsidiaries of Parent. In addition, Mr. Barrist will have the right, so long as he is chief executive officer of the surviving corporation and Parent, to appoint an additional independent board member to the surviving corporation’s and Parent’s respective boards who is satisfactory to OEP.

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The rollover agreement will terminate automatically upon termination of the merger agreement. In addition, the obligations of Mr. Barrist under the rollover agreement may be terminated at any time prior to the closing of the merger upon the mutual agreement of Parent and Mr. Barrist.

It is expected that current members of senior management who elect to invest in Parent will enter into rollover agreements.

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SUMMARY FINANCIAL INFORMATION

The following summary financial information is being provided to assist you in your analysis of the financial aspects of the proposed merger. The income statement data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 and 2004 set forth below are derived from our audited consolidated financial statements. The income statement data for the six months ended June 30, 2006 and 2005 and the balance sheet data as of June 30, 2006 and 2005 are derived from our unaudited interim financial statements, and, in the opinion of NCO’s management, include all adjustments (consisting of only normal recurring accruals except otherwise disclosed in NCO’s Quarterly Reports on Form 10-Q) that are considered necessary for the fair presentation of the results for such interim period. The information is only a summary and should be read in conjunction with NCO’s historical consolidated financial statements and related notes contained in NCO’s annual report on Form 10-K for the year ended December 31, 2005 and in NCO’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006, which have been incorporated by reference into this proxy statement, as well as other information that NCO has filed with the SEC. We have provided a copy of the documents incorporated by reference along with this proxy statement. See “Where You Can Find More Information” beginning on page 99 for information on where you can obtain additional copies of this information.

On September 12, 2005, NCO acquired substantially all of the operating assets, including purchased portfolio assets, of Risk Management Alternatives Parent Corp. NCO’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, which is incorporated by reference into this proxy statement, includes pro forma financial information in the notes to the consolidated financial statements giving effect to the acquisition of Risk Management Alternatives Parent Corp. for the six months ended June 30, 2005. See “Where You Can Find More Information” beginning on page 99.

The historical results of NCO included below are not necessarily indicative of NCO’s future performance. No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided because NCO does not believe that such information is material to shareholders in evaluating the proposed merger and merger agreement because (i) the proposed merger consideration is all cash and (ii) if the merger is completed, NCO’s common stock will cease to be publicly traded.

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The book value per share of NCO common stock was $23.48 as of June 30, 2006.(1)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(in thousands, except per share data)	2006	2005	2005	2004

Income Statement Data:
Revenue	$607,962	$512,796	$1,052,283	$939,797
Payroll and related expenses	315,050	250,255	528,932	472,915
Selling, general and administrative expenses	213,191	184,350	376,606	324,187
Restructuring charges	5,774	—	9,621	—
Depreciation and amortization expense	26,115	21,678	45,787	40,225
Income from operations	47,832	56,513	91,337	102,470
Net income	20,585	29,398	44,519	51,863
Basic net income per share	$0.64	$0.92	$1.39	$1.71
Diluted net income per share	$0.62	$0.86	$1.33	$1.60
Balance Sheet Data:
Cash and cash equivalents	$20,493		$23,716	$26,334
Working capital	152,526		171,587	73,547
Total assets	1,324,481		1,327,962	1,113,889
Long-term debt, net of current portion	265,328		321,834	186,339
Minority interest	51,105		34,643	—
Shareholders’ equity	776,157		743,114	695,601
Ratio of earnings to fixed charges(2)	2.6	3.9	3.0	3.7

(1)
The numerator used to calculate book value per share includes shareholder equity of $776.2 million as of June 30, 3006 plus $74.6 million of estimated proceeds from options and warrants with an exercise price less than $27.50 per share outstanding as of June 30, 2006. The denominator used to calculate book value per share includes the 32,388,220 shares of common stock outstanding as of June 30, 2006 plus the 3,845,194 shares of common stock issuable as of the closing of the proposed merger upon the vesting of outstanding RSUs and the exercise of outstanding stock options and warrants with an exercise price less than $27.50 per share.

(2)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of: (i) income before income taxes and minority interest; (ii) plus fixed charges; (iii) plus amortization of capitalized interest; (iv) plus distributed income of equity investments; (v) less capitalized interest; (vi) less income from equity investments; and (vii) less distributions to holders of minority interest. Fixed charges include: (i) interest expensed and capitalized; (ii) amortization of debt issuance costs; and (iii) an estimate of the interest within rental expense.

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INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Michael J. Barrist

Michael J. Barrist has served as chairman of the board, president and chief executive officer of NCO and its predecessors since 1986. Mr. Barrist was employed by U.S. Healthcare, Inc., a managed health care company, from 1984 to 1986, most recently as vice president of operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a certified public accountant. The business address for Mr. Barrist is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044, and his business telephone number is (215) 441-3000. Mr. Barrist is a citizen of the United States.

NCO Group, Inc.

NCO is a Pennsylvania corporation with its principal executive offices at 507 Prudential Road, Horsham, Pennsylvania 19044. NCO’s telephone number is (215) 441-3000. NCO is a global provider of business process outsourcing services, primarily focused on accounts receivable management, and customer relationship management. NCO also purchases and manages past due consumer accounts receivable from consumer creditors such as banks, finance companies, retail merchants, utilities, healthcare companies, and other consumer-oriented companies. NCO common stock is currently listed on the Nasdaq Global Select Market under the symbol “NCOG.” NCO maintains a website at http://www.ncogroup.com. The information on the website listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference. NCO is the issuer of the common stock which is the subject of the “going private” transaction.

Each of the directors and executive officers of NCO is a citizen of the United States and has his principal business address and telephone at c/o NCO Group, Inc., 507 Prudential Road, Horsham PA 19044, (215) 441-3000.

The following information about NCO’s directors and executive officers is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for more than five years:

Name	Occupation or employment

Michael J. Barrist	See description above under the subheading titled “Michael J. Barrist” under this section.

William C. Dunkelberg, Ph.D.
Dr. Dunkelberg has served as a member of NCO’s board of directors since 2000. Dr. Dunkelberg is currently Professor of Economics at the Fox School of Business and Management at Temple University, where he served as Dean from 1987 to 1994 and as Director of the Center for the Advancement and Study of Entrepreneurship from 1991 to 1994. Prior to that, Dr. Dunkelberg was a Professor of Economics and Management at Purdue and Stanford Universities. In addition, Dr. Dunkelberg has served as the Chief Economist for the National Federation of Independent Business, an advocacy organization representing small and independent businesses, since 1971. Dr. Dunkelberg is also the Chairman of the Board of Liberty Bell Bank, Cherry Hill, New Jersey.

Ronald J. Naples	Mr. Naples has served as a member of NCO’s board of directors since 2005. Mr. Naples has been the Chief Executive Officer of Quaker Chemical Corporation, a specialty chemical company, since October 1995 and has been Chairman of the board of directors of Quaker Chemical Corporation since May 1997. Mr. Naples was Chief Executive Officer of the Hunt Corporation, a manufacturer and marketer of office and graphic art products, from 1981 to 1995 and was Chairman of the Hunt Corporation from 1987 to 1995. Mr. Naples is also a director of P. H. Glatfelter Company.

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Name	Occupation or employment

Leo J. Pound	Mr. Pound has served as a member of NCO’s board of directors since 2000. Mr. Pound has been a Principal of Pound Consulting, which provides management consultant services to both public and private enterprises, since July 2000. From February 1999 to July 2000, Mr. Pound was Chief Financial Officer of Marble Crafters, a stone importer and fabricator. From October 1995 to February 1999, he was Chief Financial Officer of Jos. H. Stomel & Sons, a wholesale distributor. Mr. Pound is a certified public accountant and a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Eric S. Siegel	Mr. Siegel has served as a member of NCO’s board of directors since 1996 and has served as Lead Director since May 2004. Mr. Siegel has been President of Siegel Management Company, a management consulting firm, since 1983. Since 1981, Mr. Siegel has been an adjunct faculty member at the Wharton School of the University of Pennsylvania. Mr. Siegel is also a director of Astea International Inc.

Allen F. Wise	Mr. Wise has served as a member of NCO’s board of directors since 1996. Mr. Wise is currently a private investor and a consultant. Mr. Wise has been a director of Coventry Health Care, Inc., a managed health care company, or its predecessor, since October 1996, the Chairman of the Board of Coventry Health Care, Inc. since January 2005 and was the President and Chief Executive Officer of Coventry Health Care, Inc. from October 1996 until his retirement in December 2004. From October 1995 to October 1996, he was Executive Vice President of UnitedHealth Group, Incorporated, a managed health care company. From October 1994 to October 1995, he was Executive Vice President of MetraHealth Companies, Inc., a managed health care company that was acquired by UnitedHealth Group, Incorporated in October 1995. From January 1994 to October 1994, he was President and Chief Executive Officer of Wise Health System, a health care investment company. From 1991 to 1994, Mr. Wise was President and Chief Executive Officer of Keystone Health Plan, a managed health care company, and also Chief Operating Officer of Independence Blue Cross, a health care insurance company located in Philadelphia, Pennsylvania. Mr. Wise was Vice President of U.S. Healthcare, Inc. from 1985 to 1991.

Charles F. Burns	Mr. Burns has served as NCO’s Executive Vice President, Business Process Outsourcing since 2003. Mr. Burns has nearly 20 years of sales and consulting experience. Prior to joining NCO, Mr. Burns was a partner in BearingPoint, Inc., formerly KPMG Consulting, Inc., a business systems integrator and full-service consulting firm.

Stephen W. Elliott	Mr. Elliott has served as NCO’s Executive Vice President and Information Technology and Chief Information Officer since February 1999. From 1996 to February 1999, Mr. Elliott served as NCO’s Senior Vice President, Technology and Chief Information Officer after having provided consulting services to NCO for the year prior to his arrival. Prior to joining NCO, Mr. Elliott was employed by Electronic Data Systems, a computer services company, for almost 10 years, most recently as Senior Account Manager.

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Name	Occupation or employment

Joshua Gindin, Esq.	Mr. Gindin has served as NCO’s Executive Vice President, General Counsel and Secretary since May 1998. Prior to joining NCO, Mr. Gindin was a partner in the law firm of Kessler & Gindin, which had served as NCO’s legal counsel since 1986.

Steven Leckerman	Mr. Leckerman has served as NCO’s Executive Vice President and Chief Operating Officer – Accounts Receivable Management, North America since August 2003. From January 2001 until August 2003, Mr. Leckerman served as NCO’s Executive Vice President, U.S. Operations. From 1995 until January 2001, Mr. Leckerman served as NCO’s Senior Vice President, Collection Operations. From 1982 to 1995, Mr. Leckerman was employed by Allied Bond Corporation, a collection company that was a division of TransUnion Corporation, where he served as manager of dialer and special projects.

John R. Schwab	Mr. Schwab has served as NCO’s Executive Vice President, Finance and Chief Financial Officer since May 2006. From April 2004 to May 2006, Mr. Schwab served as NCO’s Senior Vice President and Chief Accounting Officer. From May 2003 to April 2004, Mr. Schwab was the Chief Financial Officer of RMH Teleservices, Inc. From September 2000 to May 2003, Mr. Schwab was employed by Inrange Technologies, Inc., a data storage networking company, most recently as the Chief Financial Officer. Prior to that, Mr. Schwab worked for Arthur Andersen for 11 years, most recently as Senior Manager in the Growth Company Practice. Mr. Schwab is a certified public accountant.

Paul E. Weitzel, Jr.	Mr. Weitzel has served as NCO’s Executive Vice President, Corporate Development and International Operations since NCO’s acquisition of MedSource, Inc. in July 1998. Prior to joining NCO, Mr. Weitzel was Chairman and Chief Executive Officer of MedSource, Inc. from 1997 through the acquisition. Prior to joining MedSource, Inc., Mr. Weitzel was with MedQuist, Inc., a medical transcription company, for four years, most recently as President and Chief Executive Officer. Mr. Weitzel is a certified public accountant.

Steven L. Winokur	Mr. Winokur has served as NCO’s Executive Vice President and Chief Operating Officer, Shared Services since August 2003. From December 1995 to May 2006, Mr. Winokur served as NCO’s Executive Vice President, Finance and Chief Financial Officer. Prior to that, Mr. Winokur acted as a part-time consultant to NCO since 1986. From February 1992 to December 1995, Mr. Winokur was the principal of Winokur & Associates, a certified public accounting firm. From March 1981 to February 1992, Mr. Winokur was with Gross & Company, a certified public accounting firm, where he most recently served as Administrative Partner. Mr. Winokur is a certified public accountant.

Albert Zezulinski	Mr. Zezulinski has served as NCO’s Executive Vice President of Global Portfolio Operations since September 2005. From May 2002 to September 2005, Mr. Zezulinski served as NCO’s Executive Vice President, Corporate and Government Affairs. Mr. Zezulinski first joined NCO in January 2001 as NCO’s Executive Vice President, Health Services. Mr. Zezulinski has more than 30 years of consulting and healthcare experience. Prior to joining NCO, Mr. Zezulinski was the Director of Healthcare Financial Services for BDO Seidman, LLP, an international accounting and consulting firm.

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During the last five years, except as otherwise provided in “Legal Proceedings” in NCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated herein by reference, neither (i) Michael J. Barrist nor (ii) NCO or any of NCO’s executive officers or directors has been (a) convicted in a criminal proceeding, (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Collect Holdings, Inc. and Collect Acquisition Corp.

Collect Holdings, Inc., a Delaware corporation, was incorporated on July 13, 2006 solely for the purpose of acquiring NCO and consummating the transactions contemplated by the merger agreement, including the related financings. Collect Acquisition Corp., a Pennsylvania corporation, is a wholly owned subsidiary of Parent and was incorporated on July 12, 2006 by OEP solely for the purpose of completing the proposed merger. Neither Parent nor Acquisition has engaged in any business except as contemplated by the merger agreement, including in connection with arranging the proposed financing for the proposed merger. The principal executive office address of each of Parent and Acquisition is c/o One Equity Partners II, L.P., 320 Park Avenue, 18th Floor, New York, NY 10022 and its telephone number is (212) 277-1500.

Each of the directors and executive officers of Parent and Acquisition is a citizen of the United States and his principal business address and telephone number is c/o OEP Holding Corporation, 320 Park Avenue, 18th Floor, New York, NY 10022, (212) 277-1500.

The following information about the directors and executive officers of Parent and Acquisition is based, in part, upon information provided by such persons. Unless otherwise indicated below, each director and executive officer of Parent and Acquisition set forth below has held the employment position set forth below since at least October 2001.

Name	Occupation or employment

Daniel J. Selmonosky	Mr. Selmonosky has been the President and Treasurer and a director of Parent and Acquisition since July 2006. He is a Managing Director of OEP Holding Corporation and has been with OEP Holding Corporation since 2001.

James S. Rubin	Mr. Rubin has been the Vice President and Secretary and a director of Parent and Acquisition since July 2006. He is a Managing Director of OEP Holding Corporation and has been with OEP Holding Corporation since 2001.

Tarek N. Shoeb	Mr. Shoeb has been a Vice President of Parent and Acquisition since October 2006. Mr. Shoeb is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2002 as a Vice President. Mr. Shoeb was a Senior Associate at Doughty Hanson & Co. from August 2001 through 2002.

During the last five years, none of Parent, Acquisition, or any their respective executive officers or directors has been (a) convicted in a criminal proceeding, (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

One Equity Partners II, L.P., OEP General Partner II, L.P. and OEP Holding Corporation

OEP is a Cayman Islands limited partnership organized to invest in private equity transactions. The general partner of OEP is OEP General Partner II, L.P., a Cayman Islands limited partnership, the business of which is to serve as the general partner of OEP. The general partner of OEP General Partner II, L.P. is

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OEP Holding Corporation, a Delaware corporation and wholly-owned indirect subsidiary of JPMorgan Chase & Co. The business of OEP Holding Corporation is to act as a holding company for JPMorgan Chase & Co.

Except as otherwise indicated below, each of the directors and executive officers of OEP Holding Corporation is a citizen of the United States and his or her principal business address and telephone number is c/o OEP Holding Corporation, 320 Park Avenue, 18th Floor, New York, NY 10022, (212) 277-1500.

The following information about OEP Holding Corporation’s director and executive officers is based, in part, upon information provided by such persons. Unless otherwise indicated below, each director and executive officer of OEP Holding Corporation set forth below has held the employment position set forth below since at least October 2001. Neither OEP nor OEP General Partner II, L.P. has any directors or executive officers.

Name	Occupation or employment

Richard M. Cashin	Mr. Cashin is a director of OEP Holding Corporation. He has been President of OEP Holding Corporation since 2001.

Ina Drew	Ms. Drew is a director of OEP Holding Corporation. She has been Chief Investment Officer of JPMorgan Chase & Co. since February 2005, prior to which she was Head of Global Treasury of JPMorgan Chase & Co.

Franklin W. Hobbs	Mr. Hobbs is a director of OEP Holding Corporation. He has been an adviser to OEP Holding Corporation since 2004. From 2001 to 2003, he was Chief Executive Officer of Houlihan Lokey.

Jay Mandelbaum	Mr. Mandelbaum is a director of OEP Holding Corporation. Mr. Mandelbaum is Head of Strategy and Business Development for JPMorgan Chase & Co. Prior to the merger of Bank One Corporation in July 2004, he had been Head of Strategy and Business Development since September 2002 at Bank One Corporation. Prior to joining Bank One Corporation, he had been Vice Chairman and Chief Executive Officer of the Private Client Group of Citigroup Inc. subsidiary Salomon Smith Barney from September 2000 until August 2002.

Heidi Miller	Ms. Miller is a director of OEP Holding Corporation. She serves as Chief Executive Officer of Treasury & Securities Services of JPMorgan Chase & Co. Prior to the merger of Bank One Corporation in July 2004, she had been Chief Financial Officer at Bank One Corporation since March 2002. Prior to joining Bank One Corporation, she had been Vice Chairman of Marsh, Inc. from January 2001 until March 2002.

Jacques Nasser	Mr. Nasser is a director of OEP Holding Corporation. He is a Managing Director of OEP Holding Corporation and joined OEP Holding Corporation in 2002. Previously he was President and Chief Executive Officer of Ford Motor Company.

Robert S. Rubin	Mr. Rubin is a director of OEP Holding Corporation. He has been serving as Senior Vice President of JPMorgan Chase and Co. since 2002.

Richard W. Smith	Mr. Smith is a director of OEP Holding Corporation. He is a Managing Director of OEP Holding Corporation. Prior to joining OEP Holding Corporation in 2002, Mr. Smith was with Allegra Partners.

Chris von Hugo	Mr. von Hugo is a director of OEP Holding Corporation. He is a Managing Director of One Equity Partners Europe GmbH and has been with One Equity Partners Europe GmbH since 2001. Mr. von Hugo is citizen of Germany.

Christian P.R. Ahrens	Mr. Ahrens is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation as a Vice President in 2001.

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Name	Occupation or employment

Charles F. Auster	Mr. Auster is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.

Gregory A. Belinfanti	Greg Belinfanti is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2006. From 2000 through 2006, Mr. Belinfanti served as a Vice President in the Investment Banking division of Lehman Brothers.

Kenneth C. Brown	Mr. Brown is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2002. Mr. Brown was with Skidmore, Owings & Merrill from 1999 through 2001.

Colin M. Farmer	Mr. Farmer is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2006. From 1998 through 2006 he was a Principal of Harvest Partners.

Lee Gardner	Mr. Gardner is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2001.

David Han	Mr. Han is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2004, prior to which he was a Managing Director at Credit Suisse First Boston.

Thomas J. Kichler	Mr. Kichler is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2002. Prior to joining OEP Holding Corporation he was a Managing Director of Salomon Smith Barney.

James W. Koven	Mr. Koven is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation as a Vice President in 2001.

M. Gregory O’Hara	Mr. O’Hara is a Managing Director of OEP Holding Corporation. He has been with OEP Holding Corporation since 2005 and prior to that served as Executive Vice President of Worldspan, L.P. since 2002. Mr. O’Hara is a citizen of Canada.

James S. Rubin	See description above under the subheading “Collect Holdings, Inc. and Collect Acquisition Corp.”

Daniel J. Selmonosky	See description above under the subheading “Collect Holdings, Inc. and Collect Acquisition Corp.”

Tarek N. Shoeb	See description above under the subheading “Collect Holdings, Inc. and Collect Acquisition Corp.”

David A. Walsh	Mr. Walsh is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.

William H. Wangerin	Mr. Wangerin is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2001.

James B. Cherry	Mr. Cherry is a Managing Director of OEP Holding Corporation. He joined OEP Holding Corporation in 2003.

Erin E. Hill	Ms. Hill is Chief Financial Officer and Treasurer of OEP Holding Corporation and has been with OEP Holding Corporation since March 2005. Previously, she was a Director of Credit Suisse First Boston from 2004 through 2005 and an Associate at Wachtell, Lipton, Rosen & Katz from 2000 through 2004.

Judah A. Shechter	Mr. Shechter serves as Vice President and Secretary of OEP Holding Corporation. Mr. Shechter is a Vice President and Assistant General Counsel of JPMorgan Chase & Co.

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Name	Occupation or employment

Theodora Stojka	Ms. Stojka is a Vice President of OEP Holding Corporation. She has been with OEP Holding Corporation since July 2003. She was an Audit Manager at Deloitte from 2002 through 2003 and Arthur Andersen from 2001 through 2002.

Adam Mukamal	Mr. Mukamal is a Vice President of OEP Holding Corporation. He has been a Vice President of JPMorgan Chase & Co. since 2005. From 1998 through 2004 he was an Associate at Davis Polk & Wardwell.

Jessica Marion	Ms. Marion is a Vice President of OEP Holding Corporation. She has been with JPMorgan Chase & Co. since July 2001.

Colleen Hartung
Ms. Hartung is a Vice President of OEP Holding Corporation. She joined JPMorgan Chase & Co. in February of 2006. She was previously employed by Citadel Investment Group from 2002 through 2006 and by Arthur Andersen from 1999 through 2002.

During the last five years, none of OEP, OEP General Partner II, L.P., OEP Holding Corporation, or any of OEP Holding Corporation’s executive officers or directors has been (a) convicted in a criminal proceeding, (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

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PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as described below and as set forth in this proxy statement, during the past two years, none of NCO, Mr. Barrist, other executive officers or directors of NCO have been involved in a transaction (i) with NCO or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of NCO’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year or (ii) with any executive officer, director or affiliate of NCO that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000:

•
Use of Airplane. Prior to March 2004, NCO used an airplane that was partly owned by Mr. Barrist. NCO reimbursed Mr. Barrist for the use of the plane based on a per-hour rate. The per-hour rate consisted of actual operating costs plus the hourly cost equivalent for the monthly management fee, interest and depreciation. NCO paid costs for its use of the airplane equal to $209,000 during 2004.

In February 2004, NCO took an assignment of rights held by Mr. Barrist under a deposit agreement and a related maintenance agreement to purchase an interest in a new airplane. NCO believed that the assignment of the deposit agreement and maintenance agreement allowed it to purchase the interest in the new airplane, and receive maintenance, at prices less than it would otherwise have been able to obtain if it entered into new agreements with the manufacturer. Upon purchasing the interest in the new airplane in March 2004, the prior arrangement with Mr. Barrist concerning NCO’s use of his airplane was terminated. During 2004, Mr. Barrist reimbursed NCO $119,700 for his personal use of the aircraft. Amounts reimbursable by Mr. Barrist were based on NCO’s actual operating costs plus the hourly cost equivalent for the monthly management fee, interest and depreciation.

During 2005 and 2006, Mr. Barrist’s compensation included the personal use by Mr. Barrist of 25 hours per year of an aircraft partly owned by NCO. Mr. Barrist reimbursed NCO $100,288 in 2005 and $173,650 through August 2006 for his personal use of the aircraft in excess of 25 hours based on NCO’s actual operating costs plus the hourly cost equivalent for the monthly management fee, interest and depreciation.

•
Transactions with PSC. Eric S. Siegel, a director of NCO, is a director of PSC Info Group (“PSC”), a provider of outsourced mail services and related document management services. Mr. Siegel also owns less than 1% of the outstanding common stock of PSC and provides nonoperational consulting services to PSC. NCO paid PSC a total of $30.3 million in 2004, $31.5 million in 2005 and $27.3 million through August 2006, for producing and mailing collection letters, which NCO believes was comparable to or less than other mail outsourcing companies would charge for similar volumes of business. Mr. Siegel has not been involved in the negotiation or the administration of NCO’s contract with PSC. PSC was sold to a purchaser not affiliated with Mr. Siegel in August 2006 and Mr. Siegel is no longer a shareholder of PSC.

•	Employment of Related Persons. NCO employs members of the immediate family of some of its directors and executive officers in various positions described below.

•
Nicholas Fazio was employed by NCO in 2004 and 2005 as vice president of programming. Mr. Fazio’s employment with NCO terminated on June 18, 2005. Mr. Fazio received salary and bonus totaling $159,665 in 2004 and received salary totaling $75,844 in 2005. Mr. Fazio was awarded options to purchase 2,500 shares of NCO’s common stock in 2004. Mr. Fazio also was entitled to use a company automobile in 2004 and 2005. Mr. Fazio is the brother-in-law of Mr. Barrist. NCO believes that the compensation paid to Mr. Fazio was comparable with compensation paid to other employees with similar levels of responsibility and years of service.

•
Brett Leckerman is employed by NCO as a general manager of one of NCO’s collection units. Mr. Brett Leckerman received salary and bonus totaling $107,760 in 2004, $118,311 in 2005 and $87,301 through August 2006. Mr. Leckerman was awarded options to purchase 350 shares of NCO common stock in 2004. Mr. Leckerman also received an automobile allowance in

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2004, 2005 and through August 2006. Mr. Leckerman is the son of Steven Leckerman, an executive vice president and the chief operating officer – accounts receivable management, North America of NCO. NCO believes that the compensation paid to Mr. Brett Leckerman is comparable with compensation paid to other employees with similar levels of responsibility and years of service.

•	Loans by Michael J. Barrist. Since July 21, 2004, Mr. Barrist made personal loans to executive officers of NCO, including loans of $580,000 to Mr. Burns and $400,000 to the spouse of Mr. Winokur.

Other than as set forth in this proxy statement, during the past two years, none of Parent, Acquisition, OEP, OEP General Partner II, L.P., OEP Holding Corporation or their respective executive officers or directors has been involved in a transaction (i) with NCO or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of NCO’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year or (ii) with any executive officer, director or affiliate of NCO that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000.

Other than as described under “Special Factors—Background of the Merger,” or as otherwise set forth in this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of NCO’s securities, election of NCO’s directors or sale or other transfer of a material amount of NCO’s assets (i) between NCO or any of its affiliates, on the one hand, and Michael J. Barrist, Parent, Acquisition, OEP, OEP General II, L.P. or OEP Holding Corporation or any of their respective subsidiaries, executive officers or directors, on the other hand, (ii) between any affiliates of NCO or (iii) between NCO or any of its affiliates, on the one hand, and any person not affiliated with NCO who would have a direct interest in such matters, on the other hand.

Except as described below and elsewhere in this proxy statement, there are no agreements, arrangements or understandings between NCO, Parent, Acquisition, OEP, OEP General Partner II, L.P., OEP Holding Corporation, their respective executive officers or directors or Mr. Barrist and any other person with respect to NCO’s securities:

•	Mrs. Annette Barrist, Mr. Barrist’s mother, has granted an irrevocable proxy to Mr. Barrist which provides Mr. Barrist with the sole right to vote 173,288 shares of NCO common stock owned by Mrs. Barrist.

•	Mr. Barrist and Parent entered into a rollover agreement dated July 21, 2006 under which Mr. Barrist agreed to contribute a portion of his shares of NCO common stock in exchange for equity securities of Parent and to vote his shares in favor of the merger agreement. For a description of the material terms of the rollover agreement, see “Rollover Agreement” beginning on page 81.

For more information about NCO, its executive officers and directors and the relationships among them, see the documents described in “Where You Can Find More Information.”

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TRANSACTIONS IN SHARES OF NCO COMMON STOCK

During the past three years, NCO has not made an underwritten public offering of its common stock for cash that was required to be registered under the Securities Act or that was exempt from registration under Regulation A.

Neither NCO nor Mr. Barrist has purchased common stock of NCO during the past two years. Mr. Barrist, however, does participate in NCO’s 2004 Equity Incentive Plan and, during the past two years, NCO has granted to Mr. Barrist an aggregate of 106,946 restricted stock units, options to purchase 85,414 shares of NCO common stock at $24.84 per share, and options to purchase 84,760 shares of NCO common stock at $17.85 per share, as part of his executive compensation. In addition, on June 3, 2005 and May 17, 2006, the Michael J. Barrist 2001 Grantor Retained Annuity Trust distributed 12,975 and 10,250 shares of NCO common stock, respectively, to Mr. Barrist for the purpose of meeting the GRAT’s annuity payment obligations.

None of Parent, Acquisition, OEP, OEP General Partner II, L.P. or OEP Holding Corporation have purchased common stock of NCO on or since July 21, 2006.

There have not been any transactions in NCO’s common stock in the last 60 days by any of the following:

•	NCO or any of its majority owned subsidiaries or by any pension, profit-sharing or similar plan of NCO;
•	any of NCO’s directors or executive officers;
•	any person known by NCO to be the beneficial owner of more than 10% of its outstanding shares of common stock;
•	Parent, Acquisition, OEP, OEP General Partner II, L.P., OEP Holding Corporation or any of their respective majority owned subsidiaries or associates, or any pension, profit-sharing or similar plan of Parent, Acquisition, OEP, OEP General Partner II, L.P. or OEP Holding Corporation;
•	any executive officer or director of Parent, Acquisition, OEP, OEP General Partner II, L.P. or OEP Holding Corporation; or
•	Mr. Barrist or any of his associates.

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COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of October 13, 2006 certain information regarding the beneficial ownership of NCO common stock by: (i) each person known by NCO to own beneficially more than 5% of NCO common stock; (ii) each of NCO’s directors and executive officers and (iii) NCO’s directors and executive officers as a group. Except as otherwise indicated, to the knowledge of NCO, the beneficial owners of the NCO common stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned (1)

Name of Beneficial Owner	Number	Percent

Bank of America Corporation
NB Holdings Corporation
Bank of America N.A.
NationsBanc Montgomery Holdings Corporation
Banc of America Securities LLC
NMS Services Inc.
Columbia Management Group, LLC
Columbia Management Advisors, LLC (2)	1,755,411	5.4%
Barclays Global Investors, NA Barclays Global Fund Advisors (3)	1,921,857	5.9%
Michael J. Barrist (4)	2,643,531	8.0%
Charles F. Burns (5)	88,529	*
Dimensional Fund Advisors Inc. (6)	2,629,437	8.1%
William C. Dunkelberg, Ph. D. (7)	38,157	*
Stephen W. Elliott (8)	248,349	*
Joshua Gindin, Esq. (9)	543,481	1.7%
Steven Leckerman (10)	229,962	*
Ronald J. Naples (11)	17,157	*
Leo J. Pound (12)	39,931	*
Michael A. Roth and Brian J. Stark (13)	1,664,619	5.1%
John R. Schwab (14)	34,712	*
Eric S. Siegel (15)	63,409	*
Paul E. Weitzel, Jr. (16)	189,786	*
Steven L. Winokur (17)	477,877	1.5%
Allen F. Wise (18)	49,200	*
Albert Zezulinski (19)	45,219	*
All directors and executive officers as a group (14 persons) (20)	4,480,021	12.9%

*Less than one percent.

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, include securities as to which the person has or shares voting or investment power. Shares of NCO common stock which a person has the right to acquire within 60 days of October 13, 2006 are deemed outstanding for computing the share ownership and percentage ownership of the person having such right, but are not deemed outstanding for computing the percentage of any other person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Based upon a Schedule 13G filed with the SEC on August 14, 2006. The filing indicates that, as of June 12, 2006 (a) Bank of America Corporation beneficially owned 1,755,411 shares, sole voting power for no shares, shared voting power for 1,738,421 shares, sole dispositive power for no shares and shared dispositive power for 785,306 shares; (b) NB Holdings Corporation beneficially owned 1,755,411 shares, sole voting power for no shares, shared voting power for 1,738,421 shares, sole dispositive power for no shares and shared dispositive power for 785,306 shares; (c) Bank of America, N.A. beneficially owned 1,161,100 had sole voting power for 169,321 shares, shared voting power for 613,664 shares, sole dispositive power for 199,721 shares and shared dispositive power for 961,379 shares; (d) NationsBanc Montgomery Holdings Corporation beneficially owned 2,321 shares, sole voting power for no shares, shared voting power for 2,321 shares, sole dispositi ve power for no shares and shared dispositive power for 2,321 shares; (e) Banc of America Securities LLC beneficially owned 2,321 shares, sole voting power for 2,321 shares, shared voting power for no shares, sole dispositive power for 2,321 shares and shared dispositive power for no shares; (f) NMS Services Inc. beneficially owned 575,000 shares, sole voting power for no shares, shared voting power for no shares, sole dispositive power for no shares and shared dispositive power for 575,000 shares; (g) Columbia Management Group, LLC beneficially owned 589,774

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shares, sole voting power for no shares, shared voting power for 589,774 shares, sole dispositive power for no shares and shared dispositive power for 954,479 shares; (h) Columbia Management Advisors, LLC beneficially owned 954,479 shares, sole voting power for 589,774 shares, shared voting power for no shares, sole dispositive power for 954,479 shares and shared dispositive power for no shares. The address of Bank of America Corporation, NB Holdings Corporation, Bank of America N.A., NationsBanc Montgomery Holdings Corporation, Banc of America Securities LLC, NMS Services Inc., Columbia Management Group, LLC and Columbia Management Advisors, LLC is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)	Based upon a Schedule 13G filed with the SEC on January 26, 2006. The filing indicates that, as of December 31, 2005, Barclays Global Investors, NA had sole voting power for 1,044,116 shares, shared voting power for no shares, sole dispositive power for 1,120,501 shares and shared dispositive power for no shares. The filing indicates that, as of December 31, 2005, Barclays Global Fund Advisors had sole voting power for 801,060 shares, shared voting power for no shares, sole dispositive power for 801,356 shares and shared voting power for no shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(4)	Includes: (i) 173,288 shares of NCO common stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy and for which he shares dispositive power with her; (ii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist’s or Mr. Barrist’s family for which Mr. Barrist is a co-trustee; and (iii) 799,455 shares issuable upon the exercise of options. Excludes (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children; and (ii) 89,050 shares held for the benefit of Mr. Barrist’s children by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, for which Mr. Barrist’s spouse is a co-trustee, as to all of which shares Mr. Barrist disclaims beneficial ownership. Mrs. Annette Barrist is the mother of Mr. Barrist. Mr. Barrist’s address is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044.

(5)	Includes 87,529 shares issuable upon the exercise of options.

(6)	Based upon a Schedule 13G/A filed with the SEC on February 6, 2006. According to the Schedule 13G/A, Dimensional Fund Advisors Inc. (“DFA”) is an investment advisor to registered investment companies and an investment manager to certain other commingled group trusts and separate accounts, and the shares reported on the Schedule 13G/A are owned by such investment companies, group trusts or other accounts. In its role as investment advisor or manager, DFA possesses investment and/or voting power of the shares reported on the Schedule 13G/A. The filing indicates that, as of December 31, 2005, DFA had sole voting power for 2,629,437 shares, shared voting power for no shares, sole dispositive power for 2,629,437 shares and shared dispositive power for no shares. DFA disclaimed beneficial ownership of all of the shares reported in the Schedule 13G/A. The address of DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(7)	Includes 30,000 shares issuable upon the exercise of options.

(8)	Represents shares issuable upon the exercise of options.

(9)	Includes: (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr. Gindin is co-trustee and as to which Mr. Gindin disclaims beneficial ownership; (ii) 74,160 shares held in trust for the benefit of a former director’s children for which Mr. Gindin is trustee and as to which Mr. Gindin disclaims beneficial ownership; (iii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist or Mr. Barrist’s family for which Mr. Gindin is co-trustee and as to which Mr. Gindin disclaims beneficial ownership; (iv) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist’s family for which Mr. Gindin is trustee and as to which Mr. Gindin disclaims beneficial ownership; (v) 1,000 shares held in custody for the benefit of Mr. Gindin’s children for which Mr. Gindin is custodian; (vi) 235,005 shares issuable upon exercise of options; and (vii) 537 shares allocated to Mr .. Gindin’s account under NCO’s 401(k) Plan. Excludes 1,500 shares owned by Mr. Gindin’s spouse, as to which Mr. Gindin disclaims beneficial ownership.

(10)	Includes: (i) 229,410 shares issuable upon exercise of options; and (ii) 552 shares allocated to Mr. Leckerman’s account under NCO’s 401(k) Plan.

(11)	Includes 15,000 shares issuable upon the exercise of options.

(12)	Includes 30,000 shares issuable upon the exercise of options. Also includes 1,156 shares owned by Mr. Pound’s spouse and/or minor child, as to all of which shares Mr. Pound disclaims beneficial ownership.

(13)	Based upon a Schedule 13G filed with the SEC on August 30, 2006. The filing indicates that, as of August 22, 2006, Michael A. Roth and Brian J. Stark beneficially owned an aggregate of 1,664,619 shares, had sole voting power for no shares, shared voting power for 1,664,619 shares, sole dispositive power for no shares and shared dispositive power for 1,664,619 shares. Does not include 42,656 shares issuable upon the exercise of warrants held by Mr. Roth and Mr. Stark which are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.99% and 9.99% of the NCO’s common stock, giving effect to such exercise. All of the foregoing represents an aggregate of 1,664,619 shares held directly by Stark Master Fund Ltd. and SF Capital Partners Ltd. Mr. Roth and Mr. Stark direct the management of Stark Offshore Management, LLC, which acts as the investment manage r and has sole power to direct the management of Stark Master Fund Ltd. and SF Capital Partners Ltd. Mr. Roth and Mr. Stark possess voting and dispositive power over all of the foregoing shares as the managing members of Stark Offshore Management, LLC. The principal business address of Mr. Roth and Mr. Stark is 3600 South Lake Drive, St. Francis, WI 53235. Mr. Roth and Mr. Stark are citizens of the United States of America.

(14)	Represents shares issuable upon the exercise of options.

(15)	Includes 43,500 shares issuable upon the exercise of options.

(16)	Includes 185,786 shares issuable upon the exercise of options.

(17)	Includes: (i) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr.Winokur is a co-trustee as to which Mr. Winokur disclaims beneficial ownership; (ii) 314,784 shares issuable upon the exercise of options; and (iii) 300 shares held in custody for the benefit of Mr. Winokur’s children for which Mr. Winokur is custodian.

(18)	Includes 43,500 shares issuable upon the exercise of options.

(19)	Includes 45,219 shares issuable upon the exercise of options.

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(20)

Includes: (i) 173,288 shares of NCO common stock owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy and for which he shares dispositive power with her; (ii) 76,744 shares held in trust for the benefit of members of Mrs. Annette Barrist’s or Mr. Barrist’s family for which Mr. Barrist and Mr. Gindin are co-trustees; (iii) 152,535 shares held in trust for the benefit of Mr. Barrist’s children for which Mr. Winokur and Mr. Gindin are co-trustees; (iv) 74,160 shares held in trust for the benefit of a former director’s children for which Mr. Gindin is trustee; (v) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist’s family for which Mr. Gindin is trustee; (vi) 1,000 shares held in custody for the benefit of Mr. Gindin’s children for which Mr. Gindin is custodian; (vii) 300 shares held in custody for the benefit of Mr. Winokur’s child ren for which Mr. Winokur is custodian; (viii) an aggregate of 2,342,249 shares issuable upon the exercise of options; and (ix) 1,089 shares allocated to the accounts of executive officers under NCO’s 401(k) Plan.

As of October 5, 2006 none of (i) Parent, (ii) Acquisition, (iii) OEP, (iv) OEP General Partner II, L.P., (v) OEP Holding Corporation, or (vi) their respective associates and majority-owned subsidiaries beneficially owns any shares of NCO common stock. To the knowledge of Parent, Acquisition, OEP, OEP General Partner II, L.P. or OEP Holding Corporation, as of October 5, 2006, none of their respective executive officers or directors or the associates of their respective executive officers and directors beneficially owns any shares of NCO common stock.

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MARKET PRICES AND DIVIDEND INFORMATION

NCO’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “NCOG.” Prior to July 3, 2006, NCO’s common stock was listed on the Nasdaq National Market. The table below sets forth by quarter, since the beginning of NCO’s fiscal year ended December 31, 2004, the high and low sale prices of NCO common stock on Nasdaq.

	Market Prices

	High	Low

2004
First Quarter	$25.31	$20.00
Second Quarter	26.74	21.90
Third Quarter	26.97	23.88
Fourth Quarter	27.75	24.05
2005
First Quarter	25.97	18.65
Second Quarter	22.91	16.70
Third Quarter	24.37	19.93
Fourth Quarter	20.80	14.44
2006
First Quarter	24.20	16.09
Second Quarter	27.16	18.87
Third Quarter	26.68	25.45
Fourth Quarter (through October 17, 2006)	26.89	26.11

The closing sale price of NCO common stock on May 15, 2006, the last trading day before NCO announced that it had received the “going private” proposal from Mr. Barrist, was $19.05 per share. On July 21, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for NCO common stock was $25.53 per share. On October 17, 2006, the closing price for NCO common stock was $26.85 per share. You are encouraged to obtain current market quotations for NCO common stock in connection with voting your shares.

NCO has never declared or paid cash dividends on its common stock, and does not anticipate paying cash dividends on its common stock in the foreseeable future. In addition, NCO’s credit agreement prohibits it from paying cash dividends without the lender’s prior consent and the merger agreement provides that NCO may not pay any dividends on its common stock without the consent of Parent.

SHAREHOLDER PROPOSALS

A 2007 annual meeting of shareholders will be held only if the merger is not completed. Rule 14a-8 promulgated under the Exchange Act requires that we include certain shareholder proposals in our proxy statement for an annual shareholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Under NCO’s bylaws, shareholder proposals with respect to the 2007 annual meeting of shareholders, including nominations for directors, which have not been previously approved by NCO’s board of directors must be submitted to the Corporate Secretary of NCO not later than December 19, 2006. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to NCO Group, Inc., 507 Prudential Road, Horsham, PA 19044, Attention: Joshua Gindin, Esq., Corporate Secretary. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals will be rejected.

Shareholder proposals for the 2007 annual meeting of shareholders must be submitted to NCO by December 19, 2006 to receive consideration for inclusion in NCO’s proxy statement relating to the 2007 annual meeting of shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

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In addition, shareholders are notified that the deadline for providing NCO timely notice of any shareholder proposal submitted outside of the Rule 14a-8 process for consideration at NCO’s 2007 annual meeting of shareholders is December 19, 2006. As to all such matters which NCO does not have notice on or prior to December 19, 2006, discretionary authority shall be granted to the persons designated in NCO’s proxy related to the 2007 annual meeting of shareholders to vote on such proposal.

HOUSEHOLDING

In order to reduce printing costs and postage fees, NCO has adopted the process called “householding” for mailing its proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the NCO’s proxy statements, unless NCO receives contrary instructions from a street name holder at that address. NCO will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of NCO’s proxy statements at the same address, you may obtain additional copies by writing to NCO Group, Inc., Investor Relations, 507 Prudential Road, Horsham, Pennsylvania 19044 or by calling (215) 441-3000. Eligible shareholders of record receiving multiple copies of NCO’s proxy statements can request householding by contacting NCO in the same manner.

OTHER MATTERS

NCO is not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

NCO is subject to the informational requirements of the Exchange Act. NCO files reports, proxy statements and other information with the SEC. In addition, because the merger is a “going private” transaction, NCO, Mr. Barrist, Parent, Acquisition, OEP, OEP General Partner II, L.P. and OEP Holding Corporation have filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including the exhibits to the Schedule 13E-3, will be made available for inspection and copying at NCO’s principal executive offices during its regular business hours by any interested NCO shareholder or a representative of a shareholder who has been so designated in writing. You may read and copy any reports, proxy statements and other information that NCO files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Refe rence Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows NCO to “incorporate by reference” information into this proxy statement. This means that NCO can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information that NCO files with the SEC may update and supersede the information contained in and incorporated by reference into this proxy statement. All documents filed by NCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 thereto) with the SEC from the date of this proxy statement through the date of the special meeting (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this proxy statement and deemed a part of this proxy statement from the date that document is filed. NCO also incorporates by reference into this proxy statement the following documents (which are also being delivered to each NCO shareholder along with this proxy statement) filed by it with the SEC under the Exchange Act:

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•	NCO’s Annual Report on Form 10-K for the year ended December 31, 2005, including those portions of NCO’s proxy statement for its 2006 annual meeting of shareholders incorporated by reference in the Annual Report on Form 10-K;

•	NCO’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and

•	NCO’s Current Reports on Form 8-K filed on January 5, 2006, January 27, 2006, April 20, 2006, May 22, 2006, May 26, 2006, July 19, 2006, July 24, 2006, July 25, 2006 (other than Item 7.01 Information), August 1, 2006, August 8, 2006 and August 16, 2006.

NCO’s website is www.ncogroup.com. The information on the website listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference. NCO makes available, free of charge, on its website, its annual and quarterly reports on Forms 10-K and 10-Q, respectively, including all amendments thereto, if any. In addition, NCO will provide additional paper or electronic copies of such reports as filed with the SEC, without charge except for exhibits to the report. Requests should be directed to:

NCO Group, Inc. 507 Prudential Road Horsham, PA 19044 Attention: Investor Relations (215) 441-3000

Document requests from NCO should be made by November 2, 2006 in order to receive them before the special meeting.

The delivery of this proxy statement should not create an implication that there has been no change in the affairs of NCO since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. NCO has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated October 20, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact

NCO Group, Inc. 507 Prudential Road Horsham, PA 19044 Attention: Investor Relations (215) 441-3000
By Order of the Board of Directors

Joshua Gindin, Esq.
Corporate Secretary
Horsham, Pennsylvania
October 20, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

COLLECT HOLDINGS, INC.,

COLLECT ACQUISITION CORP.

AND

NCO GROUP, INC.

Dated as of July 21, 2006

A-i

 TABLE OF CONTENTS
(continued)

ANNEXES

Annex 1	Guarantee

EXHIBITS AND SCHEDULES

Exhibit 1	Rollover Shareholders
Exhibit 1.4(c)	Form of Post-Merger Company Articles
Exhibit 5.4(b)	Parent’s Brokers
Exhibit 5.7	Form of Press Release

A-ii

DEFINED TERMS

Page

Acceptable Confidentiality Agreement	A-29	FTC	A-34
Acquisition	A-1	GAAP	A-8
Acquisition Common Stock	A-3	Governmental Entity	A-11
Adverse Recommendation Change	A-28	Guarantee	A-23
Agreement	A-1	Hazardous Materials	A-16
Alternative Financing	A-33	HSR Act	A-11
Antitrust Division	A-34	Indebtedness	A-19
Articles of Merger	A-2	Indemnified Person	A-31
Assets	A-23	Intellectual Property	A-17
Bank Financing	A-22	Law	A-4
Business Day	A-2	Lenders	A-22
Capitalization Date	A-8	Letter of Transmittal	A-4
Certificates	A-3	Liens	A-9
CFSC Agreement	A-24	Meeting Date	A-35
Citizens Loan Agreement	A-9	Merger	A-1
Claim	A-31	Merger Consideration	A-3
Closing	A-2	Merger Fund	A-3
Closing Date	A-2	Multiemployer Plan	A-14
Code	A-5	Multiple Employer Plan	A-14
Company	A-1	Nasdaq	A-4
Company Acquisition Proposal	A-28	OEP	A-22
Company Articles	A-2	Option Treatment	A-5
Company Common Stock	A-3	Order	A-5
Company Disclosure Schedule	A-7	Parent	A-1
Company Leased Property	A-18	Parent Disclosure Schedule	A-21
Company Licensed Intellectual Property	A-17	Parent Material Adverse Effect	A-21
Company Litigation	A-12	Parent Termination Fee	A-30
Company Material Adverse Effect	A-7	Paying Agent	A-3
Company Owned Intellectual Property	A-17	PBCL	A-1
Company Permit	A-12	Per Share Merger Consideration	A-3
Company Plan	A-14	Permitted Alternative Agreement	A-39
Company Preferred Stock	A-8	Permitted Encumbrances	A-9
Company Representatives	A-27	Person	A-8
Company RSUs	A-6	Proxy Statement	A-11
Company SEC Documents	A-11	Qualified Plan	A-14
Company Shareholder Approval	A-10	Real Property	A-10
Company Stock Options	A-5	Required Vote	A-17
Company Termination Fee	A-29	Rollover Agreement	A-1
Company Warrants	A-6	Rollover Shareholders	A-1
Competition Laws	A-11	Sarbanes-Oxley Act	A-11
Confidentiality Agreement	A-27	Schedule 13E-3	A-11
Credit Suisse	A-16	Securities Act	A-11
Current Company SEC Reports	A-7	Senior Bank and Bridge Loan Commitment Letter	A-22
Current Premium	A-32	Special Committee	A-1
D&O Insurance	A-32	Special Meeting	A-36
Default	A-10	Specified Sections	A-37
Effective Time	A-2	Stock Plans	A-5
Environmental Law	A-16	Subsequent Transaction	A-30
Equity Commitment Letter	A-22	Subsidiary	A-8
Equity Financing	A-22	Superior Proposal	A-29
ERISA	A-14	Surviving Corporation Preferred Stock	A-3
ERISA Affiliate	A-14	Surviving Corporation	A-2
Exchange Act	A-11	Tax	A-13
Excluded Shares	A-3	Tax Return	A-13
Expenses	A-29	Taxes	A-13
Financing Letters	A-22	Termination Date	A-38
Financing	A-22	Violation	A-10
Foreign Plans	A-15

A-iii

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2006 (this “Agreement”), is made and entered into by and among COLLECT HOLDINGS, INC., a Delaware corporation (“Parent”), COLLECT ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Acquisition”), and NCO GROUP, INC., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective companies and shareholders for Acquisition to merge with and into the Company (the “Merger”) in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, each of the shareholders of the Company listed on Exhibit 1 hereto (the “Rollover Shareholders”) has concurrently with the execution of this Agreement executed an agreement (a “Rollover Agreement”), dated as of the date hereof, pursuant to which each such Rollover Shareholder has agreed on the terms set forth therein to contribute the number of shares of Company Common Stock (as hereinafter defined) set forth opposite each such shareholder’s name on Exhibit 1 under the heading “Rollover Shares” to Parent in exchange for shares of Parent capital stock immediately prior to the Merger;

WHEREAS, after the date hereof and prior to the Effective Time (as hereinafter defined), additional shareholders of the Company may enter into Rollover Agreements, and Parent shall have the right to amend Exhibit 1 to reflect such new additional Rollover Agreements; and

WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

THE MERGER

1.1.      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “NCO Group, Inc.” and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the PBCL. As the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2.      Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not more than two (2) Business Days following the satisfaction or waiver of all such conditions) (the “Closing Date”), at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, unless another date, time or place is agreed to in writing by the parties hereto. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in the Commonwealth of Pennsylvania or the State of New York.

1.3.      Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania as provided in the PBCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

1.4.      Effects of the Merger.

           (a)     The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the PBCL.

           (b)     The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

           (c)     Effective upon and as part of the Merger, the articles of incorporation of the Company (“Company Articles”) shall be amended in its entirety to be the same as set forth in Exhibit 1.4(c) and, as so amended, shall be the articles of incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the PBCL.

          (d)     The Company shall take all required corporate action so that the bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation following the Merger (other than provisions relating to indemnification and advancement of expenses, which shall not be amended) until thereafter amended in accordance with the PBCL, the articles of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

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ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

2.1.      Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value per share, of the Company (the “Company Common Stock”), the holder of any shares of capital stock of Parent or the holder of any shares of common stock, no par value per share, of Acquisition (the “Acquisition Common Stock”):

           (a)     Common Stock of Acquisition. The shares of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become 35,000,000 fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation and 370,000 shares of fully paid and nonassessable shares of Series A Cumulative Compounding Preferred Stock, no par value per share, of the Surviving Corporation, having the rights and preferences and other terms set forth on Exhibit 1.4(c) hereto (the “Surviving Corporation Preferred Stock”).

           (b)     Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent (including shares listed on Exhibit 1 and other shares acquired by Parent prior to the Effective Time pursuant to Rollover Agreements) or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

           (c)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares shall be converted into the right to receive from the Surviving Corporation an amount of cash payable without interest and equal, to $27.50 (the “Per Share Merger Consideration” or when referred to in the aggregate, the “Merger Consideration”).

           (d)     Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (the “Certificates”) representing any shares of Company Common Stock being converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the product of the Per Share Merger Consideration multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

           (e)     Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Per Share Merger Consideration payable with respect to each share of Company Common Stock shall be equitably adjusted to reflect such event.

2.2.      Exchange of Certificates.

           (a)     Paying Agent. Prior to the Effective Time, Parent shall appoint a U.S. commercial bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with Section 2.1(c). At the Effective Time, the Surviving Corporation shall deposit (or cause to be deposited) by wire transfer of immediately available funds with the Paying Agent, an amount equal to the Merger Consideration in accordance with this Article II (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the

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Closing Date, make payments of the Per Share Merger Consideration out of the Merger Fund. The Merger Fund is for the benefit of the holders of such Certificates, and shall not be used for any other purpose.

           (b)     Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Per Share Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Per Share Merger Consideration as provided herein (each a “Letter of Transmittal”). As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and Letter of Transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Per Share Merger Consideration.

           (c)     No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation for transfer, they shall be cancelled, delivered to the Paying Agent and exchanged for cash as provided in this Article II.

          (d)     Termination of Merger Fund. Any portion of the Merger Fund which remains unclaimed by any holders of Certificates one year after the Effective Time shall be delivered to the Surviving Corporation; provided, however, that the relevant payment obligations arising under this Agreement with respect to the amount being returned shall not be discharged. No party to this Agreement shall be liable to any Person for any portion of cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law. As used in this Agreement, (i) “Law” shall mean any provision of law, statute, treaty, rule, regulation, ordinance, the National Association of Securities Dealers Automatic Quotation System (“Nasdaq”) or other stock exchange rule or listing requirement, permit, authorization or pronouncement having the effect of law, whether foreign, federal, state or local, or any

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Order, whether foreign, federal, state or local to which, in each case, such Person or its Subsidiaries or any of their respective properties, operations, business or assets is bound or subject, and (ii) “Order” shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity.

           (e)     Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund in an interest bearing money market account, as directed by the Surviving Corporation. Any interest and other income resulting from such investments net of any expenses or fees of the Paying Agent shall be paid to the Surviving Corporation.

           (f)     Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law, and the Surviving Corporation or the Paying Agent, as the case may be, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

           (g)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration payable pursuant to this Agreement.

2.3.      Effect of the Merger on Company Stock Options, Restricted Stock Units and Warrants.

           (a)     Prior to the Effective Time, the Board of Directors of the Company or any committee administering the Company’s stock option and other equity incentive plans, programs and arrangements, including, without limitation, the Company’s Amended and Restated 1995 Stock Option Plan, the Company’s 1996 Stock Option Plan, the Company’s 1996 Stock Option Plan for Non-Employee Directors, the Company’s 2004 Equity Incentive Plan, Compass International Services Corporation’s Employee Incentive Compensation Plan, RMH Teleservices, Inc. Amended and Restated 1996 Stock Incentive Plan, NCO Portfolio Management, Inc. 2000 Stock Option Plan and JDR Holdings, Inc.’s 1997 Option Plan (collectively, the “Stock Plans”) shall take all actions necessary so that (A) (i) all outstanding options to acquire shares of Company Common Stock (the “Company Stock Options”) shall be cancelled as of the Effective Time or within 30 days thereafter, and (ii) at the Effective Time or within 30 days thereafter, each holder of each Company Stock Option, whether or not then vested or exercisable, shall be entitled to receive in cancellation and settlement therefor, a payment in cash payable, without interest, equal to the product of (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable (the “Option Treatment”); or (B) with respect to Company Stock Options that do not permit the Option Treatment, from and after the Effective Time, the holder of each such Company Stock Option that has not otherwise been cancelled or expired, shall be, upon exercise and payment of the applicable exercise price, entitled to receive in cancellation and settlement therefor, a payment in cash payable, without interest, in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option is both exercisable and being exercised. Nothing in Section 2.3(a)(B) shall be construed to extend or otherwise waive the expiration of any Company Stock Option. All such Company Stock Options shall expire in accordance with their terms

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if not previously exercised or cancelled and following the expiration of all such Company Stock Options issued under any Stock Plan, that Stock Plan, if it has not otherwise expired, shall be terminated. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) on or as soon as reasonably practicable after the Effective Time (and in any event within ten (10) Business Days).

           (b)     Prior to the Effective Time, the Board of Directors of the Company or any committee administering the Company’s 2004 Equity Incentive Plan shall take all actions necessary so that (i) all outstanding restricted stock units (the “Company RSUs”) shall be canceled as of the Effective Time and (ii) at the Effective Time, each holder of each Company RSU, whether or not vested, shall be entitled to receive a payment in cash, without interest, equal to the Per Share Merger Consideration multiplied by the total number of shares of Company Common Stock subject to such Company RSU; provided however that this paragraph shall not apply to such of the Company RSUs held by a Rollover Shareholder that the Parent and such Rollover Shareholder agree to convert into restricted equity or restricted equity awards of the Parent. The Surviving Corporation shall pay the holders of the Company RSUs the cash payments described in this Section 2.3(b) on or as soon as reasonably practicable after the Effective Time (and in any event within ten (10) Business Days).

           (c)     The Stock Plans shall terminate as of the Effective Time (except with respect to Company Stock Options described in Section 2.3(a)(B)), and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take all such action as is necessary, and obtain all necessary consents, to ensure the foregoing and that, after the Effective Time, no holder of a Company Stock Option, Company RSU or any participant in or a party to any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

           (d)     The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

           (e)     As of the Effective Time, each warrant to purchase Company Common Stock that is outstanding as of the Effective Time (the “Company Warrants”) pursuant to any warrant agreements or otherwise shall be exercisable, upon payment of the applicable exercise price, solely for a payment in cash from Surviving Corporation equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Warrant. The Company shall take or cause to be taken, including as appropriate by its Board of Directors or the appropriate committee thereof, all steps necessary, if any, to give effect to the provisions of this Section 2.3(e). From and after the Effective Time, holders of Company Warrants shall have no rights with respect to their Company Warrants other than specifically provided in this Section 2.3(e).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.      Representations and Warranties of the Company. Except as set forth in an item of the disclosure schedule of the Company (the “Company Disclosure Schedule”) that corresponds with the applicable subsection below (regardless of whether such subsection of Section 3.1 hereof specifically references the Company Disclosure Schedule), or as may be specifically disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, the Company’s Definitive Proxy for the 2006 Annual Meeting of the Company shareholders and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 (collectively, the “Current Company SEC Reports”) (it being understood that (1) matters disclosed in an item of the Company Disclosure Schedule shall be deemed disclosed with respect to any other subsection if it is reasonably apparent that the matters so disclosed in such item are applicable to such other subsection, (2) nothing disclosed in the Current Company SEC Reports shall be deemed disclosed for purposes of any subsection of this Section 3.1 unless it is reasonably apparent that the matters so disclosed in such Current Company SEC Reports are applicable to such subsection and (3) disclosure in the “Risk Factors” Section in a Current Company SEC Report is not disclosure for purposes of this Agreement), the Company hereby represents and warrants to Parent and Acquisition as follows:

          (a)     Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except for any failure by any of the Company’s Subsidiaries to be in good standing that does not have and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of the Company’s Subsidiaries that do not have and would not be reasonably expected to have a Company Material Adverse Effect. As used in this Agreement, (1) “Company Material Adverse Effect” shall mean any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (i) is materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially delays or impairs the Company’s ability to perform its material obligations under this Agreement or materially impedes the ability of the Company to consummate the transactions contemplated hereby; provided, that none of the following, alone or in any combination, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect for purposes of clause (i) of the definition of Material Adverse Effect above: (A) the public announcement of a proposal by the Parent or any of its affiliates, this Agreement, the Merger and the other transactions contemplated hereby (including the resignation of employment of employees or any impact on the Company’s business, customer relations, condition or results of operations, in each case as a result therefrom), (B) changes, events or developments after the date hereof in the national or world economy generally or financial or securities markets generally or changes, events or developments after the date hereof in general economic conditions or other changes, events or developments that generally affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes, events, developments or conditions do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (C) any change after the date hereof in any applicable Law, rule or regulation, so long as such changes do not adversely affect the Company or its

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Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate and so long as such changes do not disproportionately affect the industries in which the Company competes compared to other industries generally, (D) any change after the date hereof in United States generally accepted accounting principles (“GAAP”) or the interpretations thereof, (E) any failure by the Company to meet any published (whether by the Company or a third party research analyst) estimates of revenues or earnings (provided that the underlying reason for such failure shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), (F) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such outbreak, escalation, occurrence or threat of a calamity, disaster or emergency does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (G) a decline in the price, or a change in the trading volume of, the Company Common Stock on Nasdaq or any successor exchange (provided that the underlying reason for such decline or change shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), and (H) any matter to the extent that (i) it is disclosed in reasonable detail in the Company Disclosure Schedule and (ii) such disclosed matter does not worsen in a materially adverse manner; (2) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, and (3) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

      (b)     Capital Structure.

               (i)     The Company. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, no par value per share (the “Company Preferred Stock”). As of the close of business on June 30, 2006 (the “Capitalization Date”), 32,388,220 shares of Company Common Stock were issued and outstanding; no shares of Company Common Stock were held in the Company’s treasury; 4,394,669 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 279,373 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company RSUs; and 344,708 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Warrants. Except as set forth above, no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the shareholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the shareholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date, the issuance of shares of Company Common Stock following the vesting of Company RSUs outstanding on the Capitalization Date or upon the exercise of Company Warrants outstanding on the Capitalization Date. Except as set forth above or on Section 3.1(b)(i) of the Company Disclosure Schedule, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon, relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or any other attribute of the Company (other than ordinary course payments to Company employees) and, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the

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Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights. Set forth on Section 3.1(b)(i) of the Company Disclosure Schedule is a true, correct and complete list of (a) each of the Stock Plans, (b) each Company Stock Option (such list to include the Stock Plan under which such options were issued, the number of shares subject thereto and the exercise prices thereof and those that require acceleration of vesting by virtue of the Merger), (c) each Company RSU (such list to include the number of shares issuable under outstanding Company RSUs) and (d) each Company Warrant (such list to include the number of shares issuable under outstanding Company Warrants, the exercise prices thereof and the expiration dates thereof).

               (ii)     Agreements Relating to Capital Stock. Except as set forth in this Agreement or on Section 3.1(b)(ii) of the Company Disclosure Schedule, there are not as of the date hereof any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements, shareholders’ agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Section 3.1(b)(ii) of the Company Disclosure Schedule.

               (iii)     Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization and their respective forms of organization are identified in Section 3.1(b)(iii) to the Company Disclosure Schedule. Except as set forth on Section 3.1(b)(iii) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”), other than liens by the lenders in connection with the Seventh Amended and Restated Credit Agreement dated as of June 21, 2005 by and among the Company, certain lenders and Citizens Bank of Pennsylvania, as administrative agent and issuer (the “Citizens Loan Agreement”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other equity interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance. Except as set forth on Section 3.1(b)(iii) of the Company Disclosure Schedule, there are no outstanding shares of capital stock of, or other equity interests in, any Subsidiary of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity interests in, any Subsidiary of the Company or any outstanding awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the value, revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company. There are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company. As used in this Agreement, “Permitted Encumbrances” means (a) liens for taxes, assessments and other governmental charges not yet due and payable, (b) mechanics’, laborers’, materialmen’s or similar liens arising in the ordinary course of the Company’s business, conducted through the Company and its Subsidiaries, generally consistent with the past practice of the Company and its Subsidiaries for sums not yet due and payable, (c) statutory and contractual landlord’s liens under leases pursuant to which the Company or a Subsidiary of the Company is a lessee and not in Default, (d) with regard to Real Property, any and all matters of record in the jurisdiction where the Real Property is located, including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, (e) with regard to Real Property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and (f) with regard to Real Property such other non-monetary imperfections of title; provided, that the conditions set forth in the foregoing clauses (c) through (f) shall not materially detract from the value or otherwise interfere with the present use of any of the

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Company’s or its Subsidiaries’ properties or otherwise impair the Company’s or its Subsidiaries’ operation of its business and are in each case such as would generally be acceptable as encumbrances on collateral in the reasonable business judgment of banks, investment banks or other financial institutions that generally conduct business in a marketplace similar to that of an institutional lender similar to Morgan Stanley Senior Funding, Inc. For purposes of this Agreement, (i) “Default” means (a) any actual breach or default, (b) the occurrence of an event that, with the passage of time, the giving of notice or both would, constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration; and (ii) “Real Property” means all real property owned or leased by or used, or intended by the Company or a Subsidiary of the Company for use, in connection with its business, together with all buildings, improvements, fixtures, easements, licenses, options and all other rights of the Company or a Subsidiary of the Company in or appurtenant thereto.

               (iv)     Investments. Except for the capital stock or other equity interests of its Subsidiaries, and except as set forth on Section 3.1(b)(iv) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

      (c)     Authority; No Violations; Consents and Approvals.

               (i)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Vote (the “Company Shareholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Shareholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (ii)     The Company’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a “Violation”), (A) any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) or in Section 3.1(c)(ii) to the Company Disclosure Schedule have been obtained and all filings and other obligations described in Section 3.1(c)(iii) or in Section 3.1(c)(ii) to the Company Disclosure Schedule have been made or fulfilled, any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clauses (B) and (C) for any Violations that do not have and would not reasonably be expected to have a Company Material Adverse Effect.

               (iii)     No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-

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governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”), is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, “Competition Laws”), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the shareholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Schedule 13E-3 of the Company relating to the Merger which is to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E- 3”) and (2) such schedules and reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Articles of Merger and any related documents with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries do business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or NASDAQ listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(d)     Disclosure Documents. Since December 31, 2002, the Company has filed all reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC (the “Company SEC Documents”). As of their respective dates of filing: (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01 of Regulation S-X). The chief executive officer and chief financial officer of the Company have made all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. The proceedings and actions of all committees of the Board of Directors have been conducted in compliance with their respective charters, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. The Company (i) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, (ii) has evaluated the effectiveness of its disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act, as to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about

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the effectiveness of its disclosure controls and procedures as of the end of the period covered by such report or amendment on such evaluation and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls that has materially affected, or is reasonably likely to materially affect, the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2004, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2002. Section 3.1(d) of the Company’s Disclosure Schedule lists, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Company and its Subsidiaries since January 1, 2002.

(e)     Compliance. The conduct by the Company and its Subsidiaries of their respective businesses since December 31, 2002 has been and is in compliance with all applicable Laws, except where the failure to be in such compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.1(e) or in Section 3.1(f) with respect to compliance with Laws to the extent covered by Section 3.1(i) (Employee Benefit Plans) or Section 3.1(m) (Environmental Matters).

(f)     Company Permits. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received since July 1, 2002 any notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a Violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such notices or events that have not and would not reasonably be expected to have a Company Material Adverse Effect. Except as provided on Section 3.1(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement does not require any consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action of any Governmental Entity relating to any Company Permit other than such consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action that if not received would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries hold all material licenses from, and have made all material registrations with, Governmental Entities that are necessary for the lawful conduct of the business of the Company and its Subsidiaries.

(g)     Litigation; Inspections and Investigations, Etc. Except as set forth and described on Section 3.1(g) of the Company Disclosure Schedule, (i) as of the date hereof, there is no material claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any Person that the Company or any such Subsidiary has agreed to indemnify in respect thereof (“Company Litigation”) and (ii) there is no Company Litigation (whether pending or threatened as of the date hereof or first pending or threatened after the date hereof) pending, or to the Knowledge of the Company, threatened, the resolution of which has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth and described on Section 3.1(g) of the Company Disclosure Schedule, (i) as of the date hereof, there are no material Orders outstanding against the Company or any of its Subsidiaries or affecting the properties, assets or business

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operations of the Company and its Subsidiaries and (ii) there are no Orders outstanding against the Company or any of its Subsidiaries or affecting the properties, assets or business operations of the Company and its Subsidiaries, the operation or effect of which has had or would reasonably be expected to have a Company Material Adverse Effect.

(h)     Taxes.

            (i)     For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) a Taxing Authority is any Governmental Entity or any other Person authorized to impose or collect Taxes.

            (ii)     Except as would not reasonably be expected to have a Company Material Adverse Effect:

     (A)     The Company and its Subsidiaries (i) have duly filed all Tax Returns required to have been filed by the Company or its Subsidiaries, all of which Tax Returns are true, correct and complete in all respects; (ii) have within the time and manner prescribed by applicable Laws paid all material Taxes, required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Taxing Authority against the Company or any of its Subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended on or prior to December 31, 2001, all federal income Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its Subsidiaries (other than liens for Taxes not yet due). Since January 1, 2002, no claim has been made or reasserted in writing or, to the Company’s Knowledge, otherwise by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (B)     Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Section 1563(a) of the Code or any analogous provision of state, local or foreign Law) other than the affiliated group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its Subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other person.

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     (C)     The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(i)     Employee Benefit Plans.

        (i)     U.S. Plans.

               (A)     For purposes of this Agreement, the following terms have the definitions given below:

                         (1)     “Company Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (but excluding any Multiemployer Plan (as hereinafter defined)), and (ii) all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

                        (2)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                        (3)     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               (B)     With respect to each Company Plan, the Company has made available to Parent a correct and complete copy of each material document with respect thereto, including without limitation the following (where applicable): (A) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

              (C)     Each Company Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a “Qualified Plan”), has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor, to the Knowledge of the Company are there any existing circumstances why any such determination letter should be revoked, nor to the Knowledge of the Company has any Qualified Plan been amended (or failed to be amended) since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Qualified Plan or the related trust.

              (D)     All contributions required to be made to any Company Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been, in all material respects, made or paid on or before the final due date thereof.

              (E)     Each Company Plan has been established and operated in compliance with its terms and applicable Laws, except to the extent that such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

              (F)     No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any

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Multiemployer Plan, or except as disclosed on Section 3.1(i)(i)(F) to the Company Disclosure Schedule, Multiple Employer Plan.

             (G)     Except as disclosed on Section 3.1(i)(i)(G) to the Company Disclosure Schedule, no Company Plan provides material benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Qualified Plan. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment that would reasonably be expected to result in any material liability.

             (H)     Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in the accelerated vesting of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries. Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its Subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as disclosed on Section 3.1(i)(i)(H) to the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or former independent contractor of the Company that, considered individually or considered collectively with any other such agreement, plan, arrangement or other contract, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code, nor will the Company be required to “gross up” or otherwise compensate or reimburse any such person because of the imposition of any excise tax.

            (I)     Except as disclosed in Section 3.1(i)(i)(I) to the Company Disclosure Schedule, there are no pending, or, to the Knowledge of the Company, threatened material actions (other than claims for benefits in the ordinary course), audits or investigations with respect to the Company Plans by any Governmental Authority or otherwise, except for those that have not had and would not reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, there are no circumstances that would give rise to such actions, audits or investigations.

     (ii)     Foreign Plans.

            (A)     The only material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, or any ERISA Affiliate for the benefit of any employee of the Company or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, that are maintained outside the jurisdiction of the United States (but excluding plans maintained by a governmental entity), are listed on Section 3.1(i)(ii)(A) to the Company Disclosure Schedule (the “Foreign Plans”), and a true and complete copy of each written Foreign Plan and of any description of each Foreign Plan that is not written has been made available to Parent.

            (B)     Except as has not had, and would not reasonably be expected to, have a Company Material Adverse Effect, the Company and each ERISA Affiliate and each of the Foreign Plans are in compliance with the provisions of the laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent such laws are applicable to the Foreign Plans.

            (C)     All contributions to, and payments from, the Foreign Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made in all material respects.

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            (D)     Each of the Foreign Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government, except to the extent that such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (E)     Each of the Foreign Plans has been administered at all times, in all material respects, in accordance with its terms. There are no pending investigations by any governmental agency involving the Foreign Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which would reasonably be expected to give rise to any material liability, nor, to the Knowledge of the Company are there any facts that would reasonably be expected to give rise to any material liability in the event of such investigation, claim, suit or proceeding.

            (F)     The assets of each of the Foreign Plans (which is an employee pension benefit plan as defined in Section 3(2) of ERISA or otherwise provides retirement, medical or life insurance benefits following retirement) are at least equal to the liabilities of such Foreign Plans.

     (j)     Absence of Certain Changes or Events. Since December 31, 2005, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.1 if such Section had been in effect as of and at all times since December 31, 2005, except for such events and actions that do not and would not reasonably be expected to have a Company Material Adverse Effect and (iii) there have not been any events, circumstances, developments, changes or effects (whether or not covered by insurance) that have had, or that would reasonably be expected to have a Company Material Adverse Effect.

      (k)     No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have had or would reasonably be expected to have a Company Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, or with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since December 31, 2005.

      (l)     Opinion of Financial Advisor. The Special Committee of the Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Credit Suisse”) to the effect that as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock (other than the Rollover Shareholders of the Company and their respective affiliates).

      (m)     Environmental Matters. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are and have been in compliance with all applicable Environmental Laws, except for such violations which have been cured; (ii) have not received any communication (written or oral) from a Governmental Entity or third party that alleges that the Company or any of its Subsidiaries are not in compliance with applicable Environmental Laws; (iii) do not and have not owned or leased any property that is contaminated with any Hazardous Material which requires or may require investigation, remediation or other response action under any Environmental Law for which the Company or any of its Subsidiaries are or would reasonably be expected to be liable; (iv) are not subject to liability for any disposal or contamination of any Hazardous Material at any off-site location (including any disposal, treatment or recycling facility); or (v) have assumed or retained, by contract, order, agreement or otherwise, any liability or obligation with respect to any former properties and operations of the Company, its Subsidiaries, or any of their respective predecessors. The representation and warranties contained in this Section 3.1(m) are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws in this Agreement. The term “Environmental Law” means all Laws relating to pollution or protection of human health or the environment. The term “Hazardous Materials”

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means all materials, substances, chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes that are regulated under any Environmental Law or otherwise classified or characterized as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect under any Environmental Law, including, without limitation, any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

      (n)     Vote Required. The affirmative vote of: (i) a majority of the votes cast by all holders of Company Common Stock, (ii) a majority of the votes cast by all holders of Company Common Stock, other than votes cast by Rollover Shareholders, voting as a separate class, and (iii) a majority of the votes cast by Rollover Shareholders, voting as a separate class, in each case at a meeting at which a quorum is present (such vote is sometimes referred to as the “Required Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby. It is the intention of the parties that Section 1906(b) of the PBCL shall be applicable to this Agreement and the Merger contemplated hereby.

      (o)     Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on July 21, 2006, has, upon the unanimous recommendation of the Special Committee (the members of which are all the directors of the Company other than Michael Barrist), by the unanimous vote of all those directors voting (who are all of the independent directors on the Board) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the shareholders of the Company and has approved the same and (ii) resolved to recommend, subject to Section 5.2(d), that the holders of the shares of Company Common Stock approve and adopt this Agreement. The Company has taken any and all action necessary to render the provisions of any anti-takeover statute, rule or regulation that to the Company’s knowledge may be applicable to the Merger and the other transactions contemplated by this Agreement (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to Parent, Acquisition and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby.

      (p)     Intellectual Property. (A) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

             (i)     With respect to all patents, inventions, trade secrets, technology, ideas, processes, methods, algorithms, know-how, data, databases, computer programs, works, copyrights, data rights, privacy rights, publicity rights, moral rights, design rights, trademarks, trade names, service marks, brand names, trade dress, domain names, and all other proprietary materials and rights of any kind or nature, in any form, throughout the world (collectively, “Intellectual Property”) owned by the Company or one of its Subsidiaries, including any registrations thereof and pending applications therefor, that are owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Section 3.1(p)(i) of the Company Disclosure Schedule, free and clear of all Liens and has the sole right to use such Company Owned Intellectual Property in the continued operation of its respective business;

             (ii)     With respect to each item of Intellectual Property other than Company Owned Intellectual Property used in the businesses of the Company or any of its Subsidiaries pursuant to a license, consent, waiver, settlement or other agreement (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has and will continue to have the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property, all of which licenses or other agreements are binding on all parties thereto and in full force and effect, and no Person has advised the Company or any Subsidiary of the Company of any claimed Violation of the terms of any such licenses or agreements;

             (iii)     To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the use or exploitation of any Company Intellectual Property or Company Licensed Intellectual Property does not conflict with, infringe upon, violate or constitute a

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misappropriation of any Intellectual Property right of any other Person, and no Person has advised the Company or any of its Subsidiaries that the conduct of such business or the use or exploitation of any such Intellectual Property constitutes such a conflict, infringement, violation, interference or misappropriation;

             (iv)     To the Knowledge of the Company, there is and has been no conflict, infringement, violation, interference or misappropriation of any Company Owned Intellectual Property by any other Person, which conflict has not as of the Closing been resolved;

             (v)     The information technology systems used in the business of the Company and its Subsidiaries, including computer hardware, software, firmware and telecommunications systems, are adequate, in all material respects, for the current business needs of the Company and its Subsidiaries; and

             (vi)     The Company and its Subsidiaries have taken reasonable steps to safeguard the critical business data of their respective businesses, including the provision of commercially appropriate backup and disaster recovery services.

(B)      The Company and its Subsidiaries have each taken reasonable steps, in accordance with normal practice for its industry, (i) to maintain the confidentiality of trade secrets and any other confidential Company Owned Intellectual Property and (ii) to prevent unauthorized access to trade secrets, and any other confidential Company Owned Intellectual Property. To the Knowledge of the Company, no such unauthorized access has occurred.

         (q)     Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property”). Section 3.1(q) of the Company Disclosure Schedule contains a complete and accurate list of all leases which the Company or one of its Subsidiaries is a party relating to the Company Leased Property and all amendments thereto. Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has the right to the use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (ii) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and, to the Company’s Knowledge, of the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, material default (or any condition or event, which, after notice or a lapse of time or both would reasonably be expected to constitute a material default thereunder), and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby. Each Company Leased Property has received all approvals of government authorities (including licenses and permits) required in connection with the ownership and operation thereof and has been operated and maintained in accordance with applicable Laws, except where failure to receive such approvals and where noncompliance with such applicable Laws has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or threatened condemnation proceedings with respect to the Company Leased Property, that would materially adversely affect the use, occupancy or value thereof.

         (r)     Insurance. Except as set forth on Section 3.1(r) of the Company Disclosure Schedule, all insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention, except where such cancellation, non-renewal, decrease in coverage or increase in deductible or self insurance retention has not had and would not reasonably be expected to have a Company Material Adverse Effect.

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         (s)     Labor Matters. Neither the Company nor any of its Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any of its Subsidiaries, nor to the Knowledge of the Company, are there any current activities, campaigns or proceedings of any labor union to organize any such employees. Except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries. Except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no strike, slowdown, work stoppage or lockout, by or with respect to any employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no strike, slowdown, work stoppage or lockout planned or threatened, by or with respect to any employees of the Company or any of its Subsidiaries.

         (t)     Contracts. (A) Subsections (i) through (ix) of Section 3.1(t) of the Company Disclosure Schedule each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto:

               (i)     each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by the Company or any Subsidiary of the Company of more than $1,000,000 or annual revenue to the Company or any Subsidiary of the Company of more than $1,000,000;

               (ii)     all employment, independent contractor, consulting, director or officer indemnification, deferred compensation, severance or similar agreements under which the Company or any of its Subsidiaries is or could become obligated to provide compensation or benefits in excess of $100,000 and that have rights triggered as a result of or in connection with this Agreement or the transactions contemplated hereby;

               (iii)     all executive compensation plans, bonus plans, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

               (iv)     all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit, (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) or any Liens (other than Permitted Encumbrances) upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

               (v)     all material contracts and agreements that (A) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the Knowledge of the Company, any executive officer of the Company, to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of its material requirements or needs, or (C) limit or purport to limit in any material respect the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto;

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               (vi)     all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business that are material to the Company and its Subsidiaries taken as a whole involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary of the Company with any third Person;

              (vii)     all contracts, agreements and arrangements entered into by the Company or any of its Subsidiaries and any other Person since January 1, 2006 providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person in an amount in excess of $1,000,000, in the aggregate; and

             (viii)     all other material contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations entered into by the Company or any Subsidiary of the Company other than in the ordinary course of business or those that are terminable by the Company or any Subsidiary of the Company within 90 days without material penalty.

(B)      The Company has made available to Parent and Acquisition true, complete and correct copies of all written contracts and agreements required to be listed on Section 3.1(t) of the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto, and there are no oral contracts entered into by the Company or any Subsidiary of the Company required to be listed on Section 3.1(t) of the Company Disclosure Schedule. Except as set forth on Section 3.1(t)(B) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, lease, license or other agreement or instrument required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth on Section 3.1(t)(B) of the Company Disclosure Schedule, and except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the Knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries.

      (u)     Affiliate Contracts and Affiliated Transactions. Except as set forth on Section 3.1(u) of the Company Disclosure Schedule, no officer or director of the Company or of any Subsidiary of the Company (or, to the Knowledge of the Company, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Company Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with the Company or any of its Subsidiaries within the last twelve months.

      (v)     State Takeover Statutes. The Company has taken all action necessary to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL that may be applicable to the Merger and the other transactions contemplated by this Agreement inapplicable to Parent, Acquisition and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law applicable to the Company is applicable to the Company, Parent, Acquisition, affiliates of Parent or Acquisition, the Merger or the other transactions contemplated hereby. The only further corporate action on the part of the Company and its shareholders required to authorize the Merger is the Company Shareholder Approval.

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3.2.      Representations and Warranties of Parent and Acquisition. Except as set forth in the disclosure schedule of Parent and Acquisition (the “Parent Disclosure Schedule”), Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

         (a)     Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Acquisition is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and Acquisition has heretofore made available to the Company complete and correct copies of the articles or certificates of incorporation and bylaws (or other organizational documents) of the Parent and Acquisition. Neither the Parent nor Acquisition is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of Parent or Acquisition that do not have and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

         (b)     Authority; No Violations; Consents and Approvals.

                 (i)     Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                 (ii)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not result in any Violation of (A) any provision of the certificate or articles of incorporation or bylaws of Parent or Acquisition, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, any applicable Law or (D) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clauses (B), (C) and (D) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). As used in this Agreement, “Parent Material Adverse Effect” shall mean any event, circumstance, development, change or effect that prevents or materially delays the Parent and Acquisition from consummating the Merger.

                 (iii)     No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) the requirements of the Competition Laws, (B) the filing with the SEC of (1) a Schedule 13E-3 and (2) such schedules and reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Articles of Merger and any related documents with the Secretary of State of the Commonwealth of Pennsylvania and appropriate documents, if any, with the relevant authorities of other jurisdictions in

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which the Company or any of its Subsidiaries does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         (c)     Limited Operations of Parent and Acquisition. Parent and Acquisition were formed on July 13, 2006 and July 12, 2006, respectively, solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities.

         (d)     Financing. Parent has received, executed and delivered a commitment letter, dated as of July 18, 2006 (the “Senior Bank and Bridge Loan Commitment Letter”) from Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) up to $550 million in senior secured debt financing ($450 million of which would be in the form of term loans and $100 million of which would be in the form of a revolving credit facility ($75 million of which revolving credit facility is committed and $25 million of which is subject to syndication)) and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of not less than $365 million of senior subordinated notes, up to $365 million of bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, to complete the transactions contemplated hereby (such financing described in the Senior Bank and Bridge Loan Commitment Letter, the “Bank Financing”). In addition, Parent has received, executed and delivered a commitment letter, dated as of July 21, 2006 (the “Equity Commitment Letter” and together with the Senior Bank and Bridge Loan Commitment Letter, the “Financing Letters”) from One Equity Partners II, L.P. (“OEP”) pursuant to which OEP has committed, subject to the terms and conditions set forth therein, to provide to Parent an aggregate of $368.2 million in cash in exchange for shares of capital stock of Parent (the “Equity Financing”). The financing committed pursuant to the Financing Letters is referred to as the “Financing.” True and complete copies of the Financing Letters as in effect on the date of this Agreement have been furnished to the Company. As of the date of this Agreement, the Financing Letters are valid and in full force and effect. The financing sources’ obligations to fund the commitments under the Financing Letters are not subject to any conditions other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Acquisition. Neither Parent nor Acquisition is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) makes or is reasonably likely to make any of the statements set forth in any Financing Letter inaccurate, (B) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (C) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in any Financing Letter. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof). The aggregate proceeds contemplated by the Financing Letters will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and any other payments contemplated in this Agreement and to pay all fees and expenses related to the Financing or the Merger.

         (e)     Litigation and Orders. As of the date hereof: (i) there is no claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or Acquisition, the resolution of which, individually or in the aggregate, would materially and adversely affect Parent’s or Acquisition’s ability to consummate any of the transactions contemplated by this Agreement or that would have a Parent Material Adverse Effect and (ii) there are no Orders outstanding against Parent or Acquisition or affecting the properties, assets or business operations of Parent or Acquisition, the operation or effect of which, individually or in the aggregate, would materially and

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adversely affect Parent’s or Acquisition’s ability to consummate any of the transactions contemplated by this Agreement or that would have a Parent Material Adverse Effect.

         (f)     Guarantee. Concurrently with the execution of this Agreement, Parent and Acquisition have delivered to the Company the guarantee of OEP in the form attached as Annex I to this Agreement (the “Guarantee”). The Guarantee has been duly executed and delivered by OEP and constitutes the valid and binding obligation of OEP enforceable against OEP in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Guarantee has not been replaced, amended or modified and is in full force and effect.

         (g)     Rollover Agreements. Each Rollover Agreement requires the Rollover Shareholder party thereto to vote in favor of the Merger and contains a provision that such voting agreement may be specifically enforced by the Company.

         (h)     No Additional Representations. Parent and Acquisition acknowledge that none of the Company, its Subsidiaries, or any other Person acting on behalf of any of them has made (i) any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of or held by the Company or its Subsidiaries, or (ii) any representation or warranty, express or implied, as to the accuracy or completeness of any information provided to Parent and Acquisition in connection with the transactions contemplated by this Agreement regarding the Company or its Subsidiaries, except, with respect to each of clauses 3.2(g)(i) and (ii), as expressly set forth in this Agreement or disclosed on the Company Disclosure Schedule. For purposes of this Agreement, “Assets” means all of the Company’s and its Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used in connection with, or related to, the business owned by the Company or its Subsidiaries or in which the Company or its Subsidiaries has any interest.

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ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.      Conduct of Business By Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, (ii) to the extent that Parent shall otherwise consent in writing, or (iii) as required by Law, the Company shall, and shall cause each of its Subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, (ii) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, or (iii) as required by Law, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a)     (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by Subsidiaries of the Company to the Company or a wholly-owned Subsidiary of the Company or pursuant to any joint venture arrangements with CFSC Capital Corp. XXXIV or its affiliates pursuant to the CFSC Agreement existing as of the date hereof, in the ordinary course of business and consistent with past practices), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor (except upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement as set forth on Section 3.1(b) of the Company Disclosure Schedule to the extent cashless exercises are provided for in the Stock Plan governing such Company Stock Option or in the warrant agreement governing Company Warrants);

          (b)     (i) except for shares of Company Common Stock issuable pursuant to Company Stock Options, Company RSUs or Company Warrants outstanding on the date of this Agreement and that are issued in accordance with the current terms thereof, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Options, Company RSUs or Company Warrants) or any Stock Plan except as necessary to effect the provisions of Section 2.3 hereof;

          (c)     amend or propose to amend the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries;

          (d)     (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, (ii) acquire or agree to acquire any assets, except for acquisitions of inventory, equipment, supplies and portfolio accounts in the ordinary course of business and consistent with past practice or (iii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than (A) loans or advances to, or investments in, wholly-owned Subsidiaries of the Company in the ordinary course of business consistent with past practice, (B) advances to employees in the ordinary course of business consistent with past practices, (C) joint ventures formed to make acquisitions of portfolio accounts permitted by Section 4.1(d)(ii) in accordance with the Amended and Restated Exclusivity Agreement, dated as of June 30, 2005, by and among CFSC Capital Corp. XXXIV and NCOP Lakes, Inc., NCO Financial Systems, Inc., NCO Portfolio Management, Inc., NCO Group, Inc., NCOP Capital, Inc., and NCOP Capital I, LLC (the “CFSC Agreement”), (D) intercompany mergers between or among wholly-owned Subsidiaries of the Company, or (E) as required by existing agreements all of which are set forth in Subsections (i) through (viii) of Section 3.1(t) of the Company Disclosure Schedule;

         (e)     sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than Permitted Encumbrances or Liens arising under the credit facilities referred to in Section 4.1(h) below and

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purchase money security interests in the ordinary course consistent with past practices), any of its assets, other than (i) sales of portfolio accounts in the ordinary course of business consistent with past practice and (ii) other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed does not exceed $1,000,000;

          (f)     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries (other than liquidation or dissolutions of Subsidiaries as permitted by Section 4.1(s));

          (g)     except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or required pursuant to any Plan or any employment agreement existing on the date of this Agreement, (i) grant to any current or former director, officer, employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, or officer or (iii) establish, adopt or become obligated under any new Company Plan or amend (including by accelerating rights or benefits under) any such Company Plan in existence on the date hereof (except, in each case, to the extent required by applicable Law);

          (h)     (i) assume, incur or guarantee any indebtedness after the date hereof in excess of $1,000,000 in the aggregate at any one time outstanding, except for borrowings in the ordinary course of business (A) under the revolving credit facility under the Citizen Loan Agreement, (B) under the Credit Agreement dated as of November 26, 2003, as amended as of June 30, 2005 by and among NCOP Capital, Inc. and CFSC Capital Corp. XXXIV, (C) under the Credit Agreement dated as of March 31, 2005 by and between NCOP Capital I, LLC. and CFSC Capital Corp. XXXIV, (D) under the Credit Agreement dated as of September 12, 2005 by and between NCOP Capital II, LLC and CFSC Capital Corp. XXXIV, and (E) under the Credit Agreement dated as of August 2002 by and between NCOP Lakes, Inc. and CFSC Capital Corp. XXXIV, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities (other than notes issued to evidence indebtedness otherwise permitted under this subsection (h)), (iii) guarantee any other obligations of any other Person (other than the Company’s Subsidiaries) or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person (other than the Company’s Subsidiaries) or any other agreement having the same economic effect;

          (i)     other than as required by SEC guidelines, GAAP or applicable Law, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

          (j)     settle or compromise any pending or threatened claims, litigation, arbitrations or other proceedings (i) involving payments by the Company or any of its Subsidiaries of more than $1,500,000 in the aggregate (net of insurance proceeds), (ii) involving potential payments to the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate (other than the settlement of portfolio accounts in the ordinary course of business), (iii) that admit liability or consent to non-monetary relief (other than non-monetary relief agreed to in connection with claims, litigation, arbitrations or other proceedings with regulatory and governmental agencies in the normal course of business consistent with past practices), or (iv) that otherwise would reasonably be expected to have a Company Material Adverse Effect;

          (k)     (i) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,500,000 in the aggregate, other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness in excess of $1,000,000 in the aggregate (other than consumer collection accounts in the ordinary course of business consistent with past practices), (iii) waive or assign any claims or rights of substantial value other than in the ordinary course of business or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for the Confidentiality Agreement);

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          (l)     (i) make or rescind any material tax election other than in the ordinary course consistent with past practices, (ii) take any tax position outside the ordinary course of business that previously was not asserted by the Company or applicable Subsidiary, (iii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes in excess of $1,500,000 in the aggregate or (iv) make any material change to its method or accounting period of reporting income, deductions or other tax items for tax purposes;

         (m)     enter into any license with respect to Company Owned Intellectual Property with any third party unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

         (n)     permit any material item of Company Owned Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;

         (o)     enter into any new line of business;

         (p)     make any capital expenditures, except for (i) capital expenditures contemplated by the Company’s 2006 budget as made available to Parent and Acquisition prior to the date of this Agreement or (ii) other capital expenditures which, taken together with all such other capital expenditures made after the date hereof, collectively, do not exceed $1,000,000 in the aggregate;

         (q)     enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to result in a Violation of such contract, agreement or arrangement;

         (r)     enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated would reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

        (s)     alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, other than liquidations of the Company’s wholly-owned Subsidiaries or mergers, reorganizations, or restructurings solely among wholly-owned Subsidiaries of the Company;

        (t)     knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

       (u)     agree to or make any commitment to take any actions prohibited by this Section 4.1.

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ARTICLE V

ADDITIONAL AGREEMENTS

5.1.      Access to Information; Confidentiality. Except as otherwise prohibited by applicable Law or the terms of any agreement entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours, reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof. Each of the parties hereto confirm that the Non-Disclosure Agreement dated June 29, 2006 between OEP and the Company (the “Confidentiality Agreement”) shall remain a binding, valid and enforceable obligation between the signatories thereto and shall not be amended or modified except by a writing signed by each of the Company, the Special Committee and OEP. Each of the Parties hereto shall hold and cause its representatives and affiliates to hold in confidence all documents and information furnished to it in connection with the transaction contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement.

5.2.      No Solicitation.

         (a)     Subject to Section 5.2(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall direct its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of any of its Subsidiaries (such Persons, collectively, the “Company Representatives”) not to, and shall be responsible for noncompliance with the following provisions by any of the foregoing, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) any prospective purchaser or invite the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement (as defined below)) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(b), the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal.

         (b)     If at any time prior to obtaining Company Shareholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received after the date hereof a Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that such action is in the best interests of the Company, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided

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to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee if such committee still exists) from taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

         (c)     Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, release a person from a standstill with the Company or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to the proposed issuer of any such securities); provided, that the Company shall not be prohibited from entering into a Permitted Alternative Agreement in accordance with Section 7.1(g). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may, so long as the Company has complied with its obligations under this Section 5.2, in response to the receipt of a bona fide written Company Acquisition Proposal, make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal.

         (d)     From and after the date hereof, the Company shall (i) promptly inform Parent on a regular basis of the status of and material developments respecting any inquiries, proposals and/or negotiations (including the identity of the Person making any such inquiry or proposal and as to the material terms and price in respect of any Company Acquisition Proposal), (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all written acquisition proposals and related correspondence sent or provided to the Company or any Company Representatives from any Person and (iii) provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) or to enter into a Permitted Alternative Agreement (it being understood that the Company shall not be entitled to take any of the actions described in Section 7.1(f), or to terminate this Agreement in accordance with Section 7.1(g) unless and until it (1) provides Parent not less than three Business Days’ notice of such proposed action or termination, as the case may be, (2) makes available to Parent all materials and information made available to the person making the Superior Proposal in connection with such Superior Proposal, and (3) for the five Business Day period following delivery to Parent of such notice and the provision of the materials and information referred to in (2) above, shall, if requested by Parent, negotiate in good faith with Parent with respect to any modifications to the terms of this Agreement that are proposed by Parent after its receipt of notice of the Superior Proposal).

         (e)     As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose

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business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

         (f)     As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement.

         (g)     As used in this Agreement, “Superior Proposal” means a written Company Acquisition Proposal (but changing the references to “20% or more” in the definition of “Company Acquisition Proposal” to “50% or more”) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines (taking into account such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (A) would, if consummated, result in a transaction that is more favorable to the Company (taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood and timing of consummation in light of all financing, regulatory, legal and other aspects of such proposal) than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) is capable of being, and is reasonably likely to be, completed (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

5.3.      Fees and Expenses.

            (a)     General. Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

            (b)     Fees and Expenses Upon Termination.

      (i)     In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h), then the Company shall reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it, Parent and Acquisition in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Parent and its affiliates) up to a maximum of $5,000,000 (the “Expenses”) in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within five (5) days after termination of this Agreement if Parent terminates this Agreement pursuant to Section 7.1(h).

      (ii)     In the event of any termination of this Agreement by Parent under Section 7.1(d) and the breach or failure to perform therein is a knowing breach or failure to perform, as the case may be, and (A) at the time of such breach a Company Acquisition Proposal remains outstanding and (B) the Company consummates a transaction agreement with respect to such Company Acquisition Proposal within twelve (12) months of the date of such termination, then the Company shall pay to OEP, a fee in the amount of $35,000,000 (the “Company Termination Fee”) in cash, by wire transfer of immediately available funds to an account designated by Parent, as promptly as reasonably practicable (and in any event within two (2) Business Days after such consummation).

      (iii)     In the event of any termination of this Agreement by Parent under Section 7.1(f), then the Company shall pay to OEP, a fee in the amount of the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, within five (5) days after termination of this Agreement.

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      (iv)     In the event of any termination of this Agreement by the Company under Section 7.1(g), then the Company shall pay to OEP the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement.

      (v)     In the event of any termination of this Agreement by Parent or the Company under Section 7.1(c), if, but only if (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not irrevocably withdrawn and (B) within twelve (12) months after such termination pursuant to Section 7.1(c), a definitive agreement is entered into with respect to a transaction that would have constituted a Company Acquisition Proposal or such a transaction is consummated (the “Subsequent Transaction”), then the Company shall pay to OEP the Company Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in clause (B) above.

      (vi)     In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) if, but only if (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Special Meeting and not irrevocably withdrawn and (B) within twelve (12) months after such termination pursuant to Section 7.1(h), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, then the Company shall pay to OEP, the Company Termination Fee (less Expenses previously paid to Parent pursuant to Section 5.3(b)(i)) in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in clause (B) above.

      (vii)     In the event that this Agreement is terminated (1) by the Company pursuant to Section 7.1(e) as a result of a breach by Parent or Acquisition of its obligations to effect the Closing if and when required by this Agreement, or (2) by the Company or Parent pursuant to Section 7.1(c) and, at the time of such termination pursuant to Section 7.1(c), the conditions set forth in (a) Section 6.1 either (A) have been satisfied or (B) have not been satisfied as a result of Parent’s or Acquisition’s failure to fulfill, in any material respects, any of its obligations under this Agreement, (b) Section 6.2 have been satisfied, and (c) Parent is in breach of its obligations to close if and when required pursuant to Section 1.2 of this Agreement, then, Parent shall pay to the Company a fee of $35,000,000 (the “Parent Termination Fee”) in immediately available funds no later than three (3) business days after such termination.

             (c)     Each of the Company, Parent and Acquisition (for themselves and their respective affiliates) hereby acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. In the event the Company shall fail to pay Parent the Company Termination Fee or the Expenses or Parent shall fail to pay the Company the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.

             (d)     Notwithstanding anything to the contrary in this Agreement, (i) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 5.3 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Acquisition, OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Acquisition and the failure of the Merger to be consummated in breach of this Agreement, and (ii) except for the survival of Section 5.1, Section 5.4 and Article VIII, upon payment of the Parent Termination Fee in accordance with this Section 5.3, none of

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Parent, Acquisition, OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and the Company and its affiliates shall be precluded from any other remedy against Parent, Acquisition or OEP and their respective affiliates, stockholders, partners, members, directors, officers, or agents, at Law or in equity or otherwise, and neither the Company nor any of its affiliates, stockholders, partners, members, directors, officers, or agents may seek to obtain any injunctive relief or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Acquisition or OEP or any of their respective affiliates, stockholders, partners, members, directors, officers, or agents in connection with this Agreement or the transactions contemplated hereby.

      (e)     In no event shall Parent be required to pay more than one Parent Termination Fee and in no event shall the Company be required to pay more than one Company Termination Fee.

5.4.      Brokers or Finders.

           (a)     The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or its affiliates, except for Credit Suisse, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

           (b)     Parent and Acquisition represent that no agent, broker, investment banker, financial advisor or other firm or person engaged by Parent or Acquisition is or will be entitled to receive from the Company or any of the Company’s Subsidiaries any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition except as set forth in the Senior Bank and Bridge Loan Commitment Letter and as set forth on Exhibit 5.4(b).

5.5.      Indemnification; Directors’ and Officers’ Insurance.

           (a)     From and after the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer (an “Indemnified Person”) of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative or investigative (each a “Claim”) to the extent arising out of or pertaining to: (x) the fact that such Indemnified Person is or was a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise; or (y) matters existing or occurring at or prior to the Effective Time (including this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Law. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, (x) the Surviving Corporation shall pay as and when due on behalf of such Indemnified Person the legal and other expenses of such Indemnified Person (including the cost of any investigation and preparation incurred in connection therewith) after such statements therefor are received, subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Claim (and in which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such

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Indemnified Person otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

           (b)     Parent and the Surviving Corporation agree that all rights to indemnification of liabilities (including advancement of expenses), and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company Articles or the Company’s bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the PBCL, the Company Articles or the Company’s bylaws, as the case may be, shall be made by independent legal counsel (whose fees and expenses shall be paid by Surviving Corporation) selected by such Indemnified Person and reasonably acceptable to Parent; and provided, further that nothing in this Section 5.5 shall impair any rights or obligations of any current or former director or officer of the Company or its Subsidiaries, including pursuant to the respective organizational documents of Parent or the Company, or their respective Subsidiaries, under the PBCL or otherwise.

           (c)     For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby “D&O Insurance”), covering Indemnified Persons who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous to Indemnified Persons than such existing insurance; provided, that the Surviving Corporation shall not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled, or if 300% of the Current Premium is insufficient to maintain or procure the coverage contemplated by this Section 5.5(c), during such six-year period, the Surviving Corporation will use its commercially reasonable efforts to obtain as much comparable insurance as can be obtained for 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnified Persons than the Company’s D&O Insurance existing immediately prior to the date hereof. If such prepaid policies have been obtained prior to the Effective Time, then the Surviving Corporation shall maintain such policies in full force and effect and continue the obligations thereunder.

           (d)     The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives. This Section 5.5 shall not limit or adversely affect any rights any Indemnified Person may have under the Company’s or any of its Subsidiary’s organizational documents, under the PBCL or otherwise.

           (e)     If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets (including for this purpose, the shares or other equity interests in a Subsidiary) to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or the acquirer of such properties and assets or interests) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.5.

           (f)     Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.

5.6.      Reasonable Best Efforts.

           (a)     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the

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transactions contemplated by this Agreement including, in the case of Parent and Acquisition, the arrangement of the Financing.

           (b)     If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

           (c)     The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Acquisition (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing or any Alternative Financing (as hereinafter defined), including (i) by making available to Parent and Acquisition and such financing sources and their representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, representatives, documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources (subject to the receipt of a customary confidentiality agreement or their agreeing in writing with the Company to be bound by the Confidentiality Agreement), (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Acquisition and such financing sources and (iii) by using commercially reasonable efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or Alternative Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

           (d)     Parent and Acquisition shall use their respective reasonable best efforts to obtain financing for the transactions contemplated hereby on terms and conditions described in the Financing Letters, including their respective reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) satisfy on a timely basis all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control. If any portion of the Bank Financing becomes unavailable on the terms and conditions described in the Senior Debt and Bridge Loan Commitment Letter for any reason, then Parent and Acquisition shall use their respective reasonable best efforts to obtain any such portion from alternative sources (the “Alternative Financing”); provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Senior Debt and Bridge Loan Commitment Letter from financial sources at least as reputable as the financing sources providing the commitments pursuant to the Senior Debt and Bridge Loan Commitment Letter. Parent shall give the Company prompt written notice of any material breach by any party of the Senior Debt and Bridge Loan Commitment Letter of which it has knowledge or any termination of the Senior Debt and Bridge Loan Commitment Letter. Parent and Acquisition shall keep the Company informed of all material developments with respect to their respective efforts to arrange the financing for the transactions contemplated hereby and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Senior Debt and Bridge Loan Commitment Letter without (i) the prior written consent of the Company (acting through the Special Committee) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Bank Financing contemplated thereby will be obtained and (ii) in the case of an amendment not covered by clause (i), notice to the Company.

5.7.      Publicity. The parties hereto will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger, the Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party

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before issuing any such press release or making any such public announcement. The parties hereto have agreed that the Company may issue the press release attached hereto as Exhibit 5.7 promptly following the execution and delivery of this Agreement.

5.8.      Consents and Approvals; State Takeover Laws.

           (a)     Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) and any other applicable Governmental Entity any notification required to be filed by it or its “ultimate parent” company under any applicable Competition Laws Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

           (b)     Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, no party or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, to make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

           (c)     Each party hereto agrees to use their respective reasonable best efforts to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act or any other applicable Competition Laws.

           (d)     Without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

           (e)     Parent agrees to take whatever action may be necessary to resolve any objections as may be asserted under the HSR Act or any other applicable Competition Laws with respect to the Merger. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent pursuant to this Section 5.8(e) shall entitle Parent to any reduction of the Per Share Merger Consideration.

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5.9.      Notification of Certain Matters. Each party shall give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) (i) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of an Order which relates to the consummation of the transactions contemplated hereby or (ii) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of any Order affecting the Company or any of its Subsidiaries or any of their respective properties or assets, which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

5.10.  Continuation of Employee Benefits. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting, salary continuation and similar agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

5.11.  Information Supplied by Company. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting, or at the time of any amendment or supplement thereof, or in the case of the Schedule 13E-3, on the date that it is filed with the SEC, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur that is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be timely so described by the Company therein. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each document required to be filed by the Company with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of Parent or Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.12.  Information Supplied by Parent. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the holders of Company Common Stock or on the Meeting Date, or at the time of any amendment or supplement thereof, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time

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prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or the Schedule 13E-3, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, then Parent or Acquisition shall promptly notify the Company of the occurrence of such event, and to the extent required by Law, an appropriate amendment or supplement describing such event shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each document required to be filed by Parent or Acquisition with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

5.13.  Preparation of the Proxy Statement; Special Meeting.

        (a)     As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after such filing, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading in any material respect. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3 and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses), prior to filing such documents with or sending such documents to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If, at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

        (b)     The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Company Articles and the Company’s bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2, shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.2, the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s shareholders and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to

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the Company of any Company Acquisition Proposal. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 7.1, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall terminate.

5.14.  Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

           (a)     This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the Required Vote.

           (b)     (i) All applicable waiting periods (including any extensions thereof) under any Competition Law applicable to the transactions contemplated hereby shall have expired or been terminated, (ii) all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made, and (iii) all material consents, approvals and actions of, filings with, and notices to, all other Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be; provided, however, that the condition set forth in this Section 6.1(b) may not be asserted by any party hereto whose breach of its obligations hereunder has resulted in a failure to obtain such required approval.

           (c)     No Law or Order shall be in effect that prevents or restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party hereto shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

6.2.      Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a)     Each of the representations and warranties of the Company (i) set forth in Section 3.1(b)(i) and (ii) of this Agreement (the “Specified Sections”) shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that, any representation or warranty of the Company contained herein that is subject to a materiality, Company Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph), as of the Closing Date as though made on and as of the Closing Date (provided that to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be true and correct do not and would not reasonably be expected to have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

          (b)     The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

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         (c)     The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, would reasonably be expected to have a Company Material Adverse Effect; and Company shall have received all consents or made all filings necessary to provide for the continuation in full force and effect after the Effective Time of all material licenses listed on Section 3.1(f) of the Company Disclosure Schedule.

         (d)     There shall not have occurred after the date of this Agreement any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects, that has or have had or would reasonably be expected to have a Company Material Adverse Effect, whether or not covered by insurance.

         (e)     The Bank Financing shall be available for borrowing on the Closing Date on the terms and conditions set forth in the Senior Bank and Bridge Loan Commitment Letter or by way of the Alternative Financing; provided, however, that the condition set forth in this Section 6.2(d) may not be asserted by Parent or Acquisition if the Bank Financing is unavailable due to the breach in any material respect by (i) Parent or Acquisition of their respective obligations hereunder or (ii) OEP of its obligations under the Equity Commitment Letter.

6.3.    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a)     The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition by an executive officer of each of them to the effect set forth in this paragraph.

         (b)     Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by an executive officer of each of them to the effect set forth in this paragraph.

ARTICLE VII

TERMINATION; ABANDONMENT; AMENDMENT

7.1.   Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval:

        (a)     by mutual written consent of the Company, Parent and Acquisition;

        (b)     by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has become final and non- appealable and has the effect of making the consummation of the Merger illegal or that otherwise prohibits consummation of the Merger;

        (c)     by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on the later of (i) January 21, 2007 or (ii) the earlier of (A) March 21, 2007 and (B) thirty (30) days following the receipt of all required regulatory approvals in connection with this Agreement and the transactions contemplated hereby (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

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        (d)     by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Section 6.1 or Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of 30 days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second day preceding the Termination Date);

        (e)     by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the conditions set forth in Section 6.1 or Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of 30 days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such 30 day period extend beyond the second day preceding the Termination Date);

        (f)     by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s shareholders that they approve this Agreement, the Merger and the transactions contemplated hereby at the Special Meeting, (iii) a tender or exchange offer that would constitute a Company Acquisition Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against such tender or exchange offer by the shareholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the shareholders of the Company) within ten business days from the commencement thereof, (iv) the Company shall have failed to call the Special Meeting in accordance with Section 5.13 or shall have failed to deliver the Proxy Statement in accordance with Section 5.13 such that the Special Meeting cannot be held at least three (3) Business Days prior to the Termination Date or (v) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

        (g)     by the Company, at any time prior to obtaining the Company Shareholder Approval, upon the Board of Directors of the Company (acting through the Special Committee if such committee still exists) resolving to enter into, subject to the terms of this Agreement, including Section 5.3, a definitive agreement containing a Company Acquisition Proposal by a third party; provided, that (i) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) shall not so resolve unless (A) the Company shall have complied with its obligations under Section 5.2, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal, and (C) the Company shall have fully negotiated the final terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company (acting through the Special Committee if such committee still exists) so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; (iii) such termination pursuant to this Section 7.1(g) shall not be effective until the end of the fifth Business Day after Parent’s receipt of notice of the final terms and conditions of such Company Acquisition Proposal (or longer as required by Section 5.2), and such termination shall be deemed rescinded unless at least five (5) Business Days after such notice is received by Parent, and taking into account any revised proposal made by Parent after receipt of such notice, the Board of Directors of the Company determines in good faith (after consultation with its independent financial advisors and outside counsel) that such Superior Proposal remains a Superior Proposal; and (iv) the Company shall have the right to enter into such a definitive agreement (a “Permitted Alternative Agreement”) containing a Company Acquisition Proposal during the period commencing upon the Board of Directors of the Company so resolving in accordance with this Section 7.1(g) and ending upon the termination of this Agreement pursuant to this Section 7.1(g) so long as (A) the

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effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 5.2, Section 5.3 and this Section 7.1(g), (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 7.1(g), (C) the effectiveness of such agreement shall be conditioned upon the Board of Directors resolving, at least five (5) Business Days after the notice referred to in clause (iii) above is received by Parent, and taking into account any revised proposal made by Parent after receipt of such notice, in good faith (after consultation with its independent financial advisors and outside counsel) that such Superior Proposal remains a Superior Proposal and (D) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; or

        (h)     by Parent or the Company, if the Special Meeting is held and the Company fails to obtain the Company Shareholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof); provided that the right to terminate under this Section 7.1 shall not be available to the Company if the Company is in material breach of its obligations under Sections 5.2 or 5.13 in a manner that could reasonably be expected to adversely affect the result of the Special Meeting.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties specifying such provision by which such termination is being made.

7.2.    Effect of Termination. In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or shareholders, except that (a) the last sentence of Section 5.1, Section 5.3, Section 5.4, the last sentence of Section 5.6(c), this Section 7.2 and Article VIII shall remain in full force and effect and survive such termination and (b) no such termination shall relieve any party from liability for a material and willful breach of any term or provision hereof. Notwithstanding anything in this Agreement to the contrary, no party shall be liable for any punitive, consequential, special or exemplary damages.

ARTICLE VIII

MISCELLANEOUS

8.1.    Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

8.2.    Specific Performance. Except as provided in Section 5.3(d), the parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

8.3.    Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after

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the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a)	if to Parent or Acquisition, to it:

c/o One Equity Partners II, L.P. 320 Park Avenue, 18th Floor New York, NY 10022 Attention: James Rubin and Daniel Selmonosky Facsimile: (212) 277-1533

with a copy to:

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Attention: Carmen J. Romano, Esquire Facsimile: (215) 994-2222

and

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert J. Raymond, Esquire Facsimile: (212) 225-3999

(b)	if to the Company, to:

NCO Group, Inc. 507 Prudential Road Horsham, PA 19044 Attention: Joshua Gindin, Esquire Facsimile: (215) 441-3931

with a copy to:

Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attention: Lawrence R. Wiseman, Esquire Facsimile: (215) 832-5549

and

Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Attention: Bob Thompson, Esquire Facsimile: (615) 742-2762

8.4.     Interpretation; Definitions. As used herein, the words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning

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set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the Knowledge of” any Person or any similar phrase means the actual knowledge of: (i) with respect to the Company, the persons identified in Section 8.4 of the Company Disclosure Schedule and (ii) with respect to any other Person, the executive officers and directors of such Person. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.5.     Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6.     Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules, annexes and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.3(d) and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No shareholder or affiliate of any party shall have any liability for any obligation of such party hereunder.

8.7.     Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Shareholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the shareholders of the Company without so obtaining such further shareholder approval.

8.8.     Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting through the Special Committee if such committee still exists), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.9.     Governing Law. This Agreement, the Merger and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

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8.10.     Jurisdiction.

      (a)     Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Eastern District of Pennsylvania. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (b)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11.     Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment in violation of the foregoing shall be null and void.

8.12.     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:

NCO GROUP, INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Finance and
Chief Financial Officer

PARENT:

COLLECT HOLDINGS, INC.

By:	/s/ Daniel Selmonosky
Name:	Daniel Selmonosky
Title:	President

ACQUISITION:

COLLECT ACQUISITION CORP.

By:	/s/ Jamie Rubin
Name:	Jamie Rubin
Title:	Secretary

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ANNEX B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

July 21, 2006

Special Committee of the Board of Directors
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

Members of the Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, no par value per share (“NCO Common Stock”), of NCO Group, Inc. (“NCO”), other than the Rollover Shareholders (as defined below) and their respective affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 21, 2006 (the “Merger Agreement”), among Collect Holdings, Inc. (“Parent”), an affiliate of One Equity Partners LLC (“OEP”), Collect Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and NCO. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into NCO (the “Merger”) pursuant to which NCO will become a wholly owned subsidiary of Parent and each outstanding share of NCO Common Stock will be converted into the right to receive $27.50 in cash (the “Merger Consideration”). As more fully described in the Merger Agreement, in connection with the Merger, certain holders of NCO Common Stock have entered or may enter into an agreement to contribute shares of NCO Common Stock held by such holders to Parent in exchange for shares of the capital stock of Parent (such contributing shareholders, the “Rollover Shareholders”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to NCO. We also have reviewed certain other information relating to NCO, including financial forecasts, provided to or discussed with us by NCO, and have met with the management of NCO to discuss the business and prospects of NCO. We also have considered certain financial and stock market data of NCO, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of NCO, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for NCO that we have reviewed, the management of NCO has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NCO as to the future financial performance of NCO. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on NCO or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NCO, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of NCO Common Stock (other than the Rollover Shareholders and their respective affiliates) of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to NCO, nor does it address the underlying business decision of NCO to proceed with the Merger.

B-1

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Special Committee of the Board of Directors
NCO Group, Inc.
July 21, 2006

We have acted as financial advisor to the Special Committee of the Board of Directors of NCO (the “Special Committee”) in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, NCO has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided investment banking and other financial services to NCO, for which services we and our affiliates have received compensation. We and our affiliates also from time to time in the past have provided and in the future may provide investment banking and other financial services to OEP, its affiliates and certain of their respective portfolio companies, for which services we and our affiliates have received, and may receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in affiliates of OEP. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NCO, Parent and any other entities that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Special Committee in connection with its evaluation of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of NCO Common Stock (other than the Rollover Shareholders and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

REVOCABLE PROXY	REVOCABLE PROXY

PROXY

NCO GROUP, INC.

SPECIAL MEETING OF SHAREHOLDERS

November 9, 2006

10:00 a.m.

Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NCO GROUP, INC.

The undersigned hereby constitutes and appoints Steven Leckerman and Steven L. Winokur, (collectively the “Named Proxies”) or either of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Shareholders of NCO Group, Inc. (“NCO”) to be held on November 9, 2006, and at any postponement or adjournment thereof, and to vote all shares of NCO common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN NCO’S PROXY STATEMENT.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE NAMED PROXIES INTEND TO VOTE “FOR” PROPOSALS 1 AND 2. HOWEVER, NO PROXY VOTED AGAINST PROPOSAL 1 WILL BE VOTED IN FAVOR OF PROPOSAL 2.

Please Mark Here for Address Change SEE REVERSE SIDE

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2006 (as it may be amended from time to time, the “merger agreement”), by and among NCO, Collect Holdings, Inc. (“Parent”) and Collect Acquisition Corp., a wholly owned subsidiary of Parent, (“Acquisition”), pursuant to which, upon the merger becoming effective, each outstanding share of NCO common stock, no par value per share, other than shares held in the treasury of NCO or owned by Parent (including shares contributed to Parent in exchange for equity securities of Parent by members of NCO’s current senior management and Michael J. Barrist’s family members and trusts formed for his or their benefit) or Acquisition, will be converted into the right to receive $27.50 in cash, without interest.

FOR	AGAINST	ABSTAIN

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

FOR	AGAINST	ABSTAIN
3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held on November 9, 2006, the Proxy Statement relating thereto and the enclosed additional SEC documents of NCO.

Dated: _________________________________________, 2006

____________________________________________________

Signature

____________________________________________________

Title(s), if applicable

____________________________________________________

Signature if held jointly

Please sign your name exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Please check box if you are attending the Special Meeting in person.

FOLD AND DETACH HERE